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P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated February 6, 2004)

Filed Pursuant to Rule 424(b)(5)
Registration No.'s 333-112354 and
333-112354-01

$600,000,000

Willis North America Inc.

$250,000,000 5.125% Senior Notes due 2010
$350,000,000 5.625% Senior Notes due 2015

Fully and unconditionally guaranteed by

Willis Group Holdings Limited

        Willis North America Inc. will issue senior notes in two series: $250,000,000 aggregate principal amount that will mature on July 15, 2010, and bear interest at 5.125% per annum; and $350,000,000 aggregate principal amount that will mature on July 15, 2015, and bear interest at 5.625% per annum.

        Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year beginning January 15, 2006. The notes will rank equally with all future unsecured, unsubordinated indebtedness of Willis North America Inc.

        The 2010 notes and 2015 notes may be redeemed at the option of Willis North America Inc. in whole at any time or in part from time to time at a "make-whole" redemption price specified under "Description of Notes—Optional Redemption", plus accrued and unpaid interest, if any, to the redemption date.

        Payment of the principal of and interest on the notes is guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited and Willis Group Limited, which collectively comprise substantially all of the direct and indirect parent entities of Willis North America Inc.

        Investing in these notes involves risks. See "Risk Factors" beginning on page S-14 of this prospectus supplement and page 5 of the accompanying prospectus.

        None of the Securities and Exchange Commission, any state securities commission, the Bermuda Monetary Authority or the Bermuda Registrar of Companies has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 5.125% Senior Note due 2010	Total	Per 5.625% Senior Note due 2015	Total
Public offering price	99.870%	$249,675,000	99.656%	$348,796,000
Underwriting discount	0.600%	$1,500,000	0.650%	$2,275,000
Proceeds to Willis North America Inc. (before expenses)	99.270%	$248,175,000	99.006%	$346,521,000

        The underwriters expect to deliver the notes to purchasers through the book-entry system of The Depository Trust Company and through the facilities of Euroclear and Clearstream, Luxembourg on or about July 1, 2005.

Joint Book-Running Managers

Citigroup	JPMorgan

RBS Greenwich Capital

Banc of America Securities LLC	Credit Suisse First Boston	Lehman Brothers	UBS Investment Bank

ABN AMRO Incorporated	Barclays Capital	Comerica Securities	ING Financial Markets

Lloyds TSB	SunTrust Robinson Humphrey

June 28, 2005

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the notes. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

        We and the underwriters are not making an offer to sell the notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

        All references to "we," "our" or "us" in this prospectus supplement or the accompanying prospectus are to Willis Group Holdings Limited and its consolidated subsidiaries. All references to the "Issuer" and "Willis North America" in this prospectus supplement refer only to Willis North America Inc. and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is modified or superseded by information contained in this prospectus supplement or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. All documents filed (but not those that are furnished) by us to the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering will be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed document.

        The following documents that we previously filed with the SEC are incorporated by reference into this prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004 (attached as Annex A to this prospectus supplement);

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (attached as Annex B to this prospectus supplement); and

  •
  Current Reports on Form 8-K filed on February 16, 2005, April 13, 2005, April 14, 2005, April 22, 2005, April 28, 2005, May 4, 2005 and May 5, 2005.

        We will provide, free of cost, to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such document). Requests for such documents should be directed to Willis Group Holdings Limited, c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX England, Attention: Company Secretary (telephone (44) 20 7488 8111).

BERMUDA MONETARY AUTHORITY

        The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars. The Bermuda Monetary Authority and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

        We have included in this prospectus supplement and the accompanying prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as:

  •
  changes in premium rates;

  •
  changes in fee structures, other forms of market remuneration and market practices;

  •
  the competitive environment;

  •
  the actual cost of resolution of contingent liabilities;

  •
  general economic conditions in different countries around the world;

  •
  fluctuations in currency exchange rates and global equity and fixed income markets; and

  •
  other factors disclosed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus.

        Although we believe that the expectations reflected in forward-looking statements are reasonable, we can give no assurance that those expectations will prove to be correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are qualified by reference to this cautionary statement.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the sections entitled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and our financial statements and the related notes contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision.

The Willis Group

History of the Willis Group

        Willis Group Holdings Limited is the ultimate holding company for the Willis Group. We trace our history to 1828 and are one of the largest insurance brokers in the world.

        Willis Group Holdings Limited was incorporated in Bermuda on February 8, 2001 as an exempted company under the Companies Act 1981 of Bermuda, as amended, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom to Bermuda.

        Willis North America Inc. was incorporated in Delaware on December 20, 1928 and is a subsidiary of Willis Group Limited, which, in turn, is an indirect subsidiary of Willis Group Holdings Limited. Willis North America is a holding company for the operations of numerous subsidiaries in North America which are licensed insurance brokers. Willis North America's principal executive offices are located at 7 Hanover Square, New York, New York 10004, and its telephone number is (212) 344-8888.

        Effective May 8, 2001, Willis Group Holdings exchanged shares of its common stock for all the issued and outstanding ordinary shares of TA I. On April 10, 2001, Willis Group Holdings made an offer to exchange one of its non-voting management common shares for each outstanding non-voting management ordinary share of TA I. The non-voting management shares issued by Willis Group Holdings automatically converted into voting shares on consummation of the Willis Group Holdings' initial public offering. In addition, all management ordinary stock options of TA I were rolled over into identical stock options of Willis Group Holdings. As a consequence of these transactions, Willis Group Holdings is the beneficial owner of 100% of TA I's issued and outstanding share capital.

        Willis Group Holdings completed an initial public offering of approximately 16% of the shares of its common stock in June 2001. In November 2001, May 2002, April 2003 and February 2004 approximately 12%, 15%, 16% and 15%, respectively, of the shares of its common stock were publicly sold through secondary public offerings.

        For several years, we have focused on our core retail brokerage operations, and part of this overall strategy has included divesting our third-party claims administration businesses, our US wholesale unit, the Stewart Smith Group (in April 2005) and other non-core business interests. In recent years, we have made a number of acquisitions around the world and have increased our ownership in several of our associates which were not wholly-owned where doing so strengthened our retail network and our specialty businesses. In 2004, our acquisitions included a 50% interest in Shanghai Pudong Insurance Brokers Limited (since renamed Willis Pudong Insurance Brokers Co. Limited), China's leading insurance broker; a 56% interest in Coyle Hamilton, Ireland's largest privately owned insurance broker, with the remaining interests to be acquired in 2007 and 2009; Opus Holdings Limited, an insurance brokerage business based in the United Kingdom, together with acquisitions in Denmark, Hong Kong and Mexico. In January 2005, we acquired the business of Essence Insurance Broker Co., Ltd, an insurance broker based in Taiwan; and C R King and Partners Limited, an insurance broker based in England. We also acquired PRIMARY Worldwide Corporation in January 2005, and CGI Consulting, Inc. in February 2005, both of which are US employee benefits firms.

        For administrative convenience, we utilize the offices of a subsidiary company as our principal executive offices. The address is c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX, England and the telephone number is (011) 44-20-7488-8111.

Our Business

        We and our associates serve a diverse base of clients located in more than 180 countries. These clients include major multinational and middle-market companies in a variety of industries, as well as public institutions and individual clients. Many of our client relationships span decades. With approximately 15,800 employees around the world and a network of approximately 300 offices in some 80 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients.

        We provide a broad range of insurance brokerage and risk management consulting services to our clients worldwide. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk and negotiating and placing insurance risk with insurance carriers through our global distribution network.

        We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risks to the global insurance and reinsurance markets and then execute transactions at the most appropriate available price, terms and conditions for our clients. Our global distribution network enables us to place risks in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses) to a variety of due diligence services and the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurance risks for our own account.

        2004 was a challenging year for the insurance industry: rates declined as the market softened and regulatory investigations, in particular by the New York Attorney General, led to a reassessment of market practices. We believe 2005 will be another challenging year. The reassessment of market practices continues and there have been further declines in insurance premium rates across most lines of business.

Competitive Strengths

        We benefit from and intend to capitalize on:

  •
  Strong Franchise with Significant Market Positions. We are the third largest insurance broker in the world and have significant market positions in the United States, the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in a variety of industries. Our strong global franchise and significant market positions allow us to meet better the risk management needs of our existing clients, help attract new clients, create economies of scale and attract talented professionals to our company.

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  Strong Global Presence. We have the skills and insurance brokering distribution capabilities to effectively meet the global risk management needs of large multinational and middle-market clients. We have approximately 15,800 employees around the world and a network of approximately 300 offices in some 80 countries, in each case including associates. This strong global franchise enables us and our associates to serve our clients located in more than 180 countries worldwide.

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  Extensive and Diverse Client Base. Our clients operate in many businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Many of our client relationships span decades, such as our relationship with The Tokio Marine and Fire Insurance Company, Limited, the largest non-life insurance company in Japan, which dates back over 100 years. We believe our diversified client base provides a relatively stable source of revenue and also offers significant additional revenue opportunities to provide these clients with additional products and services and cross-sell existing products and services across our many areas of expertise.

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  Broad Array of Client-Oriented Services and Products. With our specialized product and industry teams around the world, we help our clients assess the risks they encounter in their operations worldwide, from employee benefits and healthcare to the specialized risks of the aerospace industry. On behalf of our clients, we negotiate policy terms and place the appropriate insurance coverage with insurance underwriters using our significant placing power and also advise clients on appropriate levels of self-insurance and help establish and manage captive insurance companies.

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  Experienced and Incentivized Management and Employees. Our Chairman and Chief Executive Officer, Joseph J. Plumeri, joined Willis Group in October 2000 after 32 years at Citigroup and its predecessor companies, most recently serving as Chairman of Citibank North America's retail operations and Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services. In addition, our top 13 executives, other than Mr. Plumeri, average 26 years of experience in the insurance brokerage and insurance industries and an average of 12 years of experience with us. To date, approximately 6,000 employees, or 38% of our employees, have invested or acquired interests in our equity either directly or through our employee share incentive programs.

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  Focus on Insurance Brokerage. We are the only global broker solely delivering insurance brokerage and risk management services. Over recent years, we have divested all or certain portions of our non-core businesses, such as our wholesale unit and our third-party claims administration businesses, to enable us to focus on our core business and to reduce the potential for actual or perceived conflicts of interest.

Business Strategies

        Our strategic objectives are to continue to grow revenues, cash flow and earnings and to enhance our position as the third largest global provider of risk management services. The key elements of this strategy are to:

  •
  Capitalize on Strong Global Franchise Delivered Locally. As one of only three insurance brokers providing risk management services on a global basis, we believe we are well positioned to take advantage of the increased demand for global risk management expertise by cross-selling both existing and new products and services to our existing clients and targeting new clients in need of our global reach and specialized expertise and knowledge. Each client has a single local access point to our global services through a client representative known as a Client Advocate, who is familiar with the client's business.

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  Emphasize Value-Added Services. We seek to offer value-added, fee-based risk management services, such as risk management consulting advice, including captive insurance company management, loss control techniques and self-insurance consulting, employee benefits consulting, claims administration and alternative risk transfer methods to complement our existing insurance brokerage business.

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  Focus on Cross-Selling. We have taken a number of initiatives to support the development of a cross-selling culture. We have created the internal management systems and account planning processes needed to assist our producers in selling additional products and services to existing clients.

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  Increase Operating Efficiencies. In addition to our revenue growth and improved client service initiatives, we have implemented a number of measures designed to streamline work processes to increase efficiency while improving client service. We have also streamlined administrative processes and are working closely with certain insurance carriers to generate new product and service ideas.

  •
  Commitment to Global Best Practices and a Single Company Culture. Our management team, led by Mr. Plumeri, believes we are well positioned to achieve continued profitable expansion through our commitment to global best practices, in particular to worldwide transparency, and our single company culture. The key elements of this strategy include a focus on group-wide protocols and training, clear communication of our remuneration to our clients, risk analysis and product design, increasing employee stock ownership and improving communication from top management to staff at all levels.

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  Pursue Strategic Acquisitions and Investments. We believe that the consolidation in the brokerage and risk management consulting industry, coupled with the importance of a global presence, will provide us with opportunities to acquire brokers, consultants and related businesses that have a strong regional or local market position or possess specialized product expertise which complements our existing products.

The Offering

Issuer	Willis North America Inc.
Notes offered	$250,000,000 aggregate principal amount of senior notes due 2010. $350,000,000 aggregate principal amount of senior notes due 2015.
Interest rate	The 2010 notes will bear an interest rate equal to 5.125% per annum. The 2015 notes will bear an interest rate equal to 5.625% per annum.
Interest payment dates	Interest on the 2010 notes is payable on January 15 and July 15 of each year, beginning on January 15, 2006.
Interest on the 2015 notes is payable on January 15 and July 15 of each year, beginning on January 15, 2006.
Maturity	The 2010 notes will mature on July 15, 2010. The 2015 notes will mature on July 15, 2015.
Form and denomination	The notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000.
Ranking	The notes will be senior unsubordinated unsecured obligations of Willis North America Inc. and will:
• rank equally with all of its future senior debt;
• be senior in right of payment to all of its future subordinated debt;
• be effectively subordinated to all of its future secured debt to the extent of the value of the assets securing such debt; and
• be guaranteed on a senior unsecured basis by the guarantors.

As of March 31, 2005, after giving effect to this offering, the total outstanding debt of Willis North America Inc., excluding unused commitments made by lenders, and after the application of the net proceeds, would have been $600 million. As of that date, and after taking the same factors into account, all of Willis North America Inc.'s debt would have been represented by the notes.

Willis North America Inc. has only a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of subsidiaries of Willis North America Inc. have against those subsidiaries. Holders of the notes will only be creditors of Willis North America Inc., and not creditors of its subsidiaries. As a result, all the existing and future liabilities of Willis North America Inc.'s subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

The total balance sheet liabilities of the subsidiaries of Willis North America Inc. after giving effect to this offering and the application of the net proceeds from the offering as of March 31, 2005, excluding unused bank commitments and amounts due Willis North America Inc., would have been $3.8 billion.
For more information on the ranking of the notes, see "Description of Notes—Ranking."
Redemption
The 2010 notes and the 2015 notes may be redeemed prior to maturity in whole at any time or in part from time to time, at the option of Willis North America Inc., at a "make-whole" redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see "Description of Notes—Optional Redemption."
Guarantees
Payment of principal of and interest on the notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited and Willis Group Limited, which collectively comprise substantially all of the direct or indirect parent entities of Willis North America Inc. Each guarantee will be:
• a general unsecured obligation of the applicable guarantor;
• equal in ranking with any existing or future unsecured debt of such guarantor that is not expressly subordinated in right of payment to such guarantee;
• senior in right of payment to any existing or future debt of the applicable guarantor that is expressly subordinated in right of payment to such guarantee; and
• effectively subordinated to any existing or future secured debt of such guarantor to the extent of the value of the assets securing such debt.

As of March 31, 2005, after giving effect to the offering and the application of the net proceeds from the offering, the total outstanding debt of the guarantors in the aggregate would have been approximately $600 million, all of which would have consisted of the guarantees of the notes.
For more information on the guarantee of the notes, see "Description of Notes—Guarantees."
Further issuances
Willis North America Inc. may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.
Use of proceeds
The net proceeds of the offering will be used to repay outstanding debt under our senior credit facility entered into as of December 4, 2003 and for general corporate purposes, including acquisitions and funding requirements under our employee pension plans.

Summary Consolidated Financial Data

        The summary consolidated financial data of Willis Group Holdings Limited presented below as of and for each of the years in the five-year period ended December 31, 2004 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited, which have been prepared in accordance with U.S. GAAP. The summary consolidated financial data presented below as of and for each of the three months ended March 31, 2004 and March 31, 2005 have been derived from the unaudited consolidated financial statements of Willis Group Holdings Limited, which have been prepared in accordance with U.S. GAAP.

        The summary consolidated financial data presented below as of and for each of the five years ended December 31, 2004 should be read in conjunction with our audited consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference. The summary consolidated financial data presented below as of and for each of the three months ended March 31, 2004 and March 31, 2005 should be read in conjunction with our unaudited consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which is incorporated herein by reference.

        Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we do not include separate financial statements for Willis North America or any of the other guarantors in our periodic Exchange Act filings. We do include condensed consolidating financial information in our periodic Exchange Act filings that presents information for Willis Group Holdings Limited (on a stand-alone basis); the guarantors other than Willis Group Holdings Limited; Willis North America; and other subsidiaries of Willis Group Holdings Limited that are not guarantors. See note 17 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 and note 11 to our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

        The derived financial data presented below are stated in accordance with U.S. GAAP.

	Year ended December 31,					Three months ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	($ in millions, except ratios)					(unaudited)
Statement of Operations Data:
Total revenues	$1,305	$1,424	$1,735	$2,076	$2,275	$665	$669
General and administrative expenses(1)	(1,062)	(1,212)	(1,294)	(1,428)	(1,573)	(419)	(511)
Regulatory settlements	—	—	—	—	—	—	(51)
Restructuring costs(2)	(18)	—	—	—	—	—	—
Depreciation expense	(37)	(33)	(34)	(36)	(41)	(11)	(11)
Amortization of goodwill and other intangible assets	(35)	(35)	(1)	(3)	(6)	(1)	(2)
Net gain on disposal of operations	1	17	13	11	11	—	—
Operating income	154	161	419	620	666	234	94
Interest expense	(89)	(82)	(65)	(53)	(22)	(5)	(6)
Premium on redemption of subordinated notes	—	—	—	—	(17)	(17)	—
Income before income taxes, equity in net income of associates and minority interest	65	79	354	567	627	212	88
Income tax expense	(33)	(62)	(141)	(159)	(208)	(72)	(26)
Equity in net income of associates	2	4	9	14	15	12	14
Minority interest	(25)	(19)	(12)	(8)	(7)	(4)	(4)
Net income	$9	$2	$210	$414	$427	$148	$72

Balance Sheet Data (as of period end):
Total assets(3)	$7,590		$8,949		$10,145		$10,958		$11,653		$12,867		$13,536
Net assets	529		712		879		1,343		1,444		1,368		1,507
Total long-term debt	958		787		567		370		450		300		450
Preference shares	272		—		—		—		—		—		—
Common shares and additional paid-in capital	410		867		960		1,100		977		995		1,011
Total stockholders' equity	238		696		854		1,324		1,424		1,349		1,484
Other Financial Data:
Capital expenditures	$30		$40		$47		$57		$49		$13		$10
Ratio of debt to total capitalization(4)	84%		53%		40%		22%		24%		18%		23%
Ratio of earnings to fixed charges(5)	1.6	x	1.8	x	5.2	x	8.7	x	14.2	x	18.7	x	8.3	x
Pro forma ratio of earnings to fixed charges(6)									10.8	x			6.7	x

(1)
Includes non-cash compensation (in millions) of $—in 2000, $(158) in 2001, $(80) in 2002, $(20) in 2003, $(11) in 2004, $(2) for the three months ended March 31, 2004 and $(—) for the three months ended March 31, 2005.

(2)
Restructuring costs consist of the following:

•
restructuring charges relating to implementation of changes to our North American business processes, which were $11 million for the year ended December 31, 2000, representing excess operating lease obligations; and

•
restructuring charges relating to the exit from certain US business lines for the year ended December 31, 2000 of $7 million. These consisted of $4 million of employee termination benefits, $1 million relating to excess operating lease obligations and $2 million relating to other costs.

(3)
As an intermediary, we hold funds in a fiduciary capacity for the account of third-parties, typically as a result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in insurance and reinsurance balances receivable and payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which vary according to legal jurisdiction. These guidelines generally emphasize capital protection and liquidity. Fiduciary cash is not available to service our debt or for other corporate purposes.

(4)
Includes $272 million of preference shares in 2000.

(5)
These data show the consolidated ratio of earnings to fixed charges of Willis Group Holdings Limited or its predecessor for each of the five most recent fiscal years and for the three month periods ended March 31, 2004 and March 31, 2005. For the purposes of calculating the consolidated ratio of earnings to fixed charges, "earnings" are defined as income before income taxes, equity in net income of associates and minority interest plus "fixed charges" and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of lease rentals.

(6)
The pro forma ratio of earnings to fixed charges is adjusted to give effect to the issuance of the notes offered by this prospectus supplement and the repayment of the $450 million term loan facility with the proceeds of the notes offered by this prospectus supplement on the ratios of earnings to fixed charges for the year ended December 31, 2004 and the three months ended March 31, 2005.

RISK FACTORS

        You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus summary, and all of the other information herein and therein before making an investment decision.

Risks Related to the Notes

Because there is no established trading market for the notes, you may not be able to resell your notes.

        The notes will be registered under the Securities Act of 1933, as amended, but will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their notes; or

  •
  the price at which the holders would be able to sell their notes.

If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

        We understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and may be limited during the offering of the notes. We cannot assure you that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

The Issuer, Willis North America, is a holding company and therefore depends on its subsidiaries to service its obligations under the notes and other indebtedness. The Issuer's ability to repay the notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

        The Issuer depends on its subsidiaries, which conduct the operations of our North American insurance brokerage business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the notes. However, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer's subsidiaries, may limit the Issuer's ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer's subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer's subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the notes offered hereby when due.

        Because the guarantors of the notes are all direct and indirect parent entities of the Issuer, the restrictions and constraints described above apply similarly to the guarantors' ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the notes.

U.S. federal and state statutes and applicable Bermuda and U.K. law may allow courts to subordinate, vary or void the guarantees. Federal, state and Bermuda statutes and U.K. law allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from guarantors.

        Willis North America Inc. is a Delaware corporation. Willis Group Holdings Limited is a Bermuda company. Each other guarantor is a company organized under the laws of England and Wales. Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        Similar issues arise under the law of Bermuda. The guarantee could itself be vulnerable if, among other possibilities, the guarantee was issued (a) for an improper corporate purpose (one that does not achieve a corporate benefit for the guarantor), (b) in breach of the fiduciary obligations of the directors of the guarantor or (c) for the purpose of defrauding creditors. Even if the guarantee was not itself vulnerable on one of the grounds referred to above, a payment under the guarantee could be vulnerable if, among other possibilities, the payment was made (a) at a time when the guarantor was insolvent and for the purpose of preferring a creditor, (b) without adequate consideration and for the purpose of removing assets from the reach of any person, (c) for an improper corporate purpose as above, (d) in breach of the fiduciary obligations of the directors of the guarantor or (e) for the purpose of defrauding creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature;

  •
  it could not pay its debts as they become due; or

  •
  in connection with certain Bermuda law doctrines, it was unable to pay its debts, taking into account contingent and prospective obligations.

        Additionally, under U.K. insolvency law, the liquidator or administrator of a company may apply to the court to void or vary a transaction entered into by such company at less than fair value, if such company was insolvent at the time of, or as a consequence of, the transaction and enters into a formal insolvency process within two years of the completion of the transaction. A transaction might be challenged if it involved a gift by the company or the company received consideration of significantly less value than the benefit given by such company. A court generally will not intervene if the company entered the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

        On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the guarantors in connection with this offering of notes, neither we nor the guarantors will be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the guarantors' business and that there are reasonable grounds for believing that this offering of notes will benefit the guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Risks Related to Our Business and the Insurance Industry

Premiums and Commissions—We do not control the premiums on which our commissions are based, and volatility or declines in premiums may seriously undermine our profitability.

        We derive most of our revenues from commissions and fees for brokerage and consulting services. We do not determine insurance premiums on which commissions are generally based. Premiums are cyclical in nature and may vary widely based on market conditions. From the late 1980s through late 2000, insurance premium rates generally declined as a result of a number of factors, including the expanded underwriting capacity of insurance carriers; consolidation of both insurance intermediaries and insurance carriers; and increased competition among insurance carriers. During 2004, we saw a rapid transition from a "hard" market, with premium rates stable or increasing, to a "soft" market, with premium rates falling in most markets. These rate declines were most pronounced in the property and casualty market, with rates falling between 10 and 30 percent by year end. Rate declines have continued through the first quarter of 2005. For example, in North America, a survey by the Council of Insurance Agents and Brokers released in April 2005 reported that average rates had declined by over nine percent in the first quarter of 2005. Our Global business has also seen significant rate declines, in particular in aerospace, large property accounts and U.K. retail.

        In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

Regulation—We are subject to insurance industry regulation worldwide. If we fail to comply with regulatory requirements, we may not be able to conduct our business.

        Many of our activities are subject to regulatory supervision in virtually all the countries in which we are based or our activities are undertaken. Failure to comply with some of these regulations could lead to disciplinary action, including requiring clients to be compensated for loss, the imposition of penalties and the revocation of our authorization to operate. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business.

We are subject to a number of investigations and legal proceedings concerning contingent compensation, other industry practices and certain conduct, which, if determined unfavorably to us, could adversely affect our financial results.

        We have been subject to investigations by the departments of insurance or attorneys general of over 20 states, Canada and Australia concerning, among other things, arrangements pursuant to which insurers compensated insurance brokers for distribution and other services provided to insurers known as contingent compensation, bid rigging, tying and other possible violations of law, including violations of fiduciary duty, securities laws and antitrust laws.

        In April 2005, we resolved the New York investigation by entering into an Assurance of Discontinuance, or NY AOD, with the New York Attorney General and the New York Superintendent of Insurance, pursuant to which we will pay $50 million into a fund that will be distributed to eligible customers by February 2006. We have also agreed to continue, and further implement, certain business reforms. These reforms include an agreement not to accept contingent compensation and an undertaking to disclose to customers any compensation we will receive in connection with providing policy placement services to the customer. We also resolved a similar investigation by the Minnesota Attorney General by entering into an Assurance of Discontinuance pursuant to which we agreed, among other things, to pay $1 million to Minnesota customers and implement the business reforms described in the NY AOD. While we are fully cooperating with the other investigations, including subpoenas and requests for information, we cannot predict at this time how or when those investigations will be resolved.

        Since August 2004, various plaintiffs have filed nine purported class actions, in New York, Illinois, California, New Jersey, Florida and Massachusetts, under a variety of legal theories, including state tort, contract, fiduciary duty and statutory theories, and federal antitrust and RICO theories, and we expect that further suits may be filed. In May 2005, one of the lawsuits in Illinois was dismissed without prejudice. These actions name various insurance carriers and insurance brokerage firms, including us, as defendants. The allegations relate to the practices and conduct that has been the subject of the investigations described above, including allegations that the brokers are breaching their duties to their clients by entering into contingent compensation agreements with insufficient disclosure to clients as well as allegations of bid rigging, tying and the improper use of affiliated wholesalers. We intend to vigorously defend ourselves against these claims. The outcomes of these lawsuits, however, including any losses or other payments that may occur as a result, cannot be predicted at this time.

        The ultimate outcome of all matters referred to above cannot be ascertained and liabilities in indeterminate amounts may be imposed on us. It is thus possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters. In addition, even if we do not experience significant monetary costs, there may be adverse publicity associated with these matters that will result in reputational harm to the insurance brokerage industry in general or to us in particular that may adversely affect our business.

Our results may be adversely affected if we are unable to successfully implement a new business compensation model.

        In October 2004, we announced that we were terminating contingent compensation arrangements with underwriters. In connection with the elimination of contingent compensation, we are in the process of establishing a new business compensation model. There is no assurance that we will be able to develop an effective new business compensation model, nor can we assure you that any new business compensation model we develop will generate revenues equivalent to those previously received from contingent compensation. In addition to volume and profit-based contingent commissions, we also historically have earned other market remuneration, primarily in the U.K. markets, for product and market research carried out on behalf of insurers and income related to administration and other services provided to the market. Following the regulatory investigations into volume and profit-based contingent commissions, we entered into negotiations with the insurance markets to restructure this remuneration. However, we have not been as successful as we had hoped in restructuring these agreements, and experienced a significant decline in such revenue in the first quarter of 2005. As a consequence of this sharp reduction in market remuneration, our operating margin declined in the 2005 first quarter, and we expect that our operating margin in future periods may also be lower than in recent years.

Claims, Lawsuits and Other Proceedings—Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

        We are subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which allege our potential liability for all or part of the amounts in question. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and other proceedings could, for example, include allegations of damages for our employees or sub-agents improperly failing to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

        While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. Our ability to obtain professional indemnity insurance in the amounts and with the deductibles we desire in the future may be adversely impacted by general developments in the market for such insurance or our own claims experience. In addition, claims, lawsuits and other proceedings may harm our reputation or divert management resources away from operating our business.

        The principal actual or potential claims, lawsuits and proceedings to which we are currently subject are (1) claims relating to services provided by one of our UK subsidiaries, Willis Faber (Underwriting Management) Limited, to another subsidiary, Sovereign, that was engaged in insurance underwriting prior to 1991 as well as certain third-party insurance companies; (2) potential claims which could be asserted with respect to our placement of property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of New York's World Trade Center complex; (3) potential regulatory and other proceedings relating to contingent compensation arrangements; (4) potential claims arising out of various legal proceedings between reinsurers, reinsureds and their reinsurance brokers relating to personal accident excess of loss reinsurance placements for the years 1993 to 1998; (5) potential claims arising out of legal proceedings by Cable & Wireless Plc and Pender Insurance Limited, its captive insurer, against us and others in respect of the provision of captive management services to Pender; and (6) potential damages arising out of a federal district court action, commenced in 2001, on behalf of a class of approximately 200 present and former female officer and officer equivalent employees for alleged discrimination against them on the basis of their gender.

Put and Call Arrangements—We have entered into significant put and call arrangements which may require us to pay substantial amounts to purchase shares in one of our associates. Those payments would reduce our cash flow and the funds available to grow our business.

        In connection with many of our investments in our associates, we retain rights to increase our ownership percentages over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which could decrease our liquidity and the funds available to grow our business.

        The rights under the put arrangement may be exercised through 2011. If fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights before 2011, but have certain put rights on their death, disability or retirement. Payments in connection with management put rights would not have exceeded $65 million if those rights had been fully exercised at December 31, 2004.

        During 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($166 million at December 31, 2004 exchange rates) or a price determined by a contractual formula based on earnings and revenue, which at December 31, 2004 would have amounted to approximately $368 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangements may significantly exceed these estimates.

Competition—Competition in our industry is intense, and if we are unable to compete effectively, we may lose market share and our business may be materially adversely affected.

        We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. Although Marsh & McLennan and Aon, along with us, have agreed to implement certain business reforms, many specialist, regional and local firms have not agreed to these business reforms. These firms are continuing to accept contingent compensation and are not disclosing the compensation received in connection with providing policy placement services to the customer. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

        Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services.

Dependence on Key Personnel—The loss of any member of our senior management, particularly our Chairman and Chief Executive Officer, or a significant number of our brokers could negatively affect our financial plans, marketing and other objectives.

        The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Chairman and Chief Executive Officer, Joseph J. Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not continue to be successful in doing so, because the competition for qualified personnel in our industry is intense.

International Operations—Our significant non-US operations, particularly those in the United Kingdom, expose us to exchange rate fluctuations and various risks that could impact our business.

        A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws.

        We report our operating results and financial condition in US dollars. Our US operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table gives an approximate analysis of revenues and expenses by currency in 2004.

	Pounds sterling	US dollars	Other currencies
Revenues	15%	56%	29%
Expenses	32%	46%	22%

        Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. Given these facts, the strength of the pound sterling relative to the US dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business financial condition, cash flow and results of operations in the future.

        Our policy is to convert into pounds sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

USE OF PROCEEDS

        The net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $594,296,000. We intend to use these net proceeds to repay the term loan facility under our senior credit facility entered into as of December 4, 2003, and for general corporate purposes including acquisitions and funding requirements under our employee pension plans. Our senior credit facility provides for a $450 million term loan facility and a $150 million revolving credit facility. As of March 31, 2005, $450 million was outstanding under the term loan facility. The term loan facility matures in equal installments on December 4, 2006, 2007 and 2008. Loans under the credit facility bear interest at floating rates based on LIBOR or EURIBOR depending on their underlying currency. For the three months ended March 31, 2005, the average interest rate on amounts outstanding under the term loan facility was 3.4% per annum.

CAPITALIZATION

        The following table presents the consolidated capitalization of Willis Group Holdings Limited as of March 31, 2005 and as of March 31, 2005 on an as adjusted basis to give effect to:

  •
  the issuance of the notes offered by this prospectus supplement; and

  •
  the repayment of the $450 million term loan facility with the proceeds of the issuance of the notes offered by this prospectus supplement.

        You should read this table in conjunction with our audited consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 and our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Quarterly Report on Form 10-Q for the three months ended March 31, 2005:

	As of March 31, 2005	As Adjusted, As of March 31, 2005
	($ in millions)
Debt:
Senior credit facility, revolving facility	$—	$—
Senior credit facility, term loans(1)	450	—
5.125% Senior Notes due 2010	—	250
5.625% Senior Notes due 2015	—	350

Total debt	450	600
Stockholders' equity:
Common shares, par value $0.000115 per share; 4,000 million shares authorized, 164,804,153 shares issued and outstanding
Additional paid-in capital	1,011	1,011
Retained earnings	710	711	(2)
Accumulated other comprehensive loss, net of tax	(222)	(225	)(2)
Treasury stock, at cost, 582,981 shares	(15)	(15)
Total stockholders' equity	1,484	1,482

Total capitalization	$1,934	$2,082

(1)
$150 million was available under our revolving credit facility as of April 30, 2005. As of May 31, 2005, no amounts available under this facility had been drawn. Willis North America, the borrower under the senior credit facility, will be the Issuer of the 5.125% senior notes due 2010 and the 5.625% senior notes due 2015.

(2)
Reflects the pro forma effect of the write-off of $2 million of unamortized fees relating to the senior credit facility and the recognition in retained earnings of a $3 million gain on the early termination of a related swap. The gain on the early termination of the swap was included in the accumulated other comprehensive loss as of March 31, 2005.

BUSINESS

Our Business

        Insurance is a global business, and its participants are affected by global trends in capacity and pricing. Accordingly, we operate as one global business which ensures all clients' interests are handled efficiently and comprehensively, whatever their initial point of contact. We organize our business into three main areas: Global, North America and International. For information regarding revenues by geographic locations, see Note 15 to our audited consolidated financial statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2004.

Global

        Our Global business provides specialist brokerage and consulting services to clients worldwide for the risks arising from specific industrial and commercial activities. In these operations, we have extensive specialized experience handling diverse lines of coverage, including complex insurance programs, and acting as an intermediary between retail brokers and insurers. We increasingly provide consulting services on risk management with the objective of assisting clients to reduce the overall cost of risk. Our Global business serves clients in around 180 countries, primarily from United Kingdom offices, although we also serve clients from offices in the United States, Continental Europe and Asia.

        The Global business is divided into Global Specialties, Global Markets, Willis Reinsurance and Willis UK and Ireland.

        Global Specialties has strong global positions in aerospace, marine, energy, construction and several niche businesses. In aerospace we are highly experienced in the provision of insurance and reinsurance brokerage and risk management services to aerospace clients, including aircraft manufacturers, air cargo handlers and shippers, airport managers and other general aviation companies. Advisory services provided by aerospace include claims recovery, contract and leasing risk management, safety services and market information. Aerospace's clients are spread throughout the world and include over 275 airlines and nearly 40% of the world's leading insured non-American airports by passenger movement. Aerospace is also prominent in supplying the space industry through providing insurance and risk management services to over 35 companies. Other clients include those introduced from other intermediaries.

        The energy practice provides insurance brokerage services including property damage, liability, control of well and pollution insurance to the energy industry.

        We provide marine insurance and reinsurance brokerage services, including hull, cargo and general marine liabilities. Marine's clients include direct buyers, other insurance intermediaries and insurance companies. Marine insurance brokerage is our oldest line of business dating back to our establishment in 1828. Other services of marine include claims collection and recoveries.

        The construction practice provides risk management advice and places cover for a wide range of UK and international construction activities. Our expertise has encompassed the Channel Tunnel Rail Link and the construction of Liquefied Natural Gas Production Facilities in Nigeria.

        We have three niche business areas: Fine Art, Jewelry and Specie; Special Contingency Risks and Hughes-Gibb.

        The Fine Art, Jewelry and Specie unit provides specialist risk management and insurance services to fine art, diamond and jewelry businesses and operators of armored cars. Coverage is also obtained for vault and bullion risks. The Special Contingency Risks unit specializes in producing packages to protect corporations, groups and individuals against special contingencies such as kidnap and ransom, extortion, detention and political repatriation. The Hughes-Gibb unit principally services the insurance needs of the horse racing and horse breeding industry and also arranges the reinsurance of horse racing and horse breeding-related business for insurers worldwide.

        Global Markets comprises Global Markets North America, Global Markets International, Global Markets Financial and Professional Risks and Carrier Relations. Global Markets North America develops global solutions and marketing capability for all our businesses based in North America and Bermuda. The core areas of focus are property, casualty and management liability risks. Global Markets International works closely with the Willis UK and International retail networks to further develop access to global markets, and provide structuring and placing skills in the relevant areas of property and casualty liability. Global Markets Financial and Professional Risks specializes in brokering directors' and officers' insurance as well as professional indemnity insurance for corporations and professional firms. It also places structured crime and specialist liability insurance for clients across the broad spectrum of financial solutions as well as specializing in strategic risk assessment and transactional risk transfer solutions. It also incorporates our political risk unit, as well as structured finance and credit teams. Finally, Carrier Relations analyzes, oversees and coordinates our Group activities and relationships with underwriting markets globally.

        We are one of the world's largest intermediaries for reinsurance and have a significant market share in many of the major markets, particularly marine and aviation. In the reinsurance area, we provide clients, both insurance and reinsurance companies, with a complete range of transactional capabilities as well as analytical and advisory services such as hazard modeling, financial and balance sheet analysis and reinsurance optimization studies. We also have a consulting unit, which markets its capabilities in actuarial and hazard modeling, as well as knowledge of the financial implications of catastrophe losses.

        Willis UK and Ireland offers risk management and brokering services to corporate clients and individuals through approximately 30 offices. This unit also includes Coyle Hamilton, the Republic of Ireland's largest privately-owned insurance broker, in which we acquired a 56% interest on October 1, 2004. This company has since been renamed Coyle Hamilton Willis. Other acquisitions in 2004, included CH Jeffries and Opus in the United Kingdom which strengthened our middle market and large account capabilities. Each office services its own clients accessing the Group's global resources as appropriate to suit the clients' requirements. This unit also includes Corporate Risk Solutions, which arranges tailored solutions such as self-funded, risk retention, pooling and captive insurance businesses for major companies, including several constituents of the UK FTSE 250, and the Willis Commercial Network which comprises franchise partnerships with nearly 70 privately-owned local UK insurance brokers and is designed to enable these brokers to meet the insurance requirements of small companies and individuals.

North America

        Our North America business provides risk management, insurance brokerage, employee benefits and related risk management services to a wide variety of clients in the United States and Canada. In addition, we supply specialist consulting and brokerage services, including construction, environmental, healthcare and captive management. Our North America business operates through a network of approximately 80 offices located in 36 states in the United States and six offices in Canada. Certain parts of our Global business also have operations in the United States.

        The North America business focuses on four customer segments; large account, middle market, small commercial and private client, which enables us to service our clients and present ourselves to prospects in a consistent manner, with tailor-made solutions depending on the size, geography or other characteristics of the audience.

        The construction division specializes in providing risk management, insurance and surety bonding services to the construction industry. This division provides services to around one-quarter of the

Engineering New Record Top 400 contractors (a listing of the largest 400 North American contractors based on revenue), as well as numerous other contracting clients. In addition, it has specialties in major construction project placements, and has many of the largest US homebuilders as clients.

        The employee benefits practice provides industry leading brokerage and consulting expertise and resources for our clients in all areas of human resources, with a special focus on three areas: controlling employee benefit plan costs, reducing the amount of time and work the client spends on their plans, and educating and training their employees on corporate, HR and benefit plan issues. The Human Resources Outsourcing component of this practice recently has been strengthened with the acquisition of PRIMARY Worldwide Corporation in California and CGI Consulting Inc. headquartered in Pennsylvania.

        Healthcare provides insurance and consulting services to healthcare professionals, working with clients to identify malpractice risks and find solutions that minimize or eliminate the cost of these risks. We also provide insurance and risk management services to healthcare companies and HMOs.

        The executive risk practice provides our clients with management liability solutions addressing a variety of exposures. Our environmental practice focuses on helping clients manage environmental risks and potential liabilities and also provides risk management and insurance brokerage services to the environmental services industry.

        The Captive Management, Actuarial and Pooling unit provides consulting and services to develop, design and manage our large clients self funded, risk retention, pooling and captive insurance businesses. We also have offices in Bermuda, Cayman, Barbados and Hawaii.

        In addition, we provide specialist expertise to clients and insurance underwriters through other practices operating through expert staff located throughout the North American network. These practices include utility, energy, mergers and acquisitions, financial institutions, real estate, consumer goods, hospitality and gaming.

International

        Our International unit consists of a network of subsidiaries and associates other than those in North America, the United Kingdom and Republic of Ireland. This operation is located in 71 countries worldwide, including 24 countries in Europe, 12 in the Asia/Pacific region and 35 elsewhere in the world. The services provided are focused according to the characteristics of each market and are not identical in every office, but generally include direct risk management and insurance brokerage, specialist and reinsurance brokerage and employee benefits consulting.

        We believe the combined total revenues of our International subsidiaries and associates provide an indication of the spread and capability of our International network. In 2004, combined total revenues of our International subsidiaries and our associates were $827 million compared to $714 million in 2003. Our consolidated total revenues for 2004 only include the revenues of our International subsidiaries of $433 million and do not include the revenues of our associates of $394 million.

        As part of our on-going strategy, we have significantly strengthened International's market share and operations through a number of acquisitions and strategic investments. The most significant of these is our 33% interest in Gras Savoye, France's leading insurance broker.

        In 2003, we increased our investment in Willis GmbH to 100% and increased the ownership in Willis Iberia to 77% with our French associate, Gras Savoye, owning the remaining 23%.

        In 2004, we acquired Ital Re S.p.A., a major Italian reinsurance broker, and Kirecon A/S, a leader in providing reinsurance brokerage services in Denmark. We also completed several transactions consistent with our strategy to increase ownership in our associates where doing so strengthened our retail network and our specialty businesses. These included the acquisition of the remaining 70%

interest in Willis A/S, Denmark's largest insurance broker; an additional 20% stake in Herzfeld & Levy S.A., now named Herzfeld Willis S.A., our retail operation in Argentina, taking our ownership to 60%; an additional 10% interest in our Swedish operation Willis Global Financial Executive Risks AB, taking our ownership to 92%. We also purchased an interest of 50% in Willis Pudong Insurance Brokers Co. Limited, which is engaged in insurance and reinsurance brokerage activities throughout the People's Republic of China. Willis Pudong has 18 branch offices in China. In January 2005, we acquired Essence Insurance Broker Co., Limited, an insurance broker based in Taiwan.

        The following is a list of the major International associate investments currently held by us and our interest as of December 31, 2004:

Company	Country	% Ownership
Europe
Gras Savoye & Cie	France	33
Asia/Pacific
Multi-Risk Consultants (Thailand) Limited	Thailand	25
Willis (Malaysia) Sdn. Bhd.	Malaysia	30
Willis Insurance Brokers (B) Sdn. Bhd.	Brunei	38
Willis Pudong Insurance Brokers Co. Limited	China	50
Rest of the World
Al-Futtaim Willis Faber (Private) Limited	Dubai	49

        In connection with many of our investments, we retain rights to increase our ownership percentage over time, typically to a majority or 100% ownership position. In addition, in certain instances our co-shareholders have a right, typically based on some price formula of revenues or earnings, to put some or all of their shares to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2004.

        In addition to our strategic investments in associates, we have acquired a controlling interest in a broad geographic spread of other brokers. The following is a list of the significant International subsidiaries in which we have a controlling interest and our interest as of December 31, 2004:

Company	Country	% Ownership
Europe
Willis Re GmbH & Co., K.G.	Germany	100
Willis AB	Sweden	87
Willis Global Financial and Executive Risks AB	Sweden	92
Willis OY AB	Finland	100
Willis GmbH & Co. K.G.	Germany	100
Willis Italia S.p.A.	Italy	100
Willis Andal Correduria de Seguros y Reaseguros S.A.	Spain	85
Willis Iberia Correduria de Seguros y Reaseguros S.A.	Spain	85
Willis S&C Correduria de Seguros y Reaseguros S.A.	Spain	85
Willis A.S.(1)	Norway	50
Willis Corretores de Seguros S.A.	Portugal	85
Willis B.V.	Netherlands	100
Willis CIS L.L.C.	Russia	100
Willis Polska S.A.	Poland	100
Willis sro	Czech Republic	100
Willis Kft.	Hungary	80

Willis A.G.	Switzerland	100
Willis A/S	Denmark	100
Asia/Pacific
Willis Hong Kong Limited	Hong Kong	100
PT Willis Indonesia	Indonesia	100
Willis Korea Limited	Korea	100
Willis (Singapore) Pte Ltd.	Singapore	100
Willis (Taiwan) Limited	Taiwan	100
Rest of the World
Herzfeld Willis S.A.	Argentina	60
Willis Intermediario de Reaseguro S.A. de C.V.	Mexico	100
Willis Corretaje de Reaseguros S.A.	Venezuela	100
Willis Consultoria em Resseguros Limitada	Brazil	100
Willis Corretores de Seguros Limitada	Brazil	100
Willis Faber Chile Limitada	Chile	100
Willis Australia Limited	Australia	100
Willis New Zealand Limited	New Zealand	99
Willis S.A.	Argentina	60
Willis Correa Insurance Services S.A.	Chile	80
Willis Agente de Seguros y Fianzas, S.A. de C.V.	Mexico	51
Willis South Africa (Pty) Limited	South Africa	72
Rontarca Prima, Willis, C.A.	Venezuela	51
Willis Colombia Corredores de Seguros S.A.	Colombia	51

(1)
We have a 50.1% interest in the company.

Customers

        Our customers operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Further, many of our client relationships span decades, for instance our relationship with The Tokio Marine and Fire Insurance Company, Limited dates back over 100 years. No one client accounted for more than 10% of revenues for fiscal year 2004. Additionally, we place insurance with over 5,000 insurance carriers, none of which individually accounted for more than 11% of the total premiums we placed on behalf of our clients in 2004.

Competition

        We face competition in all fields in which we operate. According to the July 2004 edition of Business Insurance, the 162 largest commercial insurance brokers globally reported brokerage revenues totalling $30.2 billion in 2003. The insurance brokerage industry is led by three global participants: Marsh & McLennan Companies, Inc., with approximately 31% of the worldwide market in 2003 referred to above; Aon Corporation, with approximately 22% of the worldwide market in 2003; and us, with approximately 7% of the worldwide market in 2003. The industry is highly fragmented beyond these three brokers, with the next largest broker having approximately 4% of the worldwide market.

        Competition in the insurance brokerage and risk management businesses in general is based on global capability, product breadth, innovation, quality of service and price. Our global capability and product breadth is similar to those of the two other global brokers, and thus we compete with them primarily based on innovation, quality of service and price. In addition, we compete with numerous specialist, regional and local firms. Insurance companies also compete with our brokers by directly soliciting insureds without the assistance of an independent broker or agent. Competition for premiums is intense in all our business lines and in every insurance market. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insurers are currently retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies are increasingly relying upon captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. We and our competitors provide management and similar services for those alternative risk transfer programs. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. Our market share has been stable in recent years. We believe that our strategies of building on our strong global franchise, expanding on our employee benefit capabilities, increasing our operating efficiencies and creating a single company culture will allow us to retain and gain clients in the competitive marketplace. We also believe that our market position will provide us with opportunities to acquire smaller companies with strong regional presence or specialized expertise.

Regulation

        The manner in which we conduct our business is subject to legal requirements and governmental and quasi-governmental regulatory supervision in virtually all countries in which we operate. These requirements are generally designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.

        Throughout 2004, our business activities in the United Kingdom were regulated by the General Insurance Standards Council, as well as by the Financial Services Authority.

        All European Union member states were required to implement the European Union Insurance Mediation Directive by January 2005. The Directive introduced rules to enable insurance and reinsurance intermediaries to operate and provide services within each member state of the EU on a basis consistent with the EU single market and customer protection aims. Each EU member state was required to ensure that the insurance and reinsurance intermediaries resident in their country were registered with a statutory body in that country and that each intermediary meets professional requirements in relation to their competence, good repute, professional indemnity cover and financial capacity. In the United Kingdom, the statutory body is the Financial Services Authority. From January 14, 2005, The Financial Services Authority became the sole regulator of insurance and reinsurance intermediary businesses in the United Kingdom.

        The Financial Services Authority has prescribed the methods by which our insurance and reinsurance operations are to conduct business. The Financial Services Authority generally conduct their regulatory functions through the establishment of net worth and other financial criteria. They also require the submission of reports and have investigative and disciplinary powers. Monitoring visits are carried out to assess our compliance with regulatory requirements.

        Further, our clients have the right to file complaints with our regulators about our services, and the regulators may conduct an investigation or require us to conduct an investigation into these complaints. Our failure, or that of our employees, to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities, can result in disciplinary action, fines, reputational damage and financial harm.

        Our activities in connection with insurance brokerage services within the United States are subject to regulation and supervision by state authorities. Although the scope of regulation and form of supervision may vary from jurisdiction to jurisdiction, insurance laws in the United States are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. That supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokerage in the jurisdictions in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

        All companies carrying on similar activities in a given jurisdiction are subject to that regulation which are not dissimilar to the requirements for our operations in the United Kingdom and United States. We do not consider that these regulatory requirements adversely affect our competitive position.

Employees

        As of December 31, 2004, we had approximately 12,400 employees worldwide of whom approximately 4,000 were employed in each of the United Kingdom and the United States, with the balance being employed across the rest of the world. In addition, our associates had approximately 3,400 employees, all of whom were located outside the United Kingdom and the United States.

Ethical Code

        We have adopted an Ethical Code applicable to all our employees which includes our Chairman and Chief Executive Officer, the Group Chief Financial Officer and all those involved in the Company's accounting functions. The Ethical Code is included in our Global Policy Manual which can be found in the "About Us" Section within the Business Principles Section on our website: www.willis.com. The information on our website is not incorporated by reference into this prospectus supplement.

Properties

        We own and lease a number of properties for use as offices throughout the world and believe that our properties are generally suitable and adequate for the purposes for which they are used. The principal properties are located in the United Kingdom and the United States. Our principal office at Ten Trinity Square in London is a landmark building which we own. In November 2004, we entered into an Agreement for Lease with long-time client British Land plc relating to our new UK headquarters in London. Construction has commenced and Willis occupancy is targeted for late 2007.

Legal Proceedings

        General.    We are subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Similar to other corporations, we are also subject to a variety of other claims, including those relating to our employment practices. Some of those claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. Most of the errors and omissions claims, lawsuits and other proceedings arising in the ordinary course of business are covered by professional indemnity or other appropriate insurance. In respect of self-insured deductibles, we have established provisions against these items which are believed to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments. On the basis of current information, we do not expect that the actual claims, lawsuits and other proceedings to which we are subject or potential claims, lawsuits and other proceedings relating to matters discussed below will ultimately have a material adverse effect on our financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

        The most significant actual or potential claims, lawsuits and other proceedings, of which we are currently aware are:

        Contingent Compensation Arrangements.    In April 2005, we entered into an Assurance of Discontinuance ("NY AOD") with the New York Attorney General and the New York Superintendent of Insurance resolving the investigation commenced by the New York Attorney General in April 2004 which concerned, among other things, arrangements pursuant to which insurers compensated insurance brokers for distribution and other services provided to insurers and, as the investigation of brokers and insurers continued, broadened into an investigation of other practices, bid rigging, tying and other possible violations of law, including violations of fiduciary duty, securities laws and antitrust laws. Pursuant to the NY AOD, we will pay $50 million into a fund that will be distributed to eligible customers by February 2006. We also agreed to continue certain business reforms already implemented and to implement certain other business reforms. These reforms include an agreement not to accept contingent compensation and an undertaking to disclose to customers any compensation we will receive in connection with providing policy placement services to the customer. We also resolved a similar investigation commenced by the Minnesota Attorney General by entering into an Assurance of Discontinuance pursuant to which we agreed, among other things, to pay an additional $1 million to Minnesota customers and to continue or implement the business reforms described in the NY AOD. We continue to respond to requests for documents and information by the regulators and /or attorneys general of more than twenty other states, the District of Columbia, one U.S. city, Canada and Australia that are conducting similar investigations. We are co-operating fully with these investigations. We have engaged in discussions with regulators and attorneys general about their investigations. We cannot predict at this time how or when those investigations will be resolved.

        The compensation arrangements, which were initially the subject of the investigation by the New York Attorney General, were a longstanding and common practice within the insurance industry and had been disclosed by the Company for many years. On October 21, 2004, the Company announced that it was voluntarily abolishing these compensation arrangements immediately in North America and by December 31, 2004 outside North America.

        In August 2004, a proceeding was commenced in the Superior Court of the State of California, County of San Diego against us by United Policyholders, an organization purporting to act in a representative capacity on behalf of the California general public. The complaint alleges that the compensation arrangements between us and insurance carriers constitute deceptive trade practices, and it seeks both injunctive and equitable relief, including restitution. That action was dismissed in December 2004. The dismissal of the complaint was based on the retroactive application of newly passed legislation. The Supreme Court of California is presently considering whether this newly passed legislation should have retroactive application. The court's decision will determine whether this case will be reactivated. Since August 2004, various plaintiffs have filed nine purported class actions, one in the United States District Court for the Southern District of New York, four in the Northern District of Illinois, one in the Northern District of California, one in New Jersey District court, one in the Superior Court in Essex County, Massachusetts, and one in the Circuit Court for the Eighteenth Judicial Circuit in and for Seminole County, Florida Civil Division, and it is expected that further suits may be filed. In May 2005, one of the lawsuits in Illinois was dismissed without prejudice. These actions name various insurance carriers and insurance brokerage firms, including us, as defendants. The complaints seek monetary damages and equitable relief and make allegations regarding the practices and conduct that has been the subject of the investigation of state attorneys general and insurance commissioners, including allegations that the brokers are breaching their duties to their clients by entering into contingent compensation agreements with either no disclosure or limited disclosure to clients, of bid rigging, tying, and of the improper use of affiliated wholesalers. The complaints also allege the existence of a conspiracy among the insurance carriers and brokers and the federal court complaints allege violations of the federal RICO statute. The actions filed in federal court have been consolidated and transferred to the United States District Court for the District of New Jersey for coordinated pre-trial proceedings. We dispute these allegations and intends to defend itself vigorously against these actions. We cannot predict at this time how or when these proceedings will be resolved.

        Sovereign/WFUM.    Sovereign, a wholly owned subsidiary of ours, operated as an insurance company in the United Kingdom and from 1972 Sovereign's underwriting activities were managed by another wholly owned subsidiary of ours, Willis Faber (Underwriting Management) Limited, or WFUM. WFUM also provided underwriting agency and other services to third-party insurance companies, which we refer to as the stamp companies, some of which are long-standing clients of ours. As part of its services as agent, WFUM arranged insurance and reinsurance business on behalf of Sovereign and the stamp companies and arranged reinsurance on their behalf. In 1991, Sovereign and the stamp companies ceased underwriting new business. Sovereign entered provisional liquidation in 1997.

        On January 5, 2000, a scheme of arrangement proposed by Sovereign to its creditors became effective. The stated purpose of the scheme of arrangement is to resolve Sovereign's liabilities and provide that Sovereign's business is run off in as orderly a manner as possible. The scheme administrators have announced payments to creditors at a payment percentage of 40% payable out of Sovereign's assets. Sovereign's assets are separate and distinct from ours, and any payment from Sovereign will have no effect on our results of operations, financial condition or liquidity.

        Sovereign and certain of the stamp companies have also expressed concern about the enforceability of certain reinsurance put in place by WFUM on behalf of Sovereign and the stamp companies. Accordingly, we cannot assure you that there will be no arbitration, judicial decisions or settlements arising in the future that result in shortfalls in reinsurance recoveries for Sovereign or the stamp companies. The failure of Sovereign or the stamp companies to collect reinsurance following any adverse arbitration awards would increase the likelihood of them pursuing claims against WFUM.

        Sovereign and the stamp companies have reserved their rights generally in respect of such potential claims, and WFUM, Willis Group and certain of our brokerage subsidiaries have entered into standstill agreements which preserve the rights of potential claimants with respect to their potential claims.

        In 2004, the solvent stamp companies entered into a settlement agreement whereby Willis Group Limited and all its subsidiaries received certain immediate releases and other releases staged in return for certain staged payments. The full details of the agreement are confidential but once the final staged payment is made, Willis and its subsidiaries will be released from further potential liabilities to the stamp companies arising out of the WFUM pools. Meanwhile, there remains the possibility that new matters may arise and the later staged releases will not become activated, although we are not aware of any current reason why that might occur.

        World Trade Center.    We acted as the insurance broker, but not as an underwriter, for the placement of both property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of the World Trade Center complex, including Silverstein Properties LLC, which acquired a 99-year leasehold interest in the twin towers and related facilities from the Port Authority of New York and New Jersey in July 2001. Although the World Trade Center complex insurance was bound at or before the July 2001 closing of the leasehold acquisition, consistent with standard industry practice, the final policy wording for the placements was still in the process of being finalized when the twin towers and other buildings in the complex were destroyed on September 11, 2001. There are a number of lawsuits pending in the United States between the insured parties and the insurers for several placements, including the Silverstein property placement, but we are not a party to any of these lawsuits. The principal issue in dispute in the Silverstein property litigation is whether the September 11 events constituted one or more occurrences for the purposes of the relevant insurance policies. In this regard, Silverstein and its property insurers have completed two separate phases of a jury trial. Based on the various insurance policy forms each insurer used to bind its coverage, the verdicts rendered found that approximately two-thirds of Silverstein's insurance coverage would limit the events of September 11 to a single occurrence and one-third of its coverage would treat the events of September 11 as two occurrences. We understand that the parties have filed various appeals regarding these verdicts. Other disputes may also arise in respect of the World Trade Center insurance placed by us which could affect us, including claims by one or more of the insureds that we made culpable errors or omissions in connection with our brokerage activities. However, we do not believe that our role as broker will lead to liabilities which in the aggregate would have a material adverse effect on our results of operations, financial condition or liquidity.

        Insurance Market Dispute.    Various legal proceedings are pending, have been concluded or may commence between reinsurers, reinsureds and in some cases their intermediaries, including reinsurance brokers, relating to personal accident excess of loss reinsurance for the years 1993 to 1998. The proceedings principally concern allegations by reinsurers that they have sustained substantial losses due to an alleged abnormal "spiral" in the market in which the reinsurance contracts were placed, the existence and nature of which, as well as other information, was not disclosed to them by the reinsureds or their reinsurance broker. A "spiral" is a market term for a situation in which reinsureds and reinsurers reinsure each other with the effect that the same loss or portion of that loss moves through the market multiple times.

        The reinsurers concerned have taken the position that, despite their decisions to underwrite risks or a group of risks, they are no longer bound by their reinsurance contracts. As a result, they have stopped settling claims and are seeking to recover claims already paid. We also understand that there have been two arbitration awards in relation to a spiral, among other things, in which the reinsurer successfully argued that it was no longer bound by parts of its reinsurance program. Willis Limited, our principal insurance brokerage subsidiary in the United Kingdom, acted as the reinsurance broker or otherwise as intermediary, but not as an underwriter, for numerous personal accident reinsurance contracts, including for two contracts that were involved in one of the arbitrations. Due to the small number of reinsurance brokers generally, Willis Limited was one of a small number of brokers active in the market for this reinsurance during the relevant period. We also utilized other brokers active in this market as sub-agents, including brokers who are parties to the legal proceedings described above, for certain contracts and may be responsible for any errors and omissions they may have made. In July 2003, one of the reinsurers received a judgment in the English High Court against certain parties, including a sub-broker we used to place two of the contracts involved in this trial. Although neither we nor any of our subsidiaries were a party to this or any other proceeding or arbitration, we entered into standstill agreements with certain of the principals to the reinsurance contracts tolling the statute of limitations pending the outcome of proceedings between the reinsureds and reinsurers.

        Although at this time no claims are pending against us and we have not joined any settlement effort, claims may be made against us if reinsurers do not pay claims on policies issued by them. It is too early to know what amount of underwriting losses will be alleged to be attributable to an abnormal spiral or the other issues that may be raised, or what amount, if any, reinsureds or reinsurers or other intermediaries may seek to recover from us.

        Pender Insurance Limited/Captive Insurance Management.    Legal proceedings have been commenced in the English Commercial Court by Cable & Wireless Plc and Pender Insurance Limited, its captive insurer, against six of their former employees and certain other individuals and entities, and more recently two of our subsidiaries and one of our former employees. We acted through one of our subsidiaries as an independent captive manager for Pender from 1990 to 2003. The plaintiffs allege a fraudulent conspiracy involving the manner in which Pender was managed, operated or advised by the defendants, which allegedly resulted in substantial damages to the plaintiffs and, in a second claim, negligence with respect to certain reinsurance policies. We intend to defend ourselves vigorously at the trial, which is scheduled to commence in October 2005. We are unable at this time to ascertain the total amount of damages suffered by the claimants or what portion, if any, of those damages the court might ultimately determine to be the responsibility of the Willis defendants.

        Gender Discrimination Class Action. A federal district court action was commenced against us in 2001 on behalf of an alleged nationwide class of present and former female officer and officer equivalent employees alleging that we discriminated against them on the basis of their gender and seeking injunctive relief, money damages, attorneys' fees and costs. To date the court has denied plaintiffs' motions to certify a nationwide class or to grant nationwide discovery, but has certified a class of female officers and officer equivalent employees based in our Northeast (New York, New Jersey and Massachusetts) offices. We believe that the purported class consists of approximately 200 women, but we believe that the class certification is improper, and we have therefore filed a petition for an immediate appeal of the class certification ruling. Even if the judge's class certification ruling is ultimately upheld on appeal, we believe that we have valid defenses to the discrimination claims on the merits. At a recent status conference, the district court judge urged both sides to attempt to mediate this matter, and the parties have agreed to do so. We cannot predict at this time what, if any, damages might result from this action.

MANAGEMENT

        The following are our current directors and executive officers and their ages as of March 31, 2005 and positions within the Willis Group. Their business address is c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX, England. Mr. Plumeri and the executive officers named below manage our operational business and strategic direction.

Name	Age	Position
Joseph J. Plumeri	61	Chairman, Chief Executive Officer and Director
Gordon M. Bethune	63	Director
William W. Bradley	61	Director
Joseph A. Califano, Jr.	73	Director
James R. Fisher	49	Director
Perry Golkin	51	Director
Paul M. Hazen	63	Director
Wendy E. Lane	53	Director
James F. McCann	53	Director
Scott C. Nuttall	32	Director
Douglas B. Roberts	57	Director
William C. Bartholomay	76	Group Vice Chairman
William P. Bowden, Jr.	61	Group General Counsel
Richard J.S. Bucknall	56	Vice Chairman and Co-Chief Operating Officer
Thomas Colraine	46	Vice Chairman, Co-Chief Operating Officer and Group Chief Financial Officer
Christopher M. London	57	Global Sales and Marketing Director
Patrick Lucas	66	Executive Vice President; Managing Partner of Gras Savoye & Company
David B. Margrett	51	Chief Executive Officer, Global Specialties
Stephen G. Maycock	52	Group Human Resources Director
Grahame J. Millwater	41	Chairman and Chief Executive Officer of Willis Re
George P. Reeth, Jr.	48	President of Willis North America
Jeanette Scampas	44	Executive Vice President, Global Information Systems and Global Operations
Sarah J. Turvill	51	Chief Executive Officer of International Operations
Mario Vitale	49	Chief Executive Officer of Willis North America

DESCRIPTION OF NOTES

        The following is a description of the particular terms of the 2010 Notes and the 2015 Notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities referred to as Willis North America senior debt securities that is set forth in the accompanying prospectus under "Description of Debt Securities." To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

        The notes will be issued under an indenture, dated as of July 1, 2005, among Willis North America, the Guarantors and JPMorgan Chase Bank, N.A., as trustee. This indenture is referred to as the Willis North America senior indenture in the accompanying prospectus. The following statements with respect to the notes are summaries of the provisions of the notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

        The Issuer, Willis North America, will issue $250 million of 2010 Notes and $350 million of 2015 Notes. The 2010 Notes and the 2015 Notes will each constitute a separate series under the indenture. As described under "—Further Issuances," under the indenture the Issuer can issue additional 2010 Notes or 2015 Notes at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

        The notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. The notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under "—Book-Entry, Delivery and Form."

        The trustee, through its corporate trust office in New York City, will act as the Issuer's paying agent and security registrar in respect of the notes. The current location of such corporate trust office is 4 New York Plaza, 15th Floor, New York, New York, 10004. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

        The notes will not be entitled to the benefit of any sinking fund.

Payments

        The 2010 Notes will mature on July 15, 2010. Interest on the 2010 Notes will accrue at a rate of 5.125% per annum.

        The 2015 Notes will mature on July 15, 2015. Interest on the 2015 Notes will accrue at a rate of 5.625% per annum.

        Interest on each series of the notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2006. The Issuer will pay interest to those persons who were holders of record on the January 1 or July 1 immediately preceding the applicable interest payment date. Interest on each series of the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

        The Issuer may, from time to time, without notice to or the consent of the holders of either series of the notes, increase the principal amount of any series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form a single series with the previously issued notes of such series, including for voting purposes.

Ranking

        The notes will be:

  •
  unsubordinated unsecured obligations of the Issuer;

  •
  equal in ranking ("pari passu") with all the Issuer's existing and future senior debt;

  •
  senior in right of payment to all the Issuer's future subordinated debt;

  •
  effectively subordinated to all the Issuer's existing and future secured debt to the extent of the value of the assets securing such debt; and

  •
  guaranteed on a senior unsecured basis by the Guarantors.

        As of March 31, 2005, after giving effect to this offering, the total outstanding debt of the Issuer, excluding unused commitments made by lenders, would have been $600 million. As of that date, and after taking the same factors into account, all of the Issuer's debt would have been represented by the notes.

        The Issuer only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of the Issuer's subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of the Issuer, and not of the Issuer's subsidiaries. As a result, all the existing and future liabilities of the Issuer's subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

        The total balance sheet liabilities of the Issuer's subsidiaries after giving effect to this offering and the application of the net proceeds from the offering as of March 31, 2005, excluding unused commitments and amounts due to the Issuer, would have been $3.8 billion.

        The Issuer's subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer's subsidiaries, in which case this debt would be effectively senior in right of payment to the notes.

        The notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through subsidiaries. Therefore, Issuer's ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

        The Issuer's obligations under the indenture will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

  •
  a general unsecured obligations of the applicable Guarantor;

  •
  equal in ranking ("pari passu") with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee;

  •
  senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

  •
  effectively subordinated to any existing or future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

        As of March 31, 2005, after giving effect to the offering and the application of the net proceeds from the offering, the total outstanding debt of the Guarantors in the aggregate would have been approximately $600 million, none of which would have constituted secured indebtedness and none of which would have constituted subordinated indebtedness.

        The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. Federal or state laws. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with generally accepted accounting principles.

Optional Redemption

        The Issuer may redeem the notes of either series in whole at any time or in part from time to time, at the Issuer's option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes being redeemed; and

  •
  the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points in the case of the 2010 Notes and at the applicable Treasury Rate plus 25 basis points in the case of the 2015 Notes.

        In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

        "Comparable Treasury Issue" means, with respect to each series of notes, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

        "Reference Treasury Dealer" means (a) Citigroup Global Markets Inc., (b) J.P. Morgan Securities Inc. and (c) one or more of Greenwich Capital Markets, Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Lehman Brothers Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Comerica Securities, Inc., ING Financial Markets LLC, Lloyds TSB Bank plc and SunTrust Capital Markets, Inc. that the Issuer appoints to act as a Reference Treasury Dealer from time to time, in each case and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Issuer shall substitute another primary dealer of U.S. government securities.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the notes being redeemed.

        "Treasury Rate" means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

        The Issuer will mail a notice of redemption to each holder of notes of the series to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of notes of the series to be redeemed of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers' certificate delivered to the trustee no later than two business days prior to the redemption date. Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the notes of the series to be redeemed or portions thereof called for redemption. If fewer than all of the notes of the series to be redeemed are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes of that series or portions thereof for redemption from the outstanding notes of that series not previously called (i) if the series of notes to be redeemed are listed on any securities exchange, in accordance with the requirements of such exchange, or (ii) if the series of notes to be redeemed are not so listed, by such method as the trustee deems fair and appropriate.

Certain Covenants

  Limitation on Liens

        The indenture provides that Willis Group Holdings Limited shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, which we refer to in this prospectus supplement as an Initial Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Willis Group Holdings Limited that is owned, directly or indirectly, by Willis Group Holdings Limited or any of its subsidiaries, in each case whether owned at the date of the original issuance of the notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the notes of each series will be secured by such Lien equally and ratably with (or prior to) all other Debt of Willis Group Holdings Limited or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

  Limitation on Dispositions of Significant Subsidiaries

        The indenture provides that Willis Group Holdings Limited shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary of Willis Group Holdings Limited. Notwithstanding the foregoing limitation, (a) Willis Group Holdings Limited and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of Willis Group Holdings Limited, (b) any subsidiary of Willis Group Holdings Limited may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to Willis Group Holdings Limited or another subsidiary of Willis Group Holdings Limited, (c) Willis Group Holdings Limited and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock, if the consideration received is at least equal to the fair market value (as determined by the board of directors of Willis Group Holdings Limited acting in good faith) of such Capital Stock, and (d) the Issuer and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, Willis Group Holdings Limited may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under "—Covenants, Consolidation, Merger or Sale of Assets."

Merger, Consolidation or Sale of Assets

        The Issuer or any of the Guarantors, without the consent of any holder of outstanding notes of either series, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, provided that:

          (1)   the person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

            (a)   is organized (i) in the case of the Issuer, under the laws of any United States jurisdiction or any state thereof; (ii) in the case of any Guarantor other than Willis Group Holdings Limited, under the laws of England and Wales; and (iii) in the case of Willis Group Holdings Limited, under the laws of any United States jurisdiction, any state thereof,

    Bermuda, the United Kingdom or any country that is a member of the European Monetary Union and was a member of the European Monetary Union on January 1, 2004; and

            (b)   expressly assumes the Issuer's or such Guarantor's obligations on the notes and under the indenture;

          (2)   after giving effect to the transaction, no event of default shall have happened and be continuing; and

          (3)   certain other conditions are met, including in the case of a consolidation with or merger into a person organized other than under the laws of Bermuda by Willis Group Holdings Limited or the conveyance, transfer or lease by Willing Group Holdings Limited of its properties and assets substantially as an entity to a person organized other than under the laws of Bremuda that Willis Group Holdings Limited shall have delivered, or have caused to be delivered, to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

Additional Amounts

        With respect to any payments made by a Guarantor that is organized other than under the laws of the United States of America, any State thereof or the District of Columbia, all payments made by the Guarantor under, or with respect to, the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus supplement as the Taxes, imposed or levied by or on behalf of the jurisdiction of organization of such Guarantor or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus supplement as a Taxing Jurisdiction, unless such Guarantor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

        If any Guarantor is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the notes, such Guarantor will pay such additional amounts, which we refer to in this prospectus supplement as Additional Amounts, as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

        The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the notes.

Events of Default

        Each of the following constitutes an event of default with respect to each series of notes under the indenture:

          (1)   a default in payment of interest (including Additional Amounts) on any notes of such series when due continued for 30 days;

          (2)   a default in the payment of the principal of any notes of such series at maturity;

          (3)   a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than such series of notes) continued for 60 days after written notice from the trustee or the holders of 25% or more in principal amount of such series of notes outstanding, respectively;

          (4)   a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time;

          (5)   certain events of bankruptcy, insolvency or reorganization; and

          (6)   any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

        If an event of default with respect to a series of notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the notes of such series then outstanding may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from the events described in item (5), all outstanding notes of such series will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to any notes of such series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes of that series may, by written notice rescind and annul such acceleration under certain circumstances. See "Modification and Waiver" below.

        The Issuer must filed annually with the trustee an officers' certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

        The indenture provides that the trustee, within 60 days after the occurrence of a default, will give by mail to all holders of any such series notice of all defaults with respect to such series known to it, unless such default has been cured or waived; but in the case of a default in the payment of the principal of or interest on any notes of such series, the trustee shall be protected in withholding such notice if a committee of its trust officers in good faith determines that the withholding of such notice is in the interests of the holders of such series.

Modification and Waiver

        The modification and amendment provisions of the indenture described under "Description of Debt Securities—Modification and Waiver" will apply to each series of the notes.

Satisfaction and Discharge of Indenture; Defeasance

        The discharge, defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities—Satisfaction and Discharge of Indenture; Defeasance" in the accompanying prospectus will apply to each series of the notes.

Regarding the Trustee

        The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer's creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

        The indenture and each series of the notes will be governed by and construed in accordance with the laws of the State of New York.

SEC Reports and Reports to Holders

        The SEC reports and reports to holders provisions of the indenture described under "Description of Debt Securities—Reports by Parent Guarantor" in the accompanying prospectus will apply to each series of the notes.

Book-Entry, Delivery and Form

        DTC, New York, NY, will act as securities depository for each series of the notes. Each series of the notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        Beneficial interests in the notes will be shown on, and transfers thereof will be affected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

        DTC has informed us that DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

        Purchases of the notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

        To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Payments of principal, interest and premium, if any, on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer's responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

        Secondary market sales of book-entry interests in the notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC's Settlement System.

        If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual notes in exchange for the Global Security representing such notes. In addition, the Issuer may, at any time and in its sole discretion, determine not to have the notes represented by one or more Global Securities and, in such event, will issue individual notes in exchange for the Global Security or Securities representing the notes. Also, if an event of default with respect to either series of notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute notes of such series in definitive form in exchange for the Global Security or Securities representing the notes. Individual notes will be issued in denominations of $1,000 and integral multiples thereof.

        The Issuer will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the notes.

        The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

  Clearstream and Euroclear

        Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

Certain Definitions

        Set forth below are certain of the defined terms used in the indenture.

        "Capital Stock" means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including, without limitation, preferred stock and any debt security convertible or exchangeable into such equity interest.

        "Debt" means:

          (a)   the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

          (b)   all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

          (c)   all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (e)   all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

          (f)    all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

          (g)   to the extent not otherwise included in this definition, hedging obligations of such person.

        "Guarantee" means a guarantee on the terms set forth in the indenture by a Guarantor of the Issuer's obligations with respect to either series of the notes.

        "Guarantor" means each of Willis Group Holdings Limited, a company organized and existing under the laws of Bermuda, TA I Limited, a company organized and existing under the laws of

England and Wales, TA II Limited, a company organized and existing under the laws of England and Wales, TA III Limited, a company organized and existing under the laws of England and Wales, Trinity Acquisition Limited, a company organized and existing under the laws of England and Wales, TA IV Limited, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales, and any other person that becomes a Guarantor pursuant to the indenture.

        "Lien" means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

        "Permitted Lien" means Liens on the Capital Stock of a significant subsidiary to secure Debt incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of Willis Group Holdings Limited or any other subsidiary of Willis Group Holdings Limited and provided further that such Debt matures within 180 days from the date such Debt was incurred.

        "Significant Subsidiary" means any subsidiary that would be a "Significant Subsidiary" of a specified person within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

CERTAIN INCOME TAX CONSEQUENCES

Bermuda Taxation

        The following summary of Bermuda tax matters is based upon the advice of Appleby Spurling Hunter, our Bermuda counsel, regarding current law and practice in Bermuda. This summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase the Issuer's notes. Investors should consult their professional advisers on the possible tax consequences of their subscribing for, purchasing, holding, selling or redeeming the Issuer's notes under the laws of their countries of citizenship, residence, ordinary residence or domicile.

        On the date of this prospectus supplement, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders or noteholders, other than shareholders or noteholders ordinarily resident in Bermuda.

        Pursuant to the Exempted Undertakings Tax Protection Act 1966, as amended, we have received an undertaking from the Bermuda Ministry of Finance that, in the event of there being enacted in Bermuda any legislation imposing withholding or other tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or to our shares, debentures or other obligations except and so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any land leased or let to us in Bermuda.

        As an exempted company, we are liable to pay to the Bermuda Government an annual Government fee presently not to exceed $27,825, based upon our assessable capital.

United States Taxation

        This section describes the material United States federal income tax consequences of owning the notes offered in this offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks;

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this subsection does not apply to you and you should refer to "United States Alien Holders" below.

        Payments of Interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

        Purchase, Sale and Retirement of the Notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

United States Alien Holders

        This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        If you are a United States holder, this subsection does not apply to you.

        Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

  •
  the Issuer and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

  (a)
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

  (b)
  you are not a controlled foreign corporation that is related to the Issuer through stock ownership; and

  (c)
  the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

  i.
  you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person;

  ii.
  in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person;

  iii.
  the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

  a.
  a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

  b.
  a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

  c.
  a U.S. branch of a non-United States bank or of a non-United States insurance company;

        and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

      iv.
      the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business;

      a.
      certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

      b.
      to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

      v.
      the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations;

  •
  no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote at the time of death; and

  •
  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

        In general, if you are a noncorporate United States holder, the Issuer and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        In general, if you are a United States alien holder, payments of principal or interest made by the Issuer and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—United States Alien Holders" are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  (a)
  an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify; under penalties of perjury, that you are not a United States person; or

  (b)
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

  •
  you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

        In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  (a)
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  (b)
  such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNDERWRITING

        Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter's name.

Underwriter	Principal amount of notes due 2010	Principal amount of notes due 2015
Citigroup Global Markets Inc.	$87,500,000	$122,500,000
J.P. Morgan Securities Inc.	87,500,000	122,500,000
Greenwich Capital Markets, Inc.	11,250,000	15,750,000
Banc of America Securities LLC	8,437,500	11,812,500
Credit Suisse First Boston LLC	8,437,500	11,812,500
Lehman Brothers Inc.	8,437,500	11,812,500
UBS Securities LLC	8,437,500	11,812,500
ABN AMRO Incorporated	5,000,000	7,000,000
Barclays Capital Inc.	5,000,000	7,000,000
Comerica Securities, Inc.	5,000,000	7,000,000
ING Financial Markets LLC	5,000,000	7,000,000
Lloyds TSB Bank plc	5,000,000	7,000,000
SunTrust Capital Markets, Inc.	5,000,000	7,000,000

Total	$250,000,000	$350,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. Lloyds TSB Bank plc is participating in this offering through its London branch and will not make any offers or sales in the United States.

        The underwriters propose to offer some of the notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the applicable public offering price less a concession not to exceed 0.350% of the principal amount of the 2010 notes (in the case of the 2010 notes) and 0.400% of the principal amount of the 2015 notes (in the case of the 2015 notes). The underwriters may allow, and dealers may reallow a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Willis North America
Per 2010 note	0.600%
Per 2015 note	0.650%

        In connection with the offering, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of the notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $400,000.

        We intend to use more than 10% of the net proceeds of the sale of our senior notes to repay indebtedness under our existing senior credit facility owed by us to banking affiliates of certain of the underwriters. Accordingly, this offering is being made in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        J.P. Morgan Securities Inc. ("JPMorgan") will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF NOTES AND GUARANTEES

        Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the notes and the guarantees for us. Cravath, Swaine & Moore LLP, New York, New York, is representing the underwriters in connection with this offering. Sullivan & Cromwell LLP and Cravath, Swaine & Moore LLP will rely as to all matters of Bermuda law in respect of the guarantee of Willis Group Holdings Limited and other matters of Bermuda law upon Appleby Spurling Hunter, Hamilton, Bermuda.

EXPERTS

        Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements of Willis Group Holdings Limited at December 31, 2004 and for the each of the years in the five-year period ended December 31, 2004. We have included our financial statements in this prospectus supplement in reliance on Deloitte & Touche LLP's report given on their authority as experts in accounting and auditing.

PROSPECTUS

$500,000,000

WILLIS GROUP HOLDINGS LIMITED

Debt Securities
Preferred Stock
Common Stock
Warrants
Warrant Units
Stock Purchase Contracts
Stock Purchase Units
Prepaid Stock Purchase Contracts

TRINITY ACQUISITION LIMITED

Guaranteed Debt Securities

WILLIS NORTH AMERICA INC.

Guaranteed Debt Securities

WILLIS GROUP HOLDINGS LIMITED

35,774,487 Shares of Common Stock

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        See "Risk Factors" beginning on page 5 for information about risks you should consider before you invest in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 6, 2004.

FORWARD-LOOKING STATEMENTS

        We have included in this prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as changes in premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, general economic conditions in different countries around the world, fluctuations in currency exchange rates and global equity and fixed income markets and other factors disclosed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in forward-looking statements are reasonable we can give no assurance that those expectations will prove to have been correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained in this document are qualified by reference to this cautionary statement.

BERMUDA MONETARY AUTHORITY

        The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars. The permission of the

i

Bermuda Monetary Authority is required for the issue and transfer of our shares and other securities under the Exchange Control Act 1972 of Bermuda and regulations under it.

        We have obtained the permission of the Bermuda Monetary Authority for the issuance of some of our common stock that we may offer as described in this document. In addition, we have obtained the permission of the Bermuda Monetary Authority for the free issue and transferability of some of our common stock. No permission has yet been sought from the Bermuda Monetary Authority in respect of the other securities referred to in this prospectus nor for the conversion of any such securities into shares of our common stock. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document. In addition (after the issue of any of the securities referred to in this prospectus or after the transfer of any of the selling shareholders shares referred to in this prospectus) the company will deliver to and file a copy of this prospectus together with the relevant supplemental prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The Bermuda Monetary Authority and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus. Securities may be offered or sold in Bermuda only in compliance with the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda.

ii

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities registered by the registration statements of which this prospectus is a part:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Our Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

  •
  Our Reports on Form 6-K and Form 8-K filed on January 2, January 3, February 12, February 13, April 16 and May 2, 2003.

        You may also request a copy of any or all of the information that has been incorporated by reference in this prospectus, free of cost, by writing or telephoning us at the following address and telephone number:

        Willis Group Holdings Limited
        c/o Willis Group Limited
        Ten Trinity Square
        London EC3P 3AX England
        Attention: Company Secretary
        Telephone: +44 20 7488 8111

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under "Where You Can Find More Information About Us".

The Securities We May Offer

        This prospectus is part of two registration statements that we filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Willis Group Holdings Limited may offer from time to time up to $500,000,000 of any of the following securities, either separately or in units with other securities:

  •
  debt securities;

  •
  preferred stock;

  •
  common stock;

  •
  warrants; and

  •
  stock purchase contracts and prepaid stock purchase contracts.

        In addition, all or a portion of such $500,000,000 amount may be debt securities issued by Trinity Acquisition Limited or by Willis North America Inc., each an indirect wholly-owned subsidiary of Willis Group Holdings Limited. Any debt securities issued by Trinity Acquisition Limited will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, which collectively comprise all of its direct and indirect parent entities. Any debt securities issued by Willis North America Inc. will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, which collectively comprise all of its direct and indirect parent entities.

        In addition, certain selling shareholders identified herein or, to the extent applicable, in a prospectus supplement may offer and sell from time to time an aggregate of 35,774,487 shares of common stock of Willis Group Holdings Limited. See "Selling Shareholders."

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt Securities

        We may offer unsecured general obligations of Willis Group Holdings Limited, which may be either senior, senior subordinated or subordinated, and may be convertible into shares of our common stock. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Willis Group Holdings Limited as the "Holdings debt securities". The senior debt securities will have the same rank as all of Holdings' other unsecured and unsubordinated debt. The subordinated debt securities and the senior subordinated debt securities will be entitled to payment only after payment of Holdings' senior debt.

        The Holdings debt securities will be issued under one of three indentures between Willis Group Holdings Limited and a trustee. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statements to which this prospectus relates.

        We may offer unsecured general obligations of Trinity Acquisition Limited, which may be either senior, senior subordinated or subordinated and may be convertible into shares of our common stock. Any of such debt securities of Trinity Acquisition Limited will be guaranteed by its direct and indirect parent entities, including Willis Group Holdings Limited. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Trinity Acquisition Limited as the "Trinity debt securities". The Trinity senior debt securities will have the same rank as all of the other unsecured and unsubordinated debt of Trinity Acquisition Limited. The subordinated debt securities and the senior subordinated debt securities of Trinity Acquisition Limited will be entitled to payment only after payment of Trinity Acquisition Limited's senior debt, including guarantees outstanding under our senior credit facility.

        The Trinity debt securities will be issued under one of three indentures among Trinity Acquisition Limited, the guarantors thereto and a trustee. We have summarized general features of the Trinity debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statements of which this prospectus is a part.

        We may also offer unsecured general obligations of Willis North America Inc., which may be either senior, senior subordinated or subordinated and may be convertible into shares of our common stock. Any of such debt securities of Willis North America Inc. will be guaranteed by its direct and indirect parent entities, including Willis Group Holdings Limited. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Willis North America Inc. as the "Willis North America debt securities", and we refer to the Holdings debt securities, Trinity debt securities and the Willis North America debt securities together as the "debt securities". The Willis North America Inc. senior debt securities will have the same rank as all of the other unsecured and unsubordinated debt of Willis North America Inc. The subordinated debt securities and the senior subordinated debt securities of Willis North America Inc. will be entitled to payment only after payment of Willis North America Inc.'s senior debt, including amounts outstanding under our senior credit facility.

        The Willis North America debt securities will be issued under one of three indentures between the Willis North America Inc., the guarantors thereto and a trustee. We have summarized general features of the Willis North America debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statements of which this prospectus is a part.

Preferred Stock

        We may issue preferred stock, par value $0.000115 per share, of Willis Group Holdings Limited, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Common Stock

        We may issue common stock, par value $0.000115 per share, of Willis Group Holdings Limited. Holders of common stock are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred stock. Each holder of common stock is entitled to one vote per share. Except as described herein, the holders of common stock have no preemptive rights or cumulative voting rights.

        In addition, certain selling shareholders identified herein or, to the extent applicable, in a prospectus supplement may offer and sell from time to time an aggregate of 35,774,487 shares of common stock of Willis Group Holdings Limited. See "Selling Shareholders."

Warrants and Warrant Units

        We may issue warrants for the purchase of preferred stock or common stock or debt securities of Willis Group Holdings Limited. We may issue warrants independently or together with other securities. We may also issue warrant units. Each warrant unit will consist of a warrant under which the holder, upon exercise, will purchase a specified number of shares of common or preferred stock.

Stock Purchase Contracts, Stock Purchase Units and Prepaid Stock Purchase Contracts

        We may issue stock purchase contracts obligating holders to purchase from us common stock of Willis Group Holdings Limited. We may issue stock purchase contracts independently or together as part of stock purchase units.

RISK FACTORS

Premiums and Commissions—We do not control the premiums on which our commissions are based, and volatility or declines in premiums may seriously undermine our profitability.

        We derive most of our revenues from commissions and fees for brokering and consulting services. We do not determine insurance premiums on which commissions are generally based. Premiums are cyclical in nature and may vary widely based on market conditions. From the late 1980s through late 2000, insurance premium rates generally declined as a result of a number of factors, including the expanded underwriting capacity of insurance carriers; consolidation of both insurance intermediaries and insurance carriers; and increased competition among insurance carriers.

        In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

Claims, Lawsuits and Proceedings—Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

        We are subject to various actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which in turn allege our potential liability for all or part of the amounts in question. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and proceedings could, for example, include allegations of damages for our employees or sub-agents failing, whether negligently or intentionally, to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

        While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, claims, lawsuits and proceedings may harm our reputation or divert management resources away from operating our business.

        The principal actual or potential claims, lawsuits and proceedings to which we are currently subject are (i) claims relating to services provided by one of our UK subsidiaries, Willis Faber (Underwriting Management) Limited, to another subsidiary, Sovereign Marine & General Insurance Company Limited (In Scheme of Arrangement), that was engaged in insurance underwriting prior to 1991 as well as certain third party insurance companies; (ii) potential claims which could be asserted with respect to our placement of property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of New York's World Trade Center complex; (iii) potential claims arising out of various legal proceedings between reinsurers, reinsureds and their reinsurance brokers relating to personal accident excess of loss reinsurance placements for the years 1993 to 1998; and (iv) claims relating to activities by a US subsidiary of ours, Baccala and Shoop Insurance Services, prior to 1984 for certain insurance issuing companies.

Regulation—We are subject to insurance industry regulation worldwide. If we fail to comply with regulatory requirements, we may not be able to conduct our business.

        Many of our activities are subject to regulatory supervision in the various countries and jurisdiction in which we are based or our activities are undertaken. We have in the past failed to comply with some of these regulations and future failures to comply by us or our employees may occur. While past failures have resulted in insignificant fines, any failures reported in the future could lead to disciplinary action, including requiring clients to be compensated for loss, the imposition of more substantial fines and the possible revocation of our authorization to operate as well as reputational damage. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business.

Put and Call Arrangements—We have entered into significant put and call arrangements which may require us to pay substantial amounts to purchase shares in one of our associates. Those payments would reduce our cash flow and the funds available to grow our business.

        In connection with many of our investments in our associates, we retain rights to increase our ownership percentages of these associates over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which may cause a significant decrease in our liquidity and the funds available to grow our business.

        The rights under the put arrangement may be exercised through 2011, and if fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest by 57% from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights before 2011, but have certain put rights on their death, disability or retirement. Payments in connection with management put rights would not have exceeded $35 million if those rights had been fully exercised at December 31, 2002.

        Until 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($128 million at December 31, 2002 exchange rates) or a price determined by a contractual formula based on earnings and revenue, which at December 31, 2002 would have amounted to approximately $197 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangements may significantly exceed these estimates.

Competition—Competition in our industry is intense, and if we are unable to compete effectively, we may lose market share and our business may be materially adversely affected.

        We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

        Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services.

Dependence on Key Personnel—The loss of any member of our senior management, particularly our Chairman and Chief Executive Officer, or a significant number of our brokers could negatively affect our financial plans, marketing and other objectives.

        The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Chairman and Chief Executive Officer, Joseph J. Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not be successful in doing so, because the competition for qualified personnel in our industry is intense.

International Operations—Our significant non-US operations, particularly those in the United Kingdom, expose us to exchange rate fluctuations and various risks that could impact our business.

        A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws.

        We report our operating results and financial condition in US dollars. Our US operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table below details the breakdown of revenues and expenses by currency in 2002.

	Pounds Sterling	US Dollars	Other Currencies
Revenues	14%	57%	29%
Expenses	36%	43%	21%

        Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. Given these facts, the strength of the pound sterling relative to the US dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business financial condition, cash flow and results of operations in the future.

        Our policy is to convert into pounds sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

Unenforceability of Certain United States Judgments—We are incorporated in Bermuda, and, as a result, it may not be possible for shareholders or holders of other securities to enforce civil liability provisions of the securities laws of the United States.

        We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred stock or holders of other securities to effect service of process within the United States upon us or to enforce against us in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States.

        In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby Spurling & Kempe, that the United States and Bermuda do not currently have as treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

        In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of the U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Difference in Laws—The laws of Bermuda differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        Holders of our common or preferred stock or holders of our other securities may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. We are a Bermuda company and, accordingly, are governed by the Companies Act 1981 of Bermuda, as amended. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including:

  •
  interested director transactions: Our bye-laws generally allow us to enter into any transaction or arrangement in which any of our directors have an interest. Directors may also participate in a board vote approving a transaction or arrangement in which they have an interest, so long as they have disclosed that interest. United States companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

  •
  business combinations with interested shareholders: United States companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions. There is no similar law in Bermuda.

  •
  shareholder suits: The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

  •
  limitations on directors' liability: Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. In general, U.S. companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

THE WILLIS GROUP

        Willis Group Holdings Limited is the ultimate holding company for the Willis Group. We trace our history to 1828 and are one of the largest insurance brokers in the world.

        Willis Group Holdings Limited was incorporated in Bermuda on February 8, 2001 as an exempted company under the Companies Act 1981 of Bermuda, as amended, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom to Bermuda. We completed an initial public offering of approximately 16% of our shares in June 2001. In November 2001, May 2002 and May 2003 approximately 12%, 15% and 16% of our shares were publicly sold through secondary public offerings.

        We provide a broad range of value-added risk management consulting and insurance brokerage services to in excess of 50,000 clients worldwide. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements; helping clients determine the best means of managing risk; and negotiating and placing insurance risk with insurance carriers through our global distribution network. We also provide other value added services.

        We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets, and then execute the transactions at the most appropriate available price for our client. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses) to a variety of due diligence services to the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurance risks for our own account.

        We and our associates serve a diverse base of clients located in approximately 180 countries. Those clients include major multinational and middle-market companies in a variety of industries, as well as public institutions. Many of our client relationships span decades. With approximately 13,000 employees around the world and a network of about 300 offices in some 80 countries, in each case including our associates, we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table shows the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends of Willis Group Holdings Limited or its predecessor for each of the five most recent fiscal years and for the nine months ended September 30, 2003.

	1998		1999		2000	2001	2002	Nine months ended September 30, 2003
Ratio of earnings to fixed charges	—	(a)	—	(a)	1.6	1.7	4.9	8.0
Ratio of earnings to combined fixed charges and preferred stock dividends	—	(b)	—	(b)	1.2	1.4	4.9	8.0

(a)
Earnings were insufficient to cover fixed charges for the fiscal year ended December 31, 1998 by $46 million and for the fiscal year ended December 31, 1999 by $108 million; therefore, the ratio for those fiscal years is less than one-to-one and is not shown.

(b)
Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 1998 by $57 million and for the fiscal year ended December 31, 1999 by $143 million; therefore, the ratio for those fiscal years is less than one-to-one and is not shown.

USE OF PROCEEDS

        We will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

        We will not receive any net proceeds from the sale of any shares of common stock offered by the selling shareholders.

DESCRIPTION OF DEBT SECURITIES

        This section explains the provisions of the debt securities that we may offer and sell by this prospectus. The particular terms of the debt securities offered, including any changes from these terms, will be described in a prospectus supplement relating to those debt securities.

        The debt securities will be governed by the applicable indentures. The indentures gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The applicable indentures contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every provision of the debt securities or the indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. You should read the applicable indenture, including the defined terms, and the particular terms of the debt securities for provisions that may be important to you. You should read the prospectus supplement relating to a series of debt securities for more information about the terms of a particular series of debt securities, including variations from the terms described in this prospectus. This summary is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

        The Holdings debt securities will be general unsecured obligations of Willis Group Holdings Limited. The Holdings senior debt securities will be senior to all subordinated debt of Willis Group Holdings Limited. The Holdings senior debt securities will rank equally with other unsecured, unsubordinated debt of Willis Group Holdings Limited.

        The Holdings senior subordinated debt securities will be subordinate to any Holdings senior debt and to certain other debt obligations of Willis Group Holdings Limited that may be outstanding. The Holdings senior subordinated debt securities will rank equally with certain other senior subordinated debt of Willis Group Holdings Limited that may be outstanding and senior to certain subordinated debt of Willis Group Holdings Limited that may be outstanding, including any Holdings subordinated debt securities.

        The Holdings subordinated debt securities will be subordinate in right of payment to any Holdings senior debt, to Holdings senior subordinated debt securities and to certain other obligations of Willis Group Holdings Limited and will rank equally with certain other subordinated debt of Willis Group Holdings Limited. None of the Holdings debt securities will be guaranteed unless otherwise described in the applicable prospectus supplement.

        The Holdings senior debt securities are to be issued under a senior indenture to be executed between Willis Group Holdings Limited and JPMorgan Chase Bank, N.A. We refer to this indenture as the "Holdings senior indenture". Holdings senior subordinated debt securities are to be issued under a senior subordinated indenture to be executed by Willis Group Holdings Limited and The Bank of New York, as trustee. We refer to this indenture as the "Holdings senior subordinated indenture". Holdings subordinated debt securities are to be issued under a subordinated indenture to be executed by Willis Group Holdings Limited and Citibank, N.A., as trustee. We refer to this indenture as the "Holdings subordinated indenture". In this prospectus, the Holdings senior indenture, the Holdings senior subordinated indenture and the Holdings subordinated indenture are sometimes collectively referred to as the "Holdings indentures" and the trustees thereunder are sometimes collectively referred to as the "Holdings trustees" and individually as a "Holdings trustee".

        The Trinity debt securities will be general unsecured obligations of Trinity Acquisition Limited. The Trinity senior debt securities will be senior to all subordinated debt of Trinity Acquisition Limited, including any outstanding Trinity senior subordinated debt securities and Trinity subordinated debt securities. The Trinity senior debt securities will rank equally with other unsecured, unsubordinated debt of Trinity Acquisition Limited.

        The Trinity senior subordinated debt securities will be subordinated to any Trinity senior debt securities and to other certain debt obligations of Trinity Acquisition Limited that may be outstanding, including guarantees outstanding under our senior credit facility. The Trinity senior subordinated debt securities will rank equally with certain other senior subordinated debt of Trinity Acquisition Limited that may be outstanding and senior to certain subordinated debt of Trinity Acquisition Limited that may be outstanding, including any Trinity subordinated debt securities.

        The Trinity subordinated debt securities will be subordinated in right of payment to any Trinity senior debt securities, including guarantees outstanding under our senior credit facility, and Trinity senior subordinated debt securities and to certain other obligations of Trinity Acquisition Limited and will rank equally with certain other subordinated debt of Trinity Acquisition Limited.

        The Trinity debt securities will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, which collectively comprise all of the direct and indirect parent entities of Trinity Acquisition Limited.

        The Trinity senior debt securities will be issued under a senior indenture to be executed among Trinity Acquisition Limited, Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, as guarantors, and JPMorgan Chase Bank, N.A., as trustee. We refer to this indenture as the "Trinity senior indenture". The Trinity senior subordinated debt securities will be issued under a senior subordinated indenture to be executed between Trinity Acquisition Limited, Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, as guarantors, and The Bank of New York, as trustee. We refer to this indenture as the "Trinity senior subordinated indenture". The Trinity subordinated debt securities will be issued under a subordinated indenture to be executed between Trinity Acquisition Limited, Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, as guarantors, and Citibank, N.A., as trustee. We refer to this indenture as the "Trinity subordinated indenture". The Trinity senior indenture, the Trinity senior subordinated indenture and the Trinity subordinated indenture are sometimes referred to individually as a "Trinity indenture" and collectively as the "Trinity indentures" and the trustees thereunder are sometimes collectively referred to as the "Trinity trustees" and individually as a "Trinity trustee".

        The Willis North America debt securities will be general unsecured obligations of Willis North America Inc. The Willis North America senior debt securities will be senior to all subordinated debt of Willis North America Inc., including any outstanding Willis North America senior subordinated debt securities and any Willis North America subordinated debt securities. The Willis North America senior debt securities will rank equally with other unsecured, unsubordinated debt of Willis North America Inc.

        The Willis North America senior subordinated debt securities will be subordinated to any Willis North America senior debt securities and to other certain debt obligations of Willis North America Inc. that may be outstanding, including amounts outstanding under our senior credit facility. The Willis North America senior subordinated debt securities will rank equally with certain other senior subordinated debt of Willis North America Inc. that may be outstanding and senior to certain subordinated debt of Willis North America Inc. that may be outstanding, including any Willis North America subordinated debt securities.

        The Willis North America subordinated debt securities will be subordinated in right of payment to any Willis North America senior debt securities, including amounts outstanding under our senior credit facility, and Willis North America senior subordinated debt securities and to certain other obligations of Willis North America Inc. and will rank equally with certain other subordinated debt of Willis North America Inc.

        The Willis North America debt securities will be fully and unconditionally guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited,

TA IV Limited, Willis Group Limited and Willis Partners, which collectively comprise all of the direct and indirect parent entities of Willis North America Inc.

        The Willis North America senior debt securities will be issued under a senior indenture to be executed between Willis North America Inc., Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, as guarantors, and JPMorgan Chase Bank, N.A., as trustee. We refer to this indenture as the "Willis North America senior indenture". The Willis North America senior subordinated debt securities will be issued under a senior subordinated indenture to be executed between Willis North America Inc., Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, as guarantors, and The Bank of New York, as trustee. We refer to this indenture as the "Willis North America senior subordinated indenture". The Willis North America subordinated debt securities will be issued under a subordinated indenture to be executed between Willis North America Inc., Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, as guarantors, and Citibank, N.A., as trustee. We refer to this indenture as the "Willis North America subordinated indenture". The Willis North America senior indenture, the Willis North America senior subordinated indenture and the Willis North America subordinated indenture are sometimes referred to individually as a "Willis North America indenture" and collectively as the "Willis North America indentures" and the trustees thereunder are sometimes collectively referred to as the "Willis North America trustees" and individually as a "Willis North America trustee".

        The Holdings senior indenture, the Trinity senior indenture and the Willis North America senior indenture are sometimes referred to individually as a "senior indenture" and collectively as the "senior indentures". The Holdings senior subordinated indenture, the Trinity senior subordinated indenture and the Willis North America senior subordinated indenture are sometimes referred to individually as a "senior subordinated indenture" and collectively as the "senior subordinated debt indentures". The Holdings senior indenture, the Trinity subordinated indenture and the Willis North America subordinated indenture are sometimes referred to individually as a "subordinated indenture" and collectively as the "subordinated indentures". The Holdings indentures, the Trinity indentures and the Willis North America indentures are sometimes referred to individually as an "indenture" and collectively as the "indentures". The Holdings trustees, the Trinity trustees and the Willis North America trustees are sometimes referred to individually as a "trustee" and collectively as "trustees".

        The indentures are substantially identical, except for provisions relating to guarantees, conversion and subordination. For purposes of the summaries below, the term "issuer" shall refer to Willis Group Holdings Limited in the case of Holdings debt securities, Trinity Acquisition Limited in the case of Trinity debt securities and Willis North America Inc. in the case of Willis North America debt securities. The term "guarantor" shall refer to each guarantor under the applicable Trinity indenture or Willis North America indenture, as the case may be.

        The Holdings senior debt securities, the Trinity senior debt securities and the Willis North America senior debt securities may be referred to collectively as "senior debt securities". The Holdings senior subordinated debt securities, the Trinity senior subordinated debt securities and the Willis North America senior subordinated debt securities may be referred to collectively as "senior subordinated debt securities". The Holdings subordinated debt securities, the Trinity subordinated debt securities and the Willis North America subordinated debt securities may be referred to collectively as "subordinated debt securities".

General

        The indentures do not limit the aggregate principal amount of debt securities which may be issued. The indentures also provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the amount authorized by the applicable issuer, in each case as established from time to time in or pursuant to a resolution of our board of directors and set forth in an officers' certificate or established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

        Reference is made to the prospectus supplement for the following terms of any offered debt securities:

  •
  the identity of the issuer and the guarantors, if applicable;

  •
  the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible), aggregate principal amount and authorized denominations of the offered debt securities;

  •
  the percentage of their principal amount at which such offered debt securities will be issued;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the offered debt securities will mature or the method of determination thereof;

  •
  the rate or rates (which may be fixed or variable) at which the offered debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, any reset features of the rates and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined;

  •
  the dates on which any such interest will be payable and the regular record dates for such interest payment dates;

  •
  any mandatory or optional sinking fund or purchase fund or similar provisions;

  •
  if applicable, the period or periods within which and the price or prices at which the offered debt securities may be redeemed at the option of the applicable issuer pursuant to any optional or mandatory redemption provisions or may be repurchased at the option of the holder of the offered debt securities, and the other redemption or repurchase terms;

  •
  if applicable, the terms and conditions upon which the offered debt securities may be convertible into common stock, including the initial conversion rate, the conversion period and any other provision;

  •
  if other than denominations of $1,000 and integral multiples thereof, the denominations in which debt securities of the series shall be issuable;

  •
  if other than the principal amount of the offered debt securities, the portion of the principal amount which shall be payable upon declaration of acceleration of maturity of the offered securities;

  •
  whether such offered debt securities shall be subject to defeasance and under what terms;

  •
  any events of default provided with respect to the offered debt securities that are in addition to or different from those explained here;

  •
  any subordination terms that are in addition to or different from those explained here;

  •
  any guarantee terms that are in addition to or different from those explained here; and

  •
  any other terms of the offered debt securities.

        Unless otherwise indicated in the prospectus supplement, the principal of, premium and interest on the offered debt securities will be payable, and exchanges and transfers of the debt securities will be handled, at the applicable trustee's corporate trust office. The applicable issuer will have the option to pay interest by check mailed to the holder's address as it appears in the security register.

        No service charge will be made for any registration of transfer or exchange of the offered debt securities, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with an exchange or transfer.

        Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the prospectus supplement.

Ranking

        The payment of the principal of premium, if any, and interest on, the senior subordinated debt securities and the subordinated debt securities will be subordinated, as set forth in the senior subordinated or subordinated indentures, in right of payment, to the prior payment in full of all senior indebtedness, whether outstanding on the date of the applicable indenture or thereafter incurred.

        Except as set forth in the applicable prospectus supplement, upon any distribution to creditors of an issuer or a guarantor in a liquidation or dissolution of such issuer or guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to it or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of such senior indebtedness and all outstanding letter of credit obligations will be fully cash collateralized before the holders of the debt securities will be entitled to receive any payment with respect to the senior subordinated debt securities or the subordinated debt securities, and until all senior indebtedness is paid in full in cash or cash equivalents, any distribution to which the holders of the debt securities would be entitled shall be made to the holders of senior indebtedness, except that holders of the senior subordinated debt securities or the subordinated debt securities may receive

  (1)
  shares of capital stock and any securities representing indebtedness that are subordinated at least to the same extent as the senior subordinated debt securities or the subordinated debt securities to

  •
  senior indebtedness and

  •
  any securities issued in exchange for senior indebtedness and

  (2)
  payments made from the trust referred to under "Satisfaction and Discharge of Indenture; Defeasance".

        An issuer or a guarantor also may not make any payment upon or in respect of the senior subordinated debt securities or the subordinated debt securities, except in such subordinated securities or from the trust referred to under "Satisfaction and Discharge of Indenture; Defeasance", if

  (1)
  a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, designated senior indebtedness occurs and is continuing beyond any applicable period of grace, a payment default, or

  (2)
  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, a non-payment default, and the applicable trustee receives a payment blockage notice with respect to such default from a representative of holders of such designated senior indebtedness.

        Payments on the senior subordinated debt securities or the subordinated debt securities, as the case may be, including any missed payments, may and shall be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such designated senior indebtedness shall have been discharged or paid in full in cash or cash equivalents and all outstanding letter of credit obligations shall have been fully cash collateralized; and

  (2)
  in case of a nonpayment default, the earlier of

  •
  the date on which such nonpayment default is cured or waived,

  •
  179 days after the date on which the applicable payment blockage notice is received, each such period, the payment blockage period, or

  •
  the date such payment blockage period shall be terminated by written notice to the applicable trustee from the requisite holders of such designated senior indebtedness necessary to terminate such period or from their representative.

No new payment blockage period may be commenced until 365 days have elapsed since the effectiveness of the immediately preceding payment blockage notice. However, if any payment blockage notice within such 365-day period is given by or on behalf of any holders of designated senior indebtedness, other than the agent under our senior credit facility, the agent under our senior credit facility may give another payment blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the applicable trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 days.

        If an issuer or a guarantor fails to make any payment on the senior subordinated debt securities or the subordinated debt securities when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an event of default under the applicable indenture and would enable the holders of the senior subordinated debt securities or the subordinated debt securities to accelerate the maturity of such debt securities.

        The applicable indenture will further require that an issuer or a guarantor promptly notify holders of senior indebtedness if payment of the senior subordinated debt securities or the subordinated debt securities is accelerated because of an event of default.

        "Designated senior indebtedness" means:

  •
  senior indebtedness under our senior credit facility (including any amendments, replacements or refinancings thereof) and, in the case of the subordinated debt securities of Willis North America, any existing 9% senior subordinated notes due 2009; and

  •
  any other senior indebtedness permitted under the applicable indenture the principal amount of which is $25.0 million or more and that has been designated by an issuer as designated senior indebtedness.

        "Senior indebtedness" means:

  (1)
  the obligations under our senior credit facility; and

  (2)
  the obligations under any other indebtedness permitted to be incurred by an issuer under the terms of the applicable indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated debt securities or the subordinated debt securities, as the case may be, including, with respect to clauses (1) and (2), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate specified in the documents evidencing or governing such senior indebtedness, whether or not such interest is an allowable claim in such bankruptcy proceeding.

        Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include:

  •
  any liability for federal, state, local or other taxes owed or owing by an issuer;

  •
  any obligation of an issuer to its direct or indirect parent corporations or to any of its subsidiaries;

  •
  any accounts payable or trade liabilities, including obligations in respect of funds held for the account of third parties, arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities, other than obligations in respect of letters of credit under our senior credit facility;

  •
  any indebtedness that is incurred in violation of the applicable indenture;

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to an issuer;

  •
  in the case of the subordinated debt securities, any indebtedness, guarantee or obligation of an issuer which is subordinate or junior to any other indebtedness, guarantee or obligation of such issuer;

  •
  indebtedness evidenced by the subordinated debt securities and, in the case of the senior subordinated debt securities, indebtedness evidenced by the senior subordinated debt securities; and

  •
  capital stock of an issuer.

        "Senior Indebtedness" of an issuer or any guarantor of the senior subordinated debt securities or the subordinated debt securities has a correlative meaning.

Conversion Rights

        The prospectus supplement will provide whether the offered debt securities will be convertible and, if so, the initial conversion price or conversion rate at which such convertible debt securities will be convertible into shares of Willis Group Holdings Limited common stock. The holder of any convertible debt security will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by Willis Group Holdings Limited, to convert such debt security at the principal amount (or, if such debt security is an original issue discount security, such portion of the principal amount thereof as is specified in the terms of such debt security) into shares of common stock at the conversion price or conversion rate set forth in the prospectus supplement, subject to adjustment. The holder of a convertible debt security may convert a portion of the debt security which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the holder, if applicable, such right will terminate upon receipt of written notice of the exercise of the option.

        In certain events, the conversion rate will be subject to adjustment as set forth in the applicable indenture. Such events may include:

  •
  the issuance of shares of any class of capital stock of Willis Group Holdings Limited as a dividend on the common stock into which the debt securities of such series are convertible;

  •
  subdivisions, combinations and reclassifications of the common stock into which debt securities of such series are convertible;

  •
  the issuance to all holders of common stock into which debt securities of such series are convertible of rights or warrants entitling the holders (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the current market price per share of common stock (as defined in the indentures); and

  •
  the distribution to all holders of common stock of evidences of debt of Willis Group Holdings Limited or of assets (excluding cash dividends paid from retained earnings and dividends payable in common stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above).

        No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. Fractional shares of common stock will not be issued upon conversion, but Willis Group Holdings Limited will pay a cash adjustment for it. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible debt securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest which the registered holder is to receive.

Defaults, Notice and Waiver

        The following are events of default under the indentures with respect to debt securities of any series issued thereunder:

  •
  default in the payment of interest on any debt security of that series when due continued for 30 days (whether or not such payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the payment of the principal of (or premium, if any on) any debt security of that series at its maturity (whether or not payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the deposit of any sinking fund payment, when due by the terms of any debt security of that series (whether or not payment is prohibited by the subordination provisions, if any, of the indenture);

  •
  default in the performance, or breach, of any other covenant of the applicable issuer, any of its restricted subsidiaries, in the case of Holdings debt securities or Trinity debt securities, Trinity or any of its restricted subsidiaries, in the case of Willis North America debt securities, or any guarantor specified in the indenture or any debt security of that series (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than that series), continued for 90 days after written notice from the trustee or the holders of 25% or more in principal amount of the debt securities of such series outstanding;

  •
  certain events of bankruptcy, insolvency or reorganization;

  •
  if applicable, any guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms; and

  •
  any other event of default provided with respect to debt securities of that series.

        If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case of an event of default arising from the events described in the fifth bullet above, all outstanding debt securities of the applicable series will become due and payable without further action or notice. However, any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, by written notice rescind and annul such acceleration under certain circumstances. For information as to waiver of defaults, see "Modification and Waiver" below.

        Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provision relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and the continuation thereof.

        The applicable issuer and, in the case of Willis North America debt securities, Trinity Acquisition Limited must file annually with each trustee an officers' certificate stating whether or not the issuer is in default in the performance and observance of any of the terms, provisions and conditions of the respective indenture and, if so, specifying the nature and status of the default.

        Each indenture provides that the trustee, within 90 days after the occurrence of a default, will give by mail to all holders of debt securities of any series notice of all defaults with respect to such series known to it, unless such default has been cured or waived; but, in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund or similar obligation installment with respect to debt securities of such series, the trustee shall be protected in withholding such notice if the board of directors or such committee of directors as designated in such indenture or responsible officer of the trustee in good faith determines that the withholding of such notice is in the interest of such holders.

        Each indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any right or power under such indenture at the request of any such holders. Each indenture provides that the holders of a majority in principal amount of the then outstanding debt securities of any series may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee regarding the debt securities of such series. The right of a holder to institute a proceeding with respect to each indenture is subject to certain conditions precedent including notice and indemnity to the trustee, but the holder has an absolute right to receipt of principal and interest when due and to institute suit for payment of principal and interest.

Covenants

  Consolidation, Merger and Sale of Assets

        Unless otherwise indicated in the prospectus supplement relating to offered debt securities, the applicable issuer and, in the case of Willis North America debt securities, Trinity Acquisition Limited, without the consent of any holder of outstanding debt securities, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which the applicable issuer or, in the case of Willis North America debt securities, Trinity Acquisition Limited is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the applicable issuer or Trinity Acquisition Limited, as the case may be, substantially as an entirety is organized under the laws of any United States jurisdiction or the jurisdiction of organization of such issuer or Trinity Acquisition Limited, as the case may be, and expressly assumes the applicable issuer's or Trinity Acquisition Limited's obligations, as the case may be, on the debt securities and under the indenture, that after giving effect to the transaction, no event of default shall have happened and be continuing, and that certain other conditions are met.

  Other Covenants

        The prospectus supplement relating to offered debt securities will describe any other material covenants in respect of a series of debt securities. Unless otherwise indicated in the applicable prospectus supplement, any covenants applicable to the Holdings debt securities will be binding on Holdings and its restricted subsidiaries and any covenants applicable to the Trinity debt securities or the Willis North America debt securities will be binding on Trinity and its restricted subsidiaries, with the exception of any covenant regarding filing reports under the Securities Exchange Act of 1934, as amended, which will be binding on Willis Group Holdings Limited. Other than the covenant included in the indentures described under "Consolidation, Merger and Sale of Assets" above or any covenant described in the applicable prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations or the incurrence of additional indebtedness by the applicable issuer or any guarantor, and there are no covenants or other provisions in the indenture providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control transaction or a highly leveraged transaction.

Modification and Waiver

        Modification and amendments of the indentures may be made by the applicable issuer, if applicable, any guarantor, and the trustee with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected provided, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or any premium or interest, on any debt security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  adversely affect any right of repayment at the option of the holder of any security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation of the holder or modify the payment terms of any sinking fund or similar obligation;

  •
  impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to any debt security; or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

        Without the consent of any holder of outstanding debt securities, the applicable issuer, any guarantor, and the trustee may amend or supplement the indentures and each series of debt securities to evidence the succession of another corporation to the applicable issuer or a guarantor and the assumption of such successor to the obligations thereof, to establish the form or terms of any series of debt securities, to cure any ambiguity or inconsistency or to provide for debt securities in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

        The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

        The applicable indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when:

  •
  all debt securities, with all debt securities, with the exceptions provided for in the applicable indenture, of that series have been delivered to the applicable Trustee for cancellation;

  •
  all debt securities of that series not theretofore delivered to the applicable Trustee for cancellation:

  •
  have become due and payable;

  •
  will become due and payable at their stated maturity within one year; or

  •
  are to be called for redemption within one year; or

  •
  certain events or conditions occur as specified in the applicable prospectus supplement.

        Unless otherwise specified in the prospectus supplement, the applicable issuer can terminate all of its obligations under the indenture with respect to the debt securities of any series, other than the obligation to pay interest on, premium, if any, and the principal of the debt securities of such series and certain other obligations, known as "covenant defeasance", at any time by:

  •
  depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities of such series to their maturity; and

  •
  complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance.

        In addition, unless otherwise specified in the prospectus supplement, the applicable issuer can terminate all of its obligations under the indenture with respect to the debt securities of any series, including the obligation to pay interest on, premium, if any, and the principal of the debt securities of such series, known as "legal defeasance", at any time by:

  •
  depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities of such series to their maturity, and

  •
  complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a change in the federal tax law since the date of the indenture to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or the delivery to the trustee of a ruling or other formal statement or action by the Internal Revenue Service to the same effect.

Guarantees

        Unless otherwise set forth in the applicable prospectus supplement, the Holdings debt securities will not be guaranteed. Payment of the principal of, premium, if any, and interest on the Trinity debt securities will be fully and unconditionally guaranteed, jointly and severally, by Willis Group Holdings Limited, TA I Limited, TA II Limited and TA III Limited, which collectively comprise all of its direct and indirect parent entities. Payment of the principal of, premium, if any, and interest on the Willis North America debt securities will be fully and unconditionally guaranteed, jointly and severally, by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited, Willis Group Limited and Willis Partners, which collectively comprise all of its direct and indirect parent entities. The guarantees will be made on a senior, senior subordinated or subordinated basis corresponding to the relative ranking of the underlying debt securities.

        The obligations of each guarantor under its guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. Federal or state laws. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from any other guarantor in a pro rata amount based on the net assets of each guarantor determined in accordance with generally accepted accounting principles.

        A guarantee issued by any guarantor will be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any person not an affiliate of Willis Group Holdings Limited of all of Willis Group Holdings Limited's capital stock in, or all or substantially all the assets of, such guarantor.

Trustees

        JPMorgan Chase Bank, N.A. is the trustee under the senior indentures. The Bank of New York is the trustee under the senior subordinated indentures. Citibank, N.A. is the trustee under the subordinated indentures. The trustees may perform certain services for and transact other banking business with Willis Group Holdings Limited, Trinity Acquisition Limited, Willis North America Inc. or, if applicable, any guarantor from time to time in the ordinary course of business.

Bermuda Monetary Authority Approval

        The approval of the Bermuda Monetary Authority will be required prior to any issuance or transfer of any debt security of Willis Group Holdings Limited or for the conversion of any debt securities into common stock of Willis Group Holdings Limited.

DESCRIPTION OF CAPITAL STOCK

        The following summary is a description of the material terms of the capital stock of Willis Group Holdings Limited. Our memorandum of association and bye-laws are filed as exhibits to the registration statements to which this prospectus relates.

General

        We were incorporated as an exempted company under The Companies Act 1981 of Bermuda, as amended. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

        Our authorized capital consists of 4,000 million shares of common stock and 1,000 million shares of preferred stock. As of September 30, 2003, our issued and outstanding share capital consisted of 154,251,139 shares of common stock. With the consent of the Bermuda Monetary Authority, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that we are offering in this prospectus.

Common Stock

        Our current authorized but unissued shares are at the disposal of our board of directors, who may issue, grant options over or otherwise dispose of those shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

  Voting Rights and Shareholders' Meetings

        Holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Unless required by Bermuda law or our bye-laws, voting at general meetings is decided by a simple majority of the votes cast at a meeting at which a quorum is present. Under our bye-laws, shareholders representing at least 50% of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote constitute a quorum. Under our bye-laws, the vote of 75% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

        Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

        Bermuda law requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings must be made in writing at least 21 days before the meeting and notice of special general meetings must be made in writing at least seven days before the meeting.

  Election or Removal of Directors

        Under Bermuda law and our bye-laws, directors are elected at the annual general meeting or to serve until their successors are elected or appointed, unless they are earlier removed or resign.

        The election of our directors is determined by a simple majority of votes cast, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all directors.

        Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

  Duties of Directors and Officers

        Under the Companies Act 1981, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of the company is also required to comply with the provisions of the Companies Act 1981, all related regulations and the Company's bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.

        Under Bermuda law, the directors' duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director's skills and experience.

        Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines has contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director's, officer's or auditor's percentage of responsibility as determined by the court.

  Dividend Rights

        Dividends are payable only when declared by the board of directors. Bermuda law prohibits a company from declaring a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after payment, be unable to pay its liabilities as they become due, or the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

  Rights In Liquidation

        In the event of our liquidation, after payment of all debts and liabilities, we will distribute our remaining assets to our shareholders in proportion to their ownership of outstanding shares, subject to the preferential rights accorded to any series of preferred stock.

  Pre-Emptive Rights

        Generally, holders of our common stock have no pre-emptive rights. In limited circumstances not involving a public offering, pursuant to our shareholder rights agreement, members of the consortium are entitled to pre-emptive rights.

  Changes In Capital

        We may from time to time by shareholder resolution passed by a simple majority:

  •
  increase our share capital to be divided into shares in the amount that the resolution prescribes;

  •
  divide our shares into several classes with different rights;

  •
  consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

  •
  cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

  •
  change the currency denomination of our share capital; and

  •
  authorize the reduction of issued share capital or any share premium.

  Transfer Of Shares

        Transfer of shares must be in writing. The instruments of transfer of a share may be in any form which our board of directors approves.

  Modification Of Rights

        Our bye-laws provide that, subject to Bermuda law, the rights attached to any class of shares of common stock may be modified by a resolution passed at a separate general meeting of the holders representing at least a majority of the votes cast of that class. For purposes of this meeting, one or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

  Borrowing Power

        Neither Bermuda law nor our bye-laws will restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, no shareholders' resolution being required.

Preferred Stock

        Authorized shares of our preferred stock may be issued at the discretion of our board of directors without any further action by the shareholders, except as required by applicable law or regulation. Our board of directors is authorized, from time to time, to divide the preferred stock into classes or series, to designate each class or series and to determine for each class or series its respective rights and preferences, including, without limitation, any of the following:

  •
  the rate of dividends and whether dividends will be cumulative or have a preference over the common stock in right of payment;

  •
  the terms and conditions upon which shares may be redeemed and the redemption price;

  •
  sinking fund provisions for the redemption of shares;

  •
  the amount payable in respect of each share upon a voluntary or involuntary liquidation of us;

  •
  the terms and conditions upon which shares may be converted into other securities of ours, including common stock;

  •
  limitations and restrictions on payment of dividends or other distributions on, or redemptions of, other classes of our capital stock junior that that series, including the common stock;

  •
  conditions and restrictions on the incurrence of certain indebtedness or issuance of other senior classes of capital stock;

  •
  the terms on which shares may be redeemed, if any; and

  •
  voting rights.

        Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights. The preferred stock authorized is of the type commonly known as blank-check preferred stock.

        The prospectus supplement relating to the new series will specify whether the series of preferred stock will be issued separately, as part of warrant units or upon exercise of warrants.

  Ranking

        Each new series of preferred stock will rank equally with each other series of preferred stock and prior to our common stock regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

  Dividends

        Holders of each new series of preferred stock will be entitled to receive cash dividends, if declared by the board of directors out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

  •
  the dividend rates;

  •
  whether the rates will be fixed or variable or both;

  •
  the dates of distribution of the cash dividends; and

  •
  whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

        We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by the board of directors.

        We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

  Conversion and Exchange

        The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

  Redemption

        We will specify in the prospectus supplement applicable to each new series of preferred stock:

  •
  whether it will be redeemable at any time, in whole or in part, at our option or the holder of the preferred stock;

  •
  whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

  •
  the redemption prices.

        In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

        Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

  Liquidation Preference

        Upon the voluntary or involuntary liquidation, dissolution or winding up of Willis Group Holdings Limited, holders of each series of preferred stock will be entitled to receive:

  •
  distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

  •
  any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

        In the event that holders of preferred stock are not paid in full upon a liquidation, dissolution or winding up of Willis Group Holdings Limited, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

        After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

  Voting Rights

        The holders of shares of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

  Transfer Agent and Registrar

        We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the applicable prospectus supplement.

  Reservation of Common Stock

        We will reserve the full number of shares of our common stock issuable on conversion of the preferred stock out of the total of our authorized but unissued shares of common stock to permit the conversion of the preferred stock into shares of common stock.

Other Matters

        Access to books and records and dissemination of information.    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to the company's memorandum of association.

        The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda.

        A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Amendment of memorandum of association and bye-laws.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of votes cast at a general meeting.

        Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

        Appraisal rights and shareholder suits.    Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

  •
  a meeting of the holders of shares of the amalgamating company;

  •
  a meeting of the holders of each class of such shares; and

  •
  in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

  •
  is alleged to be beyond the corporate power of the company;

  •
  is illegal; or

  •
  would result in the violation of the company's memorandum of association or bye-laws.

        Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

        When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

        Bermuda Monetary Authority consent will be required for the issuance and or transfer of any preferred stock and for any common stock that does not currently benefit from the existing Bermuda Monetary Authority permission.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase shares of common stock or preferred stock or debt securities of Willis Group Holdings Limited. We may issue warrants independently of, or together with, any other securities, including as part of a warrant unit, and warrants may be attached to or separate from those securities.

        Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

        The applicable prospectus supplement will describe the terms of any warrants, including the following:

  •
  the title and aggregate number of the warrants;

  •
  any offering price of the warrants;

  •
  the designation and terms of any securities that are purchasable upon exercise of the warrants;

  •
  the number of shares or aggregate principal amount of the securities purchasable upon exercise of a warrant and the price of such securities;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

  •
  the time or period when the warrants are exercisable and the final date on which the warrants may be exercised and terms regarding any right of Willis Group Holdings Limited to accelerate this final date;

  •
  if applicable, the minimum or maximum amount of the warrants exercisable at any one time;

  •
  any currency or currency units in which the offering price and the exercise price are payable;

  •
  any applicable anti-dilution provisions of the warrants;

  •
  any applicable redemption or call provisions; and

  •
  any additional terms of the warrants not inconsistent with the provisions of the warrant agreement.

        The applicable prospectus supplement will describe the specific terms and other provisions of any warrant units.

        Bermuda Monetary Authority approval will be required for the issuance of any warrants to purchase shares of common or preferred stock or other debt securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND PREPAID STOCK PURCHASE CONTRACTS

        Willis Group Holdings Limited may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock of Willis Group Holdings Limited at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing each holder's obligation under the original stock purchase contract.

        The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid stock purchase contracts.

BOOK ENTRY PROCEDURES AND SETTLEMENT

        Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, ("DTC"), a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

        Purchasers of securities may only hold interests in book-entry securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers that have an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

        The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

        A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

  •
  DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days;

  •
  We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

  •
  In the case of debt securities, an event of default has occurred and is continuing with respect to such book-entry debt securities and, in exchange for any such securities, we decide to, or upon the request of the applicable trustee we shall, deliver new debt securities of that series in definitive registered form in the same aggregate principal amount as the global debt securities being exchanged.

        Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

        In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York

Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

        We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

        Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

SELLING SHAREHOLDERS

        35,774,487 of the shares of common stock of Willis Group Holdings Limited being offered pursuant to this prospectus may be offered by certain selling shareholders.

        The following presents information with respect to the beneficial ownership of our shares and the number of shares that may be sold hereunder as of September 30, 2003, by each potential selling shareholder. The actual amount, if any, of common stock to be offered by each selling shareholder and the amount and percentage of common stock to be owned by such selling shareholder following such offering will be disclosed in the applicable prospectus supplement.

        Unless otherwise indicated, the address of each person named in the table below is Ten Trinity Square, London EC3P 3AX, England. The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital before and after this offering is based on 154,251,139 shares of common stock outstanding on September 30, 2003.

				Number of Shares Beneficially Owned After the Sale of Maximum Number of Shares
	Shares Beneficially Owned		Maximum Number of Shares to be Sold Hereunder
Name and Address of Beneficial Owner
	Number	%		Number	%
KKR 1996 Overseas, Limited(1)	35,543,328	23.04%	35,543,328	—	—
Henry R. Kravis(1)	35,543,328	23.04%	35,543,328	—	—
George R. Roberts(1)	35,543,328	23.04%	35,543,328	—	—
Perry Golkin(1)	35,577,328	23.06%	35,543,328	34,000	*
Todd A. Fisher(1)	35,551,328	23.05%	35,543,328	8,000	*
Scott C. Nuttall(1)	35,546,328	23.04%	35,543,328	3,000	*
James R. Fisher(2)	288,886	*	260,386	28,500	*
Fisher Capital Corp. L.L.C.(2)	231,159	*	231,159	—	—

*
Less than 1%.

(1)
Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 23.04% of our issued and outstanding shares prior to this offering. Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Todd A. Fisher, Johannes P. Huth, Alex Navab, Jr., Robert I. MacDonnell and Michael T. Tokarz, as members of

  KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a director and an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is also a limited partner of KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by Kohlberg Kravis Roberts & Co. L.P. and KKR Associates II (1996), Limited Partnership. The amounts owned by Messrs. Golkin, Fisher and Nuttall include 34,000, 8,000 and 3,000 shares respectively. The address of KKR 1996 Overseas, Limited is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, B.W.I., and the address of each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(2)
James R. Fisher owns 28,500 shares of our stock. Fisher Capital Corp. L.L.C., is the beneficial owner of exercisable options to purchase 231,159 shares of our stock. Mr. Fisher, as the managing member and majority owner of Fisher Capital Corp. L.L.C., may be deemed to share ownership of any shares beneficially owned by Fisher Capital Corp. L.L.C. but disclaims such beneficial ownership. James R. Fisher has an interest in 29,227 of our shares as an investor through KKR Partners (International) Limited Partnership. Mr. Fisher may be deemed to share beneficial ownership of any shares beneficially owned by KKR Partners (International) Limited Partnership but disclaims such beneficial ownership. The address of Mr. Fisher and Fisher Capital Corp. L.L.C is 8 Clarke Drive, Cranbury, New Jersey 08512.

        The approval of the Bermuda Monetary Authority will be required for the transfer of any common stock that does not currently benefit from existing Bermuda Monetary Authority permission.

PLAN OF DISTRIBUTION

        We may sell the debt securities, the preferred stock, the common stock, the warrants, the warrant units, the stock purchase contracts, the stock purchase units and the prepaid stock purchase contracts in any of the following ways:

  •
  to or through underwriters;

  •
  through dealers or agents;

  •
  directly to a limited number of institutional purchasers or to a single purchaser; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement for the securities we or the selling shareholders sell will describe that offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price and the proceeds to us or the selling shareholders from that sale;

  •
  any underwriting discounts, commissions or agents' fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

Underwriters

        If underwriters are used in the sale, we and the selling shareholders, as applicable, will execute an underwriting agreement with those underwriters relating to the securities that we or the selling shareholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

        The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

        We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        Any underwritten offering in which members of the NASD act as underwriters will be made in compliance with NASD Conduct Rules 2710 (Corporate Financing Rule) and 2720 (Distribution of Securities of Members and Affiliates). Pursuant to such rules, underwriting compensation, as defined in the applicable NASD Conduct Rules, will not exceed 8% in connection with any such offering.

Dealers and Agents

        If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

        We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement. Any such dealer or agent may be deemed an underwriter as that term is defined in the Securities Act of 1933, as amended.

Direct Sales

        We or the selling shareholders may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

        We and the selling shareholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

        The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Current Report on Form 8-K dated April 16, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report express an unqualified opinion and includes an explanatory paragraph relating to our adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Appleby Spurling & Kempe, Bermuda, will pass upon the matters of Bermuda law. William P. Bowden, Jr. will pass upon matters of New York law. As of January 30, 2004, Mr. Bowden owned 20,090 shares of common stock of Willis Group Holdings Limited. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2004
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-16503

WILLIS GROUP HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (Jurisdiction of incorporation or organization)	98-0352587 (I.R.S. Employer Identification No.)
c/o Willis Group Limited Ten Trinity Square, London EC3P 3AX, England (Address of principal executive offices)
(011) 44-20-7488-8111 (Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each Class Common Shares of par value $0.000115	Name of each exchange on which registered New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definite proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

        Indicate by check mark whether Registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes ☒    No ☐

        As of June 30, 2004, the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $175,643,871.

        As of March 1, 2005, there were outstanding 164,205,527 shares of common stock, par value $0.000115 per share of the Registrant.

DOCUMENTS INCORPORATED BY REFERENCE

        Portions of Willis Group Holding Limited's 2005 Notice of Annual Meeting of Stockholders and Proxy Statement are incorporated by reference in the Form 10-K in response to Items in Part II and Part III.

WILLIS GROUP HOLDINGS LIMITED
ANNUAL REPORT ON FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2004

Certain Definitions

        The following definitions apply throughout this annual report unless the context requires otherwise:

"Company or Group"	Willis Group Holdings Limited and its subsidiaries.
"Companies Act"	The Companies Act 1981 of Bermuda, as amended.
"KKR"	Kohlberg Kravis Roberts & Co. L.P.
"Shares"	The shares of common stock of Willis Group Holdings Limited, par value $0.000115 per share.
"Willis Group Holdings"	Willis Group Holdings Limited.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        We have included in this document forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as changes in premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, general economic conditions in different countries around the world, fluctuations in currency exchange rates and global equity and fixed income markets and other factors disclosed under "Risk Factors" and elsewhere in this document. Although we believe that the expectations reflected in forward-looking statements are reasonable we can give no assurance that those expectations will prove to have been correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained or incorporated by reference in this document are qualified by reference to this cautionary statement.

PART I

Item 1—Business

History and Development of the Company

        Willis Group Holdings is the ultimate holding company for the Group. We trace our history to 1828 and are one of the largest insurance brokers in the world.

        Willis Group Holdings was incorporated in Bermuda on February 8, 2001 as an exempted company under the Companies Act, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom to Bermuda. On incorporation Willis Group Holdings was wholly-owned by Profit Sharing (Overseas), Limited Partnership, an affiliate of KKR and one of the existing shareholders of TA I Limited ("TA I").

        Effective May 8, 2001, Willis Group Holdings exchanged its Shares for all the issued and outstanding ordinary shares of TA I. On April 10, 2001, Willis Group Holdings made an offer to exchange one of its non-voting management common shares for each outstanding non-voting management ordinary share of TA I. The non-voting management shares issued by Willis Group Holdings automatically converted into voting shares on consummation of the Willis Group Holdings' initial public offering. In addition, all management ordinary stock options of TA I were rolled over into identical stock options of Willis Group Holdings. As a consequence of these transactions, Willis Group Holdings is the beneficial owner of 100% of TA I's issued and outstanding share capital.

        Willis Group Holdings completed an initial public offering of approximately 16% of its Shares in June 2001. In November 2001, May 2002, April 2003 and February 2004 approximately 12%, 15%, 16% and 15% respectively, of the Shares were publicly sold through secondary public offerings.

        For administrative convenience, we utilize the offices of a subsidiary company as our principal executive offices. The address is:

  Willis Group Holdings Limited
  c/o Willis Group Limited
  Ten Trinity Square
  London EC3P 3AX
  England
  Tel: +44-20-7488-8111

        For several years, we have focussed on our core retail broking operations and part of this overall strategy includes divesting our third party claims administration businesses, and other non-core business interests. In recent years, we have made a number of acquisitions around the world and have increased our ownership in several of our associates which were not wholly- owned where doing so strengthened our retail network and our specialty businesses. In 2004, our acquisitions included a 50% interest in Shanghai Pudong Insurance Brokers Limited (since renamed Willis Pudong Insurance Brokers Co. Limited), China's leading insurance broker; a 56% interest in Coyle Hamilton, Ireland's largest privately owned insurance broker, with the remaining interests to be acquired in 2007 and 2009; Opus Holdings Limited, an insurance broking business based in the United Kingdom, together with acquisitions in Denmark, Hong Kong and Mexico. In January 2005, we acquired the business of Essence Insurance Broker., Ltd, an insurance broker based in Taiwan; and C R King and Partners Limited, an insurance broker based in England. In February 2005 we announced that American Wholesale Insurance Group, Inc. would acquire our US wholesale unit, the Stewart Smith Group. The transaction is expected to close at the end of the first quarter of 2005. We also announced in February 2005, the acquisition of CGI Consulting, Inc., a US employee benefits firm.

Available Information

        Willis Group Holdings files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file at the SEC's public reference room at 450 Fifth Street, NW, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information that issuers (including Willis Group Holdings) file electronically with the SEC. The SEC's website is www.sec.gov.

        The Company makes available, free of charge through our website at www.willis.com our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

        The Company's Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Corporate Governance and Nominating Committee Charter are also available on our website www.willis.com in the Corporate Governance section, or upon written or verbal request. Requests for copies of these documents should be directed in writing to the Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX, England or by telephone to +44 207 860 9146.

General

        We provide a broad range of insurance brokerage and risk management consulting services to our worldwide clients. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries.

        In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.

        We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets and then execute the transactions at the most appropriate available price, terms and conditions for our clients. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses), to a variety of due diligence services to the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurance risks for our own account.

        We and our associates serve a diverse base of clients located in more than 180 countries. These clients include major multinational and middle-market companies in a variety of industries, as well as public institutions and individual clients. Many of our client relationships span decades. With approximately 15,800 employees around the world and a network of about 300 offices in some 80 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients.

Business Strategy

        Our strategic objectives are to continue to grow revenues, cash flow and earnings and to enhance our position as one of the largest global providers of risk management services. We will build on our areas of strength and eliminate areas in which we do not see the opportunities for strong profitable growth. The key elements of this strategy are to capitalize on a strong, global franchise, emphasize our value-added services, focus on cross-selling our services, increase operating efficiencies, implement global best practices and create a single company culture. We also pursue strategic acquisitions and investments to strengthen our global franchise.

Our Business

        Insurance is a global business, and its participants are affected by global trends in capacity and pricing. Accordingly, we operate as one global business which ensures all clients' interests are handled efficiently and comprehensively, whatever their initial point of contact. We organize our business into three main areas: Global, North America and International. For information regarding revenues by geographic locations, see Note 15 of Notes to the Consolidated Financial Statements contained herein.

Global

        Our Global business provides specialist brokerage and consulting services to clients worldwide for the risks arising from specific industrial and commercial activities. In these operations, we have extensive specialized experience handling diverse lines of coverage, including complex insurance programs, and acting as an intermediary between retail brokers and insurers. We increasingly provide consulting services on risk management with the objective of assisting clients to reduce the overall cost of risk. Our Global business serves clients in around 180 countries, primarily from United Kingdom offices, although we also serve clients from offices in the United States, Continental Europe and Asia.

        The Global business is divided into Global Specialties, Global Markets, Willis Reinsurance and Willis UK and Ireland.

        Global Specialties has strong global positions in aerospace, marine, energy, construction and several niche businesses. In aerospace we are highly experienced in the provision of insurance and reinsurance brokerage and risk management services to aerospace clients, including aircraft manufacturers, air cargo handlers and shippers, airport managers and other general aviation companies. Advisory services provided by aerospace include claims recovery, contract and leasing risk management, safety services and market information. Aerospace's clients are spread throughout the world and include over 290 airlines and nearly 40% of the world's leading insured non-American airports by passenger movement. Aerospace is also prominent in supplying the space industry through providing insurance and risk management services to over 40 companies. Other clients include those introduced from other intermediaries as well as insurers seeking reinsurance.

        The energy practice provides insurance brokerage services including property damage, liability, control of well and pollution insurance to the energy industry.

        We provide marine insurance and reinsurance brokerage services, including hull, cargo and general marine liabilities. Marine's clients include direct buyers, other insurance intermediaries and insurance and reinsurance companies. Marine insurance brokerage is our oldest line of business dating back to our establishment in 1828. Other services of marine include claims collection and recoveries.

        The construction practice provides risk management advice and places cover for a wide range of UK and international construction activities. Our expertise has encompassed the Channel Tunnel Rail Link and the construction of LNG Production Facilities in Equatorial New Guinea.

        We have three niche business areas: Fine Art, Jewelry and Specie; Special Contingency Risks and Hughes-Gibb.

        The Fine Art, Jewelry and Specie unit provides specialist risk management and insurance services to fine art, diamond and jewelry businesses and operators of armored cars. Coverage is also obtained for vault and bullion risks. The Special Contingency Risks unit specializes in producing packages to protect corporations, groups and individuals against special contingencies such as kidnap and ransom, extortion, detention and political repatriation. The Hughes-Gibb unit principally services the insurance needs of the horse racing and horse breeding industry and also arranges the reinsurance of horse racing and horse breeding-related business for insurers worldwide.

        Global Markets comprises Global Markets North America, Global Markets International, Global Markets Financial and Professional Risks and Carrier Relations. Global Markets North America develops global solutions and marketing capability for all our businesses based in North America and Bermuda. The core areas of focus are property, casualty and management liability risks. Global Markets International works closely with the Willis UK and International retail networks to further develop access to global markets, and provide structuring and placing skills in the relevant areas of property and casualty liability. Global Markets Financial and Professional Risks specializes in broking directors' and officers' insurance as well as professional indemnity insurance for corporations and professional firms. It also places structured crime and specialist liability insurance for clients across the broad spectrum of financial solutions as well as specializing in strategic risk assessment and transactional risk transfer solutions. It also incorporates our political risk unit, as well as structured finance and credit teams. Finally, Carrier Relations analyzes, oversees and coordinates our Group activities and relationships with underwriting markets globally.

        Stewart Smith is a wholesale unit within North America, which, through 13 offices, provides specialist insurance broking services. In February 2005, we announced the sale of Stewart Smith to the American Wholesale Insurance Group, Inc. and this sale is expected to close by March 31, 2005.

        We are one of the world's largest intermediaries for reinsurance and have a significant market share in many of the major markets, particularly marine and aviation. In the reinsurance area, we provide clients, both insurance and reinsurance companies, with a complete range of transactional capabilities as well as analytical and advisory services such as hazard modeling, financial and balance sheet analysis and reinsurance optimization studies. We also have a consulting unit, which markets its capabilities in actuarial and hazard modeling, as well as knowledge of the financial implications of catastrophe losses.

        Willis UK and Ireland offers risk management and brokering services to corporate clients and individuals through approximately 28 offices. This unit also includes Coyle Hamilton, the Republic of Ireland's largest privately-owned insurance broker, in which we acquired a 56% interest on October 1, 2004. This company has since been renamed Coyle Hamilton Willis. Each office services its own clients accessing the Group's global resources as appropriate to suit the clients' requirements. This unit also includes Corporate Risk Solutions, which arranges tailored solutions for major companies, including several constituents of the UK FTSE 250 and the Willis Commercial Network which comprises franchise partnerships with nearly 70 privately-owned local UK insurance brokers and is designed to enable these brokers to meet the insurance requirements of small companies and individuals.

North America

        Our North America business provides risk management, insurance brokerage, employee benefits, and related risk management services to a wide variety of clients in the United States and Canada. In addition, we supply specialist consulting and brokerage services, including construction; environmental; healthcare; and captive management. Our North America business operates through a network of approximately 80 offices located in 36 states in the United States and six offices in Canada. Certain parts of our Global business also have operations in the United States.

        The North America business focuses on four customer segments; large account, middle market, small commercial and private client, which enables us to service our clients, and present ourselves to prospects in a consistent manner, with tailor-made solutions depending on the size, geography or other characteristics of the audience.

        The construction division specializes in providing risk management, insurance and surety bonding services to the construction industry. This division provides services to around one-quarter of the Engineering New Record Top 400 contractors (a listing of the largest 400 North American contractors based on revenue), as well as numerous other contracting clients. In addition, it has specialties in major construction project placements, and has many of the largest US homebuilders as clients.

        The employee benefits practice provides industry leading brokerage and consulting expertise and resources for our clients in all areas of human resources, with a special focus on three areas: controlling employee benefit plan costs, reducing the amount of time and work the client spends on their plans, and educating and training their employees on corporate, HR and benefit plan issues. The Human Resources Outsourcing component of this practice recently has been strengthened with the acquisition of PRIMARY Worldwide Corporation in California and CGI Consulting Inc. headquartered in Pennsylvania.

        Healthcare provides insurance and consulting services to healthcare professionals, working with clients to identify malpractice risks and find solutions that minimize or eliminate the cost of these risks. We also provide insurance and risk management services to healthcare companies and HMOs.

        The executive risk practice provides our clients with management liability solutions addressing a variety of exposures. Our environmental practice focuses on helping clients manage environmental risks and potential liabilities and also provides risk management and insurance brokerage services to the environmental services industry.

        The Captive Management, Actuarial and Pooling unit provides consulting and services to develop, design and manage our large clients self funded, risk retention, pooling and captive insurance businesses. We also have offices in Bermuda, Cayman, Barbados and Hawaii.

        In addition, we provide specialist expertise to clients and insurance underwriters through other practices operating through expert staff located throughout the North American network. These practices include utility, energy, mergers and acquisitions, financial institutions, real estate, consumer goods, hospitality and gaming.

International

        Our International unit consists of a network of subsidiaries and associates other than those in North America, the United Kingdom and Republic of Ireland. This operation is located in 71 countries worldwide, including 24 countries in Europe, 12 in the Asia/Pacific region and 35 elsewhere in the world. The services provided are focused according to the characteristics of each market and are not identical in every office, but generally include direct risk management and insurance brokerage, specialist and reinsurance brokerage and employee benefits consulting.

        We believe the combined total revenues of our International subsidiaries and associates provide an indication of the spread and capability of our International network. In 2004, combined total revenues of our International subsidiaries and our associates were $827 million compared to $714 million in 2003. Our consolidated total revenues for 2004 only include the revenues of our International subsidiaries of $433 million and do not include the revenues of our associates of $394 million.

        As part of our on-going strategy, we have significantly strengthened International's market share and operations through a number of acquisitions and strategic investments. The most significant of these is the 33% interest in Gras Savoye, France's leading insurance broker.

        In 2003, we increased our investment in Willis GmbH to 100% and increased the ownership in Willis Iberia to 77% with our French associate, Gras Savoye, owning the remaining 23%.

        In 2004, we acquired Ital Re S.p.A., a major Italian reinsurance broker, and Kirecon A/S, a leader in providing reinsurance brokerage services in Denmark. We also completed several transactions consistent with our strategy to increase ownership in our associates where doing so strengthened our retail network and our speciality businesses. These included the acquisition of the remaining 70% interest in Willis A/S, Denmark's largest insurance broker; an additional 20% stake in Herzfeld & Levy S.A., now named Herzfeld Willis S.A., our retail operation in Argentina, taking our ownership to 60%; an additional 10% interest in Willis South Africa (Pty) Limited, taking our ownership to 80%; an additional 10% interest in our Swedish operation Willis Global Financial Executive Risks AB, taking our ownership to 92%. We also purchased an interest of 50% in Willis Pudong Insurance Brokers Co. Limited, which is engaged in insurance and reinsurance brokerage activities throughout the People's Republic of China. Willis Pudong has ten branch offices in China. In January 2005, we acquired Essence Insurance Broker., Limited, an insurance broker based in Taiwan.

        The following is a list of the major International associate investments currently held by us and our interest as of December 31, 2004:

Company	Country	% Ownership
Europe
Gras Savoye & Cie	France	33
Asia/Pacific
Multi-Risk Consultants (Thailand) Limited	Thailand	25
Willis (Malaysia) Sdn. Bhd	Malaysia	30
Willis Insurance Brokers (B) Sdn. Bhd	Brunei	38
Willis Pudong Insurance Brokers Co. Limited	China	50
Rest of the World
Al-Futtaim Willis Faber (Private) Limited	Dubai	49

        In connection with many of our investments, we retain rights to increase our ownership percentage over time, typically to a majority or 100% ownership position. In addition, in certain instances our co-shareholders have a right, typically based on some price formula of revenues or earnings, to put some or all of their shares to us. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        In addition to our strategic investments in associates, we have acquired a controlling interest in a broad geographic spread of other brokers. The following is a list of the significant International subsidiaries in which we have a controlling interest and our interest as of December 31, 2004:

Company	Country	% Ownership
Europe
Willis Re GmbH & Co., K.G.	Germany	100
Willis AB	Sweden	87
Willis Global Financial and Executive Risks AB	Sweden	92
Willis OY AB	Finland	100
Willis GmbH & Co., K.G.	Germany	100
Willis Italia S.p.A.	Italy	100
Willis Iberia Correduria de Seguros y Reaseguros S.A.	Spain	85
Willis A.S.(1)	Norway	50
Willis Corretores de Seguros S.A.	Portugal	85
Willis B.V.	Netherlands	100
Willis CIS L.L.C.	Russia	100
Willis Polska S.A.	Poland	100
Willis sro	Czech Republic	100
Willis Kft	Hungary	80
Willis A.G.	Switzerland	100
Willis A/S	Denmark	100
Asia/Pacific
Willis Hong Kong Limited	Hong Kong	100
PT Willis Indonesia	Indonesia	100
Willis Korea Limited	Korea	100
Willis (Singapore) Pte Ltd.	Singapore	100
Willis (Taiwan) Limited	Taiwan	100
Rest of the World
Herzfeld Willis S.A.	Argentina	60
Willis Intermediario de Reaseguro S.A. de C.V.	Mexico	100
Willis Corretaje de Reaseguros S.A.	Venezuela	100
Willis Consultoria em Resseguros Limitada	Brazil	100
Willis Corretores de Seguros Limitada	Brazil	100
Willis Faber Chile Limitada	Chile	100
Willis Australia Limited	Australia	100
Willis New Zealand Limited	New Zealand	99
Willis S.A.	Argentina	60
Willis Correa Insurance Services S.A.	Chile	80
Willis Agente de Seguros y Fianzas, S.A. de C.V.	Mexico	51
Willis South Africa (Pty) Limited	South Africa	80
Rontarca Prima, Willis, C.A.	Venezuela	65
Willis Colombia Corredores de Seguros S.A.	Colombia	51

(1)
We have a 50.1% interest in the company.

Customers

        Our customers operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Further, many of our client relationships span decades, for instance our relationship with The Tokio Marine and Fire Insurance Company, Limited dates back over 100 years. No one client accounted for more than 10% of revenues for fiscal year 2004. Additionally, we place insurance with over 5,000 insurance carriers, none of which individually accounted for more than 11% of the total premiums we placed on behalf of our clients in 2004.

Competition

        We face competition in all fields in which we operate. According to the July 2004 edition of Business Insurance, the 162 largest commercial insurance brokers globally reported brokerage revenues totalling $30.2 billion in 2003. The insurance brokerage industry is led by three global participants: Marsh & McLennan Companies, Inc., with approximately 31% of the worldwide market in 2003 referred to above; Aon Corporation, with approximately 22% of the worldwide market in 2003; and us, with approximately 7% of the worldwide market in 2003. The industry is highly fragmented beyond these three brokers, with the next largest broker having approximately 4% of the worldwide market.

        Competition in the insurance brokerage and risk management businesses in general is based on global capability, product breadth, innovation, quality of service and price. Our global capability and product breadth is similar to those of the two other global brokers, and thus we compete with them primarily based on innovation, quality of service and price. In addition, we compete with numerous specialist, regional and local firms. Insurance companies also compete with our brokers by directly soliciting insureds without the assistance of an independent broker or agent. Competition for premiums is intense in all our business lines and in every insurance market. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insurers are currently retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies are increasingly relying upon captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. We and our competitors provide management and similar services for those alternative risk transfer programs. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. Our market share has been stable in recent years. We believe that our strategies of building on our strong global franchise, expanding on our employee benefit capabilities, increasing our operating efficiencies and creating a single company culture will allow us to retain and gain clients in the competitive marketplace. We also believe that our market position will provide us with opportunities to acquire smaller companies with strong regional presence or specialized expertise.

Regulation

        The manner in which we conduct our business is subject to legal requirements and governmental and quasi-governmental regulatory supervision in virtually all countries in which we operate. These requirements are generally designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.

        Throughout 2004, our business activities in the United Kingdom were regulated by the General Insurance Standards Council, as well as by the Financial Services Authority.

        All European Union member states were required to implement the European Union Insurance Mediation Directive by January 2005. The Directive introduced rules to enable insurance and reinsurance intermediaries to operate and provide services within each member state of the EU on a basis consistent with the EU single market and customer protection aims. Each EU member state was required to ensure that the insurance and reinsurance intermediaries resident in their country were registered with a statutory body in that country and that each intermediary met professional requirements in relation to their competence, good repute, professional indemnity cover and financial capacity. In the United Kingdom the statutory body is the Financial Services Authority. From January 14, 2005, The Financial Services Authority became the sole regulator of insurance and reinsurance intermediary businesses in the United Kingdom.

        The Financial Services Authority has prescribed the methods by which our insurance and reinsurance operations are to conduct business. The Financial Services Authority generally conduct their regulatory functions through the establishment of net worth and other financial criteria. They also require the submission of reports and have investigative and disciplinary powers. Monitoring visits are carried out to assess our compliance with regulatory requirements.

        Further, our clients have the right to file complaints with our regulators about our services, and the regulators may conduct an investigation or require us to conduct an investigation into these complaints. Our failure, or that of our employees, to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities, can result in disciplinary action, fines, reputational damage and financial harm.

        Our activities in connection with insurance brokerage services within the United States are subject to regulation and supervision by state authorities. Although the scope of regulation and form of supervision may vary from jurisdiction to jurisdiction, insurance laws in the United States are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. That supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokerage in the jurisdictions in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

        All companies carrying on similar activities in a given jurisdiction are subject to that regulation which are not dissimilar to the requirements for our operations in the United Kingdom and United States. We do not consider that these regulatory requirements adversely affect our competitive position.

Employees

        As of December 31, 2004 we had approximately 12,400 employees worldwide of whom approximately 4,000 were employed in each of the United Kingdom and the United States, with the balance being employed across the rest of the world. In addition, our associates had approximately 3,400 employees, all of whom were located outside the United Kingdom and the United States.

Risks Relating to our Business

        This section describes the material risks affecting the Group's business. These risks could materially affect the Group's business, its revenues, operating income, net income, net assets and liquidity and capital resources and, accordingly should be read in conjunction with any forward-looking statements in this Annual Report on Form 10-K.

  Premiums and Commissions—We do not control the premiums on which our commissions are based, and volatility or declines in premiums may seriously undermine our profitability.

        We derive most of our revenues from commissions and fees for brokering and consulting services. We do not determine insurance premiums on which commissions are generally based. Premiums are cyclical in nature and may vary widely based on market conditions. From the late 1980s through late 2000, insurance premium rates generally declined as a result of a number of factors, including the expanded underwriting capacity of insurance carriers; consolidation of both insurance intermediaries and insurance carriers; and increased competition among insurance carriers.

        In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

  Claims, Lawsuits and Other Proceedings—Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

        We are subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which allege our potential liability for all or part of the amounts in question. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and other proceedings could, for example, include allegations of damages for our employees or sub-agents improperly failing to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

        While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, claims, lawsuits and other proceedings may harm our reputation or divert management resources away from operating our business.

        The principal actual or potential claims, lawsuits and proceedings to which we are currently subject are (i) claims relating to services provided by one of our UK subsidiaries, Willis Faber (Underwriting Management) Limited, to another subsidiary, Sovereign, that was engaged in insurance underwriting prior to 1991 as well as certain third party insurance companies; (ii) potential claims which could be asserted with respect to our placement of property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of New York's World Trade Center complex; (iii) potential regulatory and other proceedings relating to contingent compensation arrangements; (iv) potential claims arising out of various legal proceedings between reinsurers, reinsureds and their reinsurance brokers relating to personal accident excess of loss reinsurance placements for the years 1993 to 1998; and (v) potential claims arising out of legal proceedings by Cable & Wireless Plc and Pender Insurance Limited, its captive insurer, against the Company and others in respect of the provision of captive management services to Pender. See Item 3 "Legal Proceedings".

  Regulation—We are subject to insurance industry regulation worldwide. If we fail to comply with regulatory requirements, we may not be able to conduct our business.

        Many of our activities are subject to regulatory supervision in virtually all the countries in which we are based or our activities are undertaken. Failure to comply with some of these regulations could lead to disciplinary action, including requiring clients to be compensated for loss, the imposition of penalties and the revocation of our authorization to operate. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business. See Item 1 "Business—Regulation".

  Put and Call Arrangements—We have entered into significant put and call arrangements which may require us to pay substantial amounts to purchase shares in one of our associates. Those payments would reduce our cash flow and the funds available to grow our business.

        In connection with many of our investments in our associates, we retain rights to increase our ownership percentages over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which could decrease our liquidity and the funds available to grow our business. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        The rights under the put arrangement may be exercised through 2011. If fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights before 2011, but have certain put rights on their death, disability or retirement. Payments in connection with management put rights would not have exceeded $65 million if those rights had been fully exercised at December 31, 2004.

        During 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($166 million at December 31, 2004 exchange rates) or a price determined by a contractual formula based on earnings and revenue, which at December 31, 2004 would have amounted to approximately $368 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangements may significantly exceed these estimates.

  Competition—Competition in our industry is intense, and if we are unable to compete effectively, we may lose market share and our business may be materially adversely affected.

        We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

        Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. See Item 1 "Business—Competition".

  Dependence on Key Personnel—The loss of any member of our senior management, particularly our Chairman and Chief Executive Officer, or a significant number of our brokers could negatively affect our financial plans, marketing and other objectives.

        The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Chairman and Chief Executive Officer, Joseph J. Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not continue to be successful in doing so, because the competition for qualified personnel in our industry is intense.

  International Operations—Our significant non-US operations, particularly those in the United Kingdom, expose us to exchange rate fluctuations and various risks that could impact our business.

        A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws.

        We report our operating results and financial condition in US dollars. Our US operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table gives an approximate analysis of revenues and expenses by currency in 2004.

	Pounds Sterling	US Dollars	Other Currencies
Revenues	15%	56%	29%
Expenses	32%	46%	22%

        Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. Given these facts, the strength of the pound sterling relative to the US dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business financial condition, cash flow and results of operations in the future.

        Our policy is to convert into pounds sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

Item 2—Properties

        We own and lease a number of properties for use as offices throughout the world and believe that our properties are generally suitable and adequate for the purposes for which they are used. The principal properties are located in the United Kingdom and the United States. Our principal office at Ten Trinity Square in London is a landmark building which we own. In November 2004 we entered into an Agreement for Lease with long-time client British Land plc relating to our new UK headquarters in

London. Construction is scheduled to commence in early 2005 and Willis occupancy is targeted for late 2007.

Item 3—Legal Proceedings

        General.    We are subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Similar to other corporations, we are also subject to a variety of other claims, including those relating to our employment practices. Some of those claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. Most of the claims, lawsuits and other proceedings arising in the ordinary course of business are covered by professional indemnity or other appropriate insurance. In respect of self-insured deductibles, we have established provisions against these items which are believed to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments. On the basis of current information, we do not expect that the actual claims, lawsuits and other proceedings to which we are subject or potential claims, lawsuits and other proceedings relating to matters discussed below will ultimately have a material adverse effect on our financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows in particular quarterly or annual periods.

        The most significant actual or potential claims, lawsuits and other proceedings, of which we are currently aware are:

        Sovereign/WFUM.    Sovereign, a wholly owned subsidiary of ours, operated as an insurance company in the United Kingdom and from 1972 Sovereign's underwriting activities were managed by another wholly owned subsidiary of ours, Willis Faber (Underwriting Management) Limited, or WFUM. WFUM also provided underwriting agency and other services to third-party insurance companies, which we refer to as the stamp companies, some of which are long-standing clients of ours. As part of its services as agent, WFUM arranged insurance and reinsurance business on behalf of Sovereign and the stamp companies and arranged reinsurance on their behalf. In 1991, Sovereign and the stamp companies ceased underwriting new business. Sovereign entered provisional liquidation in 1997.

        On January 5, 2000, a scheme of arrangement proposed by Sovereign to its creditors became effective. The stated purpose of the scheme of arrangement is to resolve Sovereign's liabilities and provide that Sovereign's business is run off in as orderly a manner as possible. The scheme administrators have announced payments to creditors at a payment percentage of 40% payable out of Sovereign's assets. Sovereign's assets are separate and distinct from ours, and any payment from Sovereign will have no effect on our results of operations, financial condition or liquidity.

        Sovereign and certain of the stamp companies have also expressed concern about the enforceability of certain reinsurance put in place by WFUM on behalf of Sovereign and the stamp companies. Accordingly, we cannot assure you that there will be no arbitration, judicial decisions or settlements arising in the future that result in shortfalls in reinsurance recoveries for Sovereign or the stamp companies. The failure of Sovereign or the stamp companies to collect reinsurance following any adverse arbitration awards would increase the likelihood of them pursuing claims against WFUM.

        Sovereign and the stamp companies have reserved their rights generally in respect of such potential claims, and WFUM, Willis Group and certain of our brokerage subsidiaries have entered into standstill agreements which preserve the rights of potential claimants with respect to their potential claims.

        In 2004 the solvent stamp companies entered into a settlement agreement whereby Willis Group Limited and all its subsidiaries received certain immediate releases and other releases staged in return for certain staged payments. The full details of the agreement are confidential but once the final staged payment is made, Willis and its subsidiaries will be released from further potential liabilities to the stamp companies arising out of the WFUM pools. Meanwhile there remains the possibility that new matters may arise and the later staged releases will not become activated, although we are not aware of any current reason why that might occur.

        World Trade Center.    We acted as the insurance broker, but not as an underwriter, for the placement of both property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of the World Trade Center complex, including Silverstein Properties LLC, which acquired a 99-year leasehold interest in the twin towers and related facilities from the Port Authority of New York and New Jersey in July 2001. Although the World Trade Center complex insurance was bound at or before the July 2001 closing of the leasehold acquisition, consistent with standard industry practice, the final policy wording for the placements was still in the process of being finalized when the twin towers and other buildings in the complex were destroyed on September 11, 2001. There are a number of lawsuits pending in the United States between the insured parties and the insurers for several placements, including the Silverstein property placement, but we are not a party to any of these lawsuits. The principal issue in dispute in the Silverstein property litigation is whether the September 11 events constituted one or more occurrences for the purposes of the relevant insurance policies, and the outcome of this issue will significantly impact the amount that the insurers ultimately pay on the property policies. Other disputes may also arise in respect of the World Trade Center insurance placed by us which could affect the Company, including claims by one or more of the insureds that we made culpable errors or omissions in connection with our brokerage activities. However, we do not believe that our role as broker will lead to liabilities which in the aggregate would have a material adverse effect on our results of operations, financial condition or liquidity.

        Contingent Compensation Arrangements.    Beginning in April 2004, the New York Attorney General issued subpoenas to a number of insurance carriers and insurance broking firms, including the Company. These subpoenas requested information regarding, among other things, arrangements pursuant to which insurers compensated insurance brokers for distribution and other services provided to insurers. The New York Department of Insurance also requested information concerning these compensation arrangements. In October 2004, the New York Attorney General filed suit against one of the insurance brokers, accusing that broker of steering clients to insurers with which it has these compensation arrangements and of soliciting false or fictitious quotes from insurers (the "NY AG Complaint"). The New York Attorney General has stated publicly that he has broadened his investigation of the insurance industry to cover other practices and other possible violations of law, including violations of fiduciary duty, securities laws, and antitrust laws. The New York Attorney General has also publicly stated that civil and criminal charges may be filed against both individuals and other industry participants. After the New York Attorney General commenced his investigation, insurance commissioners and attorneys general of other states announced that they are conducting similar investigations and have issued subpoenas to a number of insurance carriers and insurance brokerage firms, including the Company. The Company has received requests for documents and information from eighteen other states and the District of Columbia. The Company is co-operating fully with these investigations and is producing documents and other information in response to these subpoenas. The Company has engaged in discussions with representatives of the New York Attorney General's office and of other states' insurance commissioners and attorneys general about their investigations. The Company cannot predict at this time how or when those investigations will be resolved.

        In August 2004, a state court proceeding was commenced against the Company in California by an organization purporting to act in a representative capacity on behalf of the California general public. The complaint alleges that the compensation arrangements between the Company and insurance carriers constitute deceptive trade practices, and it seeks both injunctive and equitable relief, including restitution. This action was dismissed in December 2004. A purported class action also was filed in the United States District Court for the Southern District of New York naming various insurance carriers and insurance brokerage firms, including the Company, as defendants. The complaint alleges conduct by the defendants similar to the conduct alleged in the NY AG Complaint and also alleges, among other things, the existence of a conspiracy among the insurance carriers and brokers whereby they have engaged in violations of the federal RICO statute. Similar purported class actions also have been filed against various insurance carriers and insurance brokerage firms, including the Company, in the United States District Courts for the Northern District of Illinois and the Northern District of California and in the Florida state court, and it is expected that further lawsuits may be filed. The actions filed in federal court will be transferred to the United States District Court for the District of New Jersey for co-ordinated pre-trial proceedings. The Company disputes these allegations and intends to defend itself vigorously against these actions.

        The compensation arrangements, which were initially the subject of the investigation by the New York Attorney General, are a longstanding and general practice within the insurance industry and have been disclosed by the Company for many years. On October 21, 2004, the Company announced that it was voluntarily abolishing these compensation arrangements immediately in North America and by December 31, 2004 outside North America. It is not possible at this time to predict what the outcome or the timing of any resolution of these proceedings or any possible future proceedings may be.

        Insurance Market Dispute.    Various legal proceedings are pending, have been concluded or may commence between reinsurers, reinsureds and in some cases their intermediaries, including reinsurance brokers, relating to personal accident excess of loss reinsurance for the years 1993 to 1998. The proceedings principally concern allegations by reinsurers that they have sustained substantial losses due to an alleged abnormal "spiral" in the market in which the reinsurance contracts were placed, the existence and nature of which, as well as other information, was not disclosed to them by the reinsureds or their reinsurance broker. A "spiral" is a market term for a situation in which reinsureds and reinsurers reinsure each other with the effect that the same loss or portion of that loss moves through the market multiple times.

        The reinsurers concerned have taken the position that, despite their decisions to underwrite risks or a group of risks, they are no longer bound by their reinsurance contracts. As a result, they have stopped settling claims and are seeking to recover claims already paid. We acted as the reinsurance broker or otherwise as intermediary, but not as an underwriter, for numerous personal accident reinsurance contracts, including for two contracts that were involved in one of the arbitrations. Due to the small number of reinsurance brokers generally, we were one of a small number of brokers active in the market for this reinsurance during the relevant period. We also utilized other brokers active in this market as sub-agents, including brokers who are parties to the legal proceedings described above, for certain contracts and may be responsible for any errors and omissions they may have made. In July 2003, one of the reinsurers received a judgment in the English High Court against certain parties, including a sub-broker we used to place two of the contracts involved in this trial. Although neither we nor any of our subsidiaries were a party to this or any other proceeding or arbitration, we entered into standstill agreements with certain of the principals to the reinsurance contracts tolling the statute of limitations pending the outcome of proceedings between the reinsureds and reinsurers.

        Although at this time no claims are pending against us and we have not joined any settlement effort, claims may be made against us if reinsurers do not pay claims on policies issued by them. It is too early to know what amount of underwriting losses will be alleged to be attributable to an abnormal spiral or the other issues that may be raised, or what amount, if any, reinsureds or reinsurers or other intermediaries may seek to recover from us.

        Pender Insurance Limited/Captive Insurance Management    Legal proceedings have been commenced in the English Commercial Court by Cable & Wireless Plc and Pender Insurance Limited, its captive insurer, against six of their former employees and certain other individuals and entities, and more recently two of our subsidiaries and one of our former employees. We acted through one of our subsidiaries as an independent captive manager for Pender from 1990 to 2003. The plaintiffs allege a fraudulent conspiracy involving the manner in which Pender was managed, operated or advised by the defendants, which allegedly resulted in substantial damages to the plaintiffs and, in a second claim, negligence with respect to certain reinsurance policies. We intend to defend ourselves vigorously at the trial, which is scheduled to commence in October 2005. We are unable at this time to ascertain the total amount of damages suffered by the claimants or what portion, if any, of those damages the court might ultimately determine to be the responsibility of the Willis defendants.

Item 4—Submission of Matters to a Vote of Security Holders

        None.

PART II

Item 5—Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

        Our Shares have been traded on the New York Stock Exchange under the symbol "WSH" since June 11, 2001. The high and low closing prices of our Shares, as reported by the New York Stock Exchange, are set forth below for the periods indicated.

	Price Range of Shares
	High	Low
2003:
First Quarter	$29.15	$24.21
Second Quarter	$33.15	$27.60
Third Quarter	$31.10	$27.19
Fourth Quarter	$34.20	$30.66
2004:
First Quarter	$38.36	$33.90
Second Quarter	$38.24	$34.68
Third Quarter	$37.72	$33.23
Fourth Quarter	$42.46	$31.53
2005:
First Quarter (through March 1, 2005)	$41.66	$37.85

        On March 1, 2005, the last reported sale price of our Shares as reported by the New York Stock Exchange was $40.45 per Share. As of March 1, 2005 there were approximately 1,200 shareholders of record of our Shares.

Dividends

        We normally pay dividends on a quarterly basis to shareholders of record on March 31, June 30, September 30 and December 31 with the first dividend paid on April 15, 2003 to shareholders of record on March 31, 2003. The dividend payment dates and amounts are as follows:

Payment Date	$ Per Share
April 15, 2003	$0.125
July 14, 2003	$0.125
October 14, 2003	$0.1625
January 13, 2004	$0.1625
April 15, 2004	$0.1875
July 13, 2004	$0.1875
October 14, 2004	$0.1875
January 15, 2005	$0.1875

        On February 9, 2005 our Board of Directors announced that the quarterly cash dividend had been increased to $0.215 per Share, which will be payable on April 15, 2005 to shareholders of record on March 31, 2005.

        There are no governmental laws, decrees or regulations in Bermuda which will restrict the remittance of dividends or other payments to non-resident holders of the Company's common stock.

        On the date of this document there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda.

        Pursuant to the Exempted Undertakings Tax Protection Act 1966, as amended, we have received an undertaking from the Bermuda Ministry of Finance, that, in the event of there being enacted in Bermuda any legislation imposing withholding or other tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or to our Shares, debentures or other obligations except and so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any land leased or let to us in Bermuda.

        The gross amount of dividends paid to US shareholders will be treated as dividend income to such holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. This income will be includable in the gross income of a US shareholder as ordinary income on the day received by the US shareholder. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Internal Revenue Code of 1986, as amended.

        With respect to non-corporate US shareholders, certain dividends received before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States, such as our shares. Non-corporate US shareholders that do not meet a minimum holding period requirement for our Shares during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate US shareholders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Securities Authorized for Issuance Under Equity Compensation Plans

        Information on our equity compensation plans is incorporated herein by reference to the material under the heading "Executive Compensation—Retirement and other Benefit Plans" from the 2005 Proxy Statement.

Unregistered Sales of Equity Securities and Use Of Proceeds

        During the period October 1, 2004 to December 31, 2004 the Company issued a total of 556,818 shares of common stock without registration under the Securities Act of 1933, as amended, in reliance upon the exemption under Section 4(2) of such Act relating to sales by an issuer not involving a public offering, none of which involved the sale of more than 1% of the outstanding common stock of the Company.

        The following sales of shares related to part consideration for the acquisition of interests in the following companies, other than for the company last listed, which related to full consideration for the shares acquired:

Date of Sale	Number of Shares	Acquisition
October 1, 2004	487,963	Coyle Hamilton Holdings Limited, Ireland
October 15, 2004	14,243	Cogdill Bonding & Insurance Services, Inc., USA
November 10, 2004	54,612	Rontarca Prima Willis C.A. and related companies, Venezuela

        The following shares of the Company's common stock were repurchased by the Company during the fourth quarter on a trade date basis:

Issuer Purchases of Equity Securities

Period	Total Number of Shares Purchased	Average Price per Share	Total Number of Shares Purchased as part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that may yet be Purchased under the Plans or Programs
October 1, to October 31, 2004	313,900	$37.494	313,900	$161,503,000
November 1, to November 30, 2004	—	—	—	161,503,000
December 1, to December 31, 2004	—	—	—	161,503,000

Total	313,900	$37.494	313,900

        On July 23, 2003, the Board of Directors authorized an open-ended plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock at an aggregate purchase price of up to $100 million. On February 4, 2004, the Board of Directors approved an increase in the authorization to $300 million and then on September 2, 2004, an increase in the authorization to $500 million.

Item 6—Selected Financial Data

Selected Historical Consolidated Financial Data

        The selected consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements of the Company and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report.

        The selected historical financial data presented below as of and for each of the five years ended December 31, 2004 have been derived from the audited consolidated financial statements of the

Company, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

	Year ended December 31,
	2000	2001	2002	2003	2004
	(millions, except per share data)
Statement of Operations Data:
Total revenues	$1,305	$1,424	$1,735	$2,076	$2,275
General and administrative expenses (excluding non-cash compensation)	(1,062)	(1,054)	(1,214)	(1,408)	(1,562)
Non-cash compensation—performance options	—	(158)	(80)	(20)	(11)
Unusual items (a)	(18)	—	—	—	—
Depreciation expense	(37)	(33)	(34)	(36)	(41)
Amortization of goodwill and other intangible assets	(35)	(35)	(1)	(3)	(6)
Net gain on disposal of operations	1	17	13	11	11

Operating income	154	161	419	620	666
Interest expense	(89)	(82)	(65)	(53)	(22)
Premium on redemption of subordinated notes	—	—	—	—	(17)

Income before income taxes, equity in net income of associates and minority interest	65	79	354	567	627
Income taxes	(33)	(62)	(141)	(159)	(208)
Equity in net income of associates	2	4	9	14	15
Minority interest	(25)	(19)	(12)	(8)	(7)

Net income	$9	$2	$210	$414	$427

Net income per share—basic	$0.07	$0.01	$1.43	$2.72	$2.72
Net income per share—diluted	$0.07	$0.01	$1.28	$2.45	$2.54

Average number of shares outstanding
—basic	121	136	147	152	157
—diluted	121	148	164	169	168

Balance Sheet Data (as of year end):
Total assets (b)	$7,590	$8,949	$10,145	$10,958	$11,653
Net assets	529	712	879	1,343	1,444
Total long-term debt	958	787	567	370	450
Preference shares	272	—	—	—	—
Common shares and additional paid-in capital	410	867	960	1,100	977
Total stockholders' equity	238	696	854	1,324	1,424
Other Financial Data:
Capital expenditures	$30	$40	$47	$57	$49
Cash dividends declared per common share	—	—	—	$0.58	$0.75

(a)
Unusual items consist of the following:

•
restructuring charges relating to implementation of changes to our North American business processes, which were $11 million for the year ended December 31, 2000, representing excess operating lease obligations; and

•
restructuring charges relating to the exit from certain US business lines for the year ended December 31, 2000 of $7 million. These consisted of $4 million of employee termination benefits, $1 million relating to excess operating lease obligations and $2 million relating to other costs.

(b)
As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as a result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in insurance and reinsurance balances receivable and payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which vary according to legal jurisdiction. These guidelines generally emphasize capital protection and liquidity. Fiduciary cash is not available to service our debt or for other corporate purposes.

Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations

EXECUTIVE SUMMARY

        2004 was a challenging year for the insurance industry: rates declined as the market softened and regulatory investigations, in particular by the New York Attorney General, led to a reassessment of market practices.

Results and dividend

        Against this background, we reported a 10 percent increase in revenues of which 2 percent was attributable to the net impact of foreign currency translation and 4 percent to acquisitions and disposals. Organic revenue growth of 4 percent reflected net new business growth of 6 percent offset by a negative 2 percent impact from declining insurance premium rates.

        Our operating margin, operating income as a percentage of revenues, decreased to 29 percent in 2004 from 30 percent in 2003 reflecting the impact of higher expenses related to legal, investigative and regulatory compliance and incremental salaries and benefits expense for recruiting and retention.

        Net income at $427 million in 2004 was $13 million or 3 percent higher than 2003 and net income per diluted share increased by 4 percent to $2.54 from $2.45 in 2003.

        The Board has approved a 15 percent increase in the quarterly cash dividend to $0.86 per share annually with effect from April 2005.

Cash and financing

        Cash generated from operations was $490 million which, together with an $80 million increase in our long-term borrowings and other smaller cash inflows, was used to support our share buyback program, $339 million, dividends, $115 million, and acquisitions, $147 million.

        In February 2004, we redeemed all $370 million of the outstanding 9% senior subordinated notes and at the same time drew down $300 million of a new $600 million credit facility. A further $150 million was drawn down in June 2004 in accordance with our credit facility arrangements. We have now repaid or refinanced all the debt relating to our 1998 leveraged buy-out.

Acquisitions

        During the year we completed several acquisitions with annualized revenues of approximately $155 million at a total cost of $195 million, including shares issued. Acquisitions included Coyle Hamilton, the Republic of Ireland's largest privately owned insurance broker; CH Jeffries and Opus in the United Kingdom which strengthened our middle market and large account capabilities; and a controlling interest in Willis A/S Denmark.

Impact of abolishing volume and profit-based contingent commissions and future outlook

        In October 2004, we announced that we were abolishing volume and profit-based contingent commissions. In North America, we discontinued these commissions as of October 21, 2004 and in other markets where we operate we unwound these commission arrangements by December 31, 2004. Globally, we earned $71 million from volume and profit-based contingent commissions in 2004 and $70 million in 2003. We do not expect to earn any of these contingent commissions in 2005 and future years although immaterial amounts may be received in relation to the winding-up of contracts from prior years.

        In addition to volume and profit-based contingent commissions, we earned market service and other fees in 2004 of $77 million compared to $63 million in 2003. This market derived income includes fees received for product and market research and development we carry out on behalf of insurers and income related to administration and other services we provide to the market. We are working with the market to restructure these contracts, which may impact the level of fees earned.

        However, in the rapidly changing industry environment, we see new opportunities to enhance our global market share, especially with middle market and large accounts. Our efforts to grow market share will include increased marketing, aggressive targeting of new accounts, an emphasis on retaining existing accounts, cross-selling and continued hiring of new business producers and other staff. In addition, we continue to look for acquisition opportunities globally and we expect the pace of acquisitions will continue at the rate we experienced in 2004.

Disposal of Stewart Smith

        On February 15, 2005, we announced an agreement in principle to sell our wholesale unit, Stewart Smith. This disposal is part of our overall strategy of focusing on our core broking operations and divesting non-core business interests. Stewart Smith contributed $77 million of revenues in 2004.

CRITICAL ACCOUNTING ESTIMATES

        The Company's accounting policies are described in Note 2 of Notes to the Consolidated Financial Statements. Management considers that the following accounting estimates or assumptions are the most important to the presentation of the Company's financial condition or operating performance.

Pension expense

        We maintain defined benefit pension plans that cover almost all our employees in the United States and United Kingdom. Elsewhere, pension benefits are typically provided through defined contribution plans. The key assumptions in determining pension expense for the defined benefit plans are the expected long-term rate of return on plan assets, the expected long-term rate of compensation increase and the discount rate applicable to the plan liabilities.

        The expected long-term rates of return on plan assets were developed from the expected future returns of the various asset classes using the target asset allocations. The expected long-term rates of return used for determining the net pension expense in 2004 were 7.25 percent for the UK plan, unchanged from 2003, and 8.0 percent for the US plan, a reduction of 0.5 percent from the rate used in 2003. A 0.25 percent change in the long-term rate of return for both plans would impact 2005 net pension expense by approximately $5 million.

        The rates used to discount pension plan liabilities at December 31, 2004 were based on the yields prevailing at that date of high quality corporate bonds of appropriate maturity. The selected discount rates were 5.3 percent, a reduction of 0.2 percent from 2003, for the UK plan liabilities and 5.75 percent, a reduction of 0.25 percent from 2003, for the US plan liabilities. A 0.25 percent change in the discount rate for both plans would, in the absence of any other factors, impact 2005 net pension expense by approximately $10 million.

        Net pension expense for our defined benefit pension plans in 2004 was $28 million, an increase of $10 million compared with 2003 arising mainly from lower discount rates and increased longevity. We expect our net pension expense in 2005 will increase by approximately $25 million over 2004 reflecting a further fall in discount rates and a further increase in longevity as well as higher amortization charges for losses arising in prior years.

Deferred tax

        We recognize deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. We estimate deferred tax assets and liabilities and assess the need for any valuation allowances using enacted rates in effect for the year in which the differences are expected to be recovered or settled taking into account our business plans and tax planning strategies.

        At December 31, 2004, the Company had gross deferred tax assets of $377 million (2003: $308 million) against which a valuation allowance of $123 million (2003: $114 million) had been recognized. To the extent that the actual future taxable income in the periods during which the temporary differences are expected to reverse differs from current projections, or assumed prudent and feasible tax planning strategies fail to materialize, or new tax planning strategies are developed, or material changes occur in actual tax rates or loss carry forward time limits, the Company may adjust the deferred tax asset considered realizable in future periods. Such adjustments could result in a significant increase or decrease in the effective tax rate and have a material impact on our net income, although management does not believe that this is likely.

Commitments, contingencies and accrued liabilities

        The Company has established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported. These provisions are established based on advice received from qualified professionals, including external legal advisors, and are developed using actuarial principles and assumptions, including historical claims experience. A significant increase in the frequency or severity of claims for errors and omissions could have a material effect on the Company's results of operations.

        As a consequence of the increasing cost of purchasing professional indemnity insurance for errors and omissions claims, we raised our self-insured retentions in 2004 and reduced the amount of coverage purchased from our insurers. Accordingly, our provisions for claims at December 31, 2004, including provisions for claims incurred but not reported, reflect the higher level of risk being retained.

        There was no significant impact on our operating results in 2004 when compared to 2003 from all expenses associated with these issues (insurance premiums payable, claims paid and insurance recoveries received, together with adjustments to provisions held).

ACCOUNTING CHANGES AND RECENT ACCOUNTING PRONOUNCEMENTS

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) Share-Based Payment ("SFAS 123R"). SFAS 123R replaces SFAS 123 and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value and that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS 123R is effective for the Company from July 1, 2005.

        SFAS 123R permits public companies to account for share-based payments using one of two methods: modified-prospective method or modified-retrospective method. Under the modified-prospective method, from the effective date, compensation cost is recognized based on the requirements of SFAS 123R for all new share-based awards and based on the requirements of SFAS 123 for all awards granted prior to the effective date of SFAS 123R that remain unvested on the effective date.

        The requirements of the modified-retrospective method are as above, with the exception that companies are permitted to restate, based on the amounts previously recognized under SFAS 123 for pro forma disclosure purposes, either all prior periods presented or prior interim periods in the year of adoption.

        The SFAS 123 pro forma disclosures given in Note 2 of Notes to the Consolidated Financial Statements show the impact of the Company adopting SFAS 123R in prior periods. The Company has not yet determined which transition method to use.

BUSINESS AND MARKET OVERVIEW

        We provide a broad range of insurance brokerage and risk management consulting services to our worldwide clients. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, assisting clients to determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.

        We generate revenue from commissions and fees on insurance placements and fees from consulting and other services. We also earn interest on premiums held before remittance to the insurer and on claims held before payment to the insured.

        The majority of our revenue is commission based and varies based upon the premiums on the policies we place on behalf of our clients. As such, when premium rates in the insurance market rise we tend to benefit and, when premium rates decline, we tend to experience pressure on our revenues, although in both cases there are many conflicting factors, including changes in buying and selling behavior. We manage expenses to moderate the impact on earnings.

        From the late 1980s through late 2000, insurance premium rates generally trended downwards as a result of a number of factors. However, following several years of underwriting losses, the declines in world equity markets and lower interest rates, many insurance carriers began to increase premium rates in 2000. The tragic events of September 11, 2001 acted as a catalyst, especially in areas such as aerospace, and rates generally continued to rise through 2003.

        During 2004, we have seen a rapid transition from a hard market, with premium rates stable or increasing, to a soft market, with premium rates falling in most markets. Premium rates had a neutral impact on revenue growth in the first quarter 2004 but by the fourth quarter there was a negative 4 percent year on year impact. In the Property and Casualty market, rates have fallen between 10 to 30 percent, falling sharply in the third quarter and continuing to fall in the fourth quarter. However, conditions were not uniform across all classes of business: in some areas premium rates have stabilized and certain market segments may begin to see rate increases. Overall, we expect the soft market to continue in 2005.

OPERATING RESULTS

Revenues

2004 compared with 2003

        During 2004, all our businesses reported growth in their 2004 revenues compared with 2003 despite the declining rate environment.

        Our International business earns revenues in currencies other than the US dollar. In 2004, reported revenues in our International division benefited significantly from the impact of foreign currency translation, largely as a result of the euro strengthening against the dollar. This benefit was partly offset by the strength of the dollar relative to Latin American currencies throughout 2004.

        Net acquisitions and disposals led to a 14 percent increase in International's 2004 revenues compared with the prior year. The increase was mainly attributable to the acquisition of a controlling interest in Willis A/S, our Danish subsidiary, which was consolidated from January 1, 2004.

        Organic revenue growth in 2004 was 4 percent comprised of approximately 6 percent net new business growth partly offset by a 2 percent reduction due to declining insurance premium rates. The following table sets out revenue growth by business.

	Revenues			Change Attributable to:
	2004	2003	% change	Foreign currency translation	Acquisitions net of disposals	Organic revenue growth
	(millions)
Global	$1,162	$1,090	7%	1%	3%	3%
North America	680	654	4%	1%	—	3%
International	433	332	30%	7%	14%	9%

Total revenues	$2,275	$2,076	10%	2%	4%	4%

(i)
Organic revenue growth excludes the impact of foreign currency translation and acquisitions and disposals from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

(ii)
Following a change to our reporting structure effective July 1, 2004, $72 million of revenues previously reported as North America for the year ended December 31, 2003 have been reclassified as Global revenues.

        Global:    Organic revenue growth in our Global business of 3 percent reflected good performances by most business units despite noticeable downward pressure on premium rates. Global Markets grew by 5 percent reflecting new business activity particularly within the International and Financial and Professional Risk operations. Global Specialties revenue grew marginally in 2004 with new business activity largely offset by the impact of falling rates and lower volume and profit-based contingent commissions. Reinsurance revenues grew in 2004 due to a strong new business performance, particularly from the US reinsurance unit. Premium rates were a negative factor on reinsurance revenues from the second quarter of 2004 and for full year 2004 had an adverse impact of 3 percent when compared with 2003. In addition, reinsurance brokerage was adversely affected by increased self- insurance by clients.

        North America:    Organic revenue growth in our North America business was 3 percent in 2004 despite the elimination of volume and profit-based contingent commissions in the fourth quarter and a softening insurance market place. As we moved through 2004, declining premium rates had an increasingly negative effect.

        In 2004, revenues included $27 million of volume and profit-based contingent commissions. Due to the abolition of these commissions in October 2004, there were no volume and profit-based contingent commissions in the fourth quarter 2004. In 2003, revenues included $30 million of volume and profit-based contingent commissions of which $10 million was recognized in the fourth quarter.

        International:    Organic revenue growth in our International business of 9 percent in 2004 was driven by good performances in Europe, notably the Netherlands and Iberia, Asia and Latin America. There was a modest negative impact from premium rates on average, although the effect varied by country and by line of business.

2003 compared with 2002

        Total revenues increased by 20 percent to $2,076 million in 2003. Reported revenues included a 6 percent benefit due to the impact of foreign currency translation largely due to the strengthening of both the euro and sterling against the dollar.

        Net acquisitions and disposals, mainly reflecting the disposal of third-party administration units in North America in 2002, had a small negative impact on revenue growth.

        We estimate that organic revenue growth of 15 percent in 2003 comprised approximately 12 percent due to net new business growth and approximately 3 percent from the impact of higher premium rates.

	Revenues			Change Attributable to:
	2003	2002	% change	Foreign currency translation	Acquisitions net of disposals	Organic revenue growth
	(millions)
Global	$1,090	$871	25%	8%	—	17%
North America	654	606	8%	—	(5)%	13%
International	332	258	29%	12%	2%	15%

Total revenues	$2,076	$1,735	20%	6%	(1)%	15%

(i)
Organic revenue growth excludes the impact of foreign currency translation and acquisitions and disposals from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period.

(ii)
Following a change to our reporting structure effective July 1, 2004, revenues of $72 million previously reported as North America for the year ended December 31, 2003 and $59 million for the year ended December 31, 2002 have been reclassified as Global revenues.

        Global:    All business units, contributed to organic revenue growth of 17 percent, and continued to work closely with North America and International business units to leverage UK-based capabilities and resources throughout the distribution network.

        North America:    Organic revenue growth of 13 percent in 2003 was mainly attributable to solid contributions from our middle market, large account and specialty practices (notably executive risk, employee benefits and construction) through new business development and recruitment.

        International:    Organic revenue growth of 15 percent in 2003 was led by good performances in Continental Europe, notably Italy and Iberia, Latin America, Australia and South Africa. Many new business wins were the result of teamwork with Global Markets and Global Specialties.

General and administrative expenses

	2004	2003	2002
	(millions)
General and administrative expenses (excluding non-cash compensation charges)	$1,562	$1,408	$1,214
Non-cash compensation charges	11	20	80

Total general and administrative expenses	$1,573	$1,428	$1,294

2004 compared with 2003

        General and administrative expenses, including non-cash compensation charges, at $1,573 million in 2004 were $145 million or 10 percent higher than in 2003.

        The non-cash compensation charge for performance-based stock options in 2004 was $11 million. As of December 31, 2004, we have recognized 100 percent of the $270 million non-cash compensation charge for performance-based stock options granted to management as part of the 1998 leveraged buy-out arrangement for meeting or exceeding 2001 and 2002 targets.

        Excluding non-cash compensation charges for performance-based stock options, there was an underlying increase of $154 million, or 11 percent, of which 2 percent was attributable to foreign currency translation and 4 percent to acquisitions and disposals.

        Salaries and benefits, excluding non-cash compensation charges for performance-based stock options, were 52 percent of revenues in 2004 compared to 50 percent of revenues in 2003, reflecting increased expenditure on recruitment and retention of staff. We have been recruiting steadily over the last three years as the Company has grown and we continue to build the sales culture. The pace of this recruitment accelerated in the fourth quarter and at December 31, 2004 the number of revenue earning staff was 5 percent higher than a year ago. In 2005, the ratio of salary and benefits to revenues may increase slightly, depending in particular on our chosen rate of hiring new staff.

        Other expenses included some $10 million of incremental legal, investigative and other costs incurred in fourth quarter 2004 primarily relating to the New York Attorney General's investigation. We expect this, and other compliance expenditure such as Sarbanes-Oxley, to continue into 2005 but at a lower level.

2003 compared with 2002

        General and administrative expenses were $1,428 million in 2003 compared with $1,294 million in 2002.

        Non-cash compensation charges for performance-based stock options were $20 million in 2003 compared with $80 million in 2002. These performance-based stock options are accounted for under the variable plan method with the charges based on the difference between the price of our stock at the end of the performance period, December 31, 2002, and the exercise price spread in accordance with the vesting schedule. The higher charge in 2002 reflected both an increase in the total estimated charge as a result of increases in our stock price up to the end of the performance period and a higher number of unvested options outstanding during 2002 than during 2003.

        Excluding the non-cash compensation charge for performance-based stock options, general and administrative expenses were 16 percent higher in 2003 than in 2002. Approximately 6 percent of this increase was attributable to the impact of foreign currency translation and approximately (3) percent was attributable to the effect of acquisitions and disposals.

        Excluding the impact of foreign currency translation and acquisitions and disposals, general and administrative expenses grew by 13 percent in 2003 compared with 2002. Most of this increase was attributable to salaries and benefits, including incentive-based compensation, and reflects the increased number of employees. Salaries and benefits, including incentive-based compensation, amounted to 50 percent of revenues in 2003, the same proportion as in 2002.

Operating income and operating margin

	2004	2003	2002
	(millions, except percentages)
Revenues	$2,275	$2,076	$1,735
Operating income	666	620	419
Operating margin	29.3%	29.9%	24.1%

        We earn revenue in an uneven fashion during the year, primarily due to the timing of insurance policy renewals. As many policies incept and renew as of December 31 or January 1, we generate the majority of our revenues in the first and fourth calendar quarters. General and administrative expenses, however, are incurred on a relatively even basis throughout the year. As a result, we have historically earned the majority of our operating income in the first and fourth quarters. Operating income in 2004 was $234 million, $153 million, $109 million and $170 million for the first, second, third and fourth quarters, respectively. Volume and profit-based contingent commissions contributed $21 million, $15 million, $10 million and $25 million respectively to operating income by quarter.

        Operating margin, or operating income as a percentage of revenues, was 29.3 percent in 2004 compared with 29.9 percent in 2003 and 24.1 percent in 2002. An $80 million non-cash compensation charge for performance-based stock options significantly impacted operating margin in 2002. Excluding non-cash compensation charges and the net impact of acquisitions and disposals from all years, operating margin was 29.3 percent in 2004, 30.3 percent in 2003 and 28.0 percent in 2002. The decrease in 2004 compared with 2003 reflects the increase in recruitment and retention costs and higher legal, regulatory and compliance expenses.

Premium on redemption of subordinated notes

        In February 2004, we paid a call premium of $17 million on the early redemption of all $370 million of our 9% senior subordinated notes.

Interest expense

        Interest expense in 2004 was $22 million, significantly lower than in 2003, $53 million, and 2002, $65 million. This decrease reflects the benefit of lower average levels of debt, together with lower interest rates on our new credit facilities.

Income taxes

	2004	2003	2002
	(millions, except percentages)
Income before taxes	$627	$567	$354
Income tax expense	208	159	141
Effective tax rate	33%	28%	40%

        Income tax expense for 2004 amounted to $208 million, an effective rate of 33 percent. The effects on taxation of the amortization of intangible assets, disposals of operations and performance-based stock options had a net neutral impact on the 2004 tax rate.

        Income tax expense for 2003 amounted to $159 million, an effective rate of 28 percent. In the third quarter of 2003, certain changes to UK tax legislation were enacted regarding the taxation of employee stock options. With effect from July 1, 2003 we obtain a corporate tax deduction equal to the market price of our shares on the date of exercise less the option exercise price paid by the employee. Non-cash compensation amounting to $116 million in respect of UK performance options had been expensed in periods prior to January 1, 2003 without any income tax benefit being recognized. Accordingly, following the change in UK tax legislation, a one-time income tax benefit of $35 million, and a corresponding deferred asset, was recognized in 2003.

        Adjusting for the one-time income tax benefit arising from the change in UK tax legislation, that part of the non-cash performance option charge which is not tax deductible and the net gain on disposal of operations, the underlying tax rate for 2003 was 34 percent.

        Income tax expense for 2002 amounted to $141 million, an effective rate of 40 percent. Adjusting for the non-cash compensation charge for performance options, for which approximately 60 percent of the total charge was non-deductible, and acquisitions and disposals, the underlying tax rate for 2002 was 35 percent.

Net income and earnings per share

	2004	2003	2002
	(millions, except per share data)
Net income	$427	$414	$210
Earnings per diluted share	$2.54	$2.45	$1.28

        Net income for all years was impacted by non-cash charges for performance options and net gains on disposal of operations. In addition, 2004 was adversely impacted by a call premium paid on the early redemption of the 9% senior subordinated notes ($10 million net of tax), while 2003 benefited from a one-time tax benefit of $35 million following a change to UK tax legislation regarding the taxation of employee stock options.

        Excluding these items, net income increased by 13 percent to $437 million in 2004 ($2.60 per diluted share) and by 43 percent to $386 million in 2003 ($2.28 per diluted share) from $270 million in 2002 ($1.62 per diluted share). There was no impact of foreign currency translation on earnings in 2004 compared with 2003 and an approximate $0.07 per share benefit to 2003 earnings compared with 2002.

        The average number of diluted shares outstanding for the year was 168 million as calculated under the treasury stock method.

LIQUIDITY AND CAPITAL RESOURCES

        On February 2, 2004, we redeemed all the $370 million then outstanding of our 9% senior subordinated notes. To finance the repayment, we drew down $300 million of bank loans under our senior credit facility with the remaining balance of $70 million and call premium of $17 million being financed using cash from operations. On June 1, 2004, we drew down the remaining $150 million of bank loans in accordance with our credit facility arrangements.

        During 2004, we began a program of share buybacks. Total repurchases under the program at December 31, 2004 were 9.3 million shares of common stock at a cost of $339 million out of the Company's authorization limit of $500 million. Buyback activity in fourth quarter 2004 was modest at 0.3 million shares for $12 million.

Operating activities

        As an intermediary, we hold funds generally in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurers and claims due to clients that are in transit from insurers. We report premiums, which are held on account of, or due from, clients as assets with a corresponding liability due to the insurers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities. All these balances due or payable are included in accounts receivable and accounts payable on the balance sheet. We earn interest on these funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity, and is not generally available to service our debt or for other corporate purposes.

        We became subject to new regulations in the United Kingdom in January 2005 regarding fiduciary funds held by insurance intermediaries. These regulations require fiduciary funds to be held in designated trust accounts, restrict the financial instruments in which such funds may be invested and affect the timing of transferring commissions from fiduciary funds to own funds.

        The new regulations change the basis for the withdrawal of commissions from fiduciary funds from an earned to a receipts basis with a consequential increase in the balances held in fiduciary funds. As a result, on January 15, 2005, the date the new regulations came into force in the United Kingdom, fiduciary funds were increased by $134 million with a corresponding decrease in own funds. On a full-year basis, we do not expect these regulations to have any further significant impact on the cash flow from operating activities.

        Net cash provided by operations, which excludes fiduciary cash movements, was $490 million in 2004, having increased to $493 million in 2003 from $343 million in 2002. Net cash provided by operations was flat in 2004 compared with 2003 reflecting the impact of recruitment and retention strategies employed by the group at the end of 2004 and higher expenses related to legal, investigative and regulatory compliance. The increase in 2003 compared with 2002 was due mainly to increasing revenue and widening operating margins over that period.

        Net cash in 2005 will be adversely impacted by the abolition of volume and profit-based contingent commissions. However, we expect to mitigate this impact by the steps we are taking to grow our market share and by continuing to control expenses tightly.

Investing activities

        Total net cash used in investing activities increased to $183 million in 2004 from $135 million in 2003 and $50 million in 2002.

        We stepped up the pace of acquisitions in 2004 as part of our growth strategy to secure leadership positions in key markets and strengthen our middle and large market capabilities. We used $147 million (net of cash acquired) primarily for the acquisitions of: Coyle Hamilton, the Republic of Ireland's largest privately owned insurance broker; the controlling interest in Willis A/S, Denmark's largest insurance broker; two reinsurance brokers in Italy and Denmark; and Opus, a regional insurance broking business in the United Kingdom.

        Cash used for acquisitions in 2003 amounted to $91 million (net of cash acquired), primarily incurred in acquiring further interests in Willis GmbH, Willis Iberia and Willis Italia as we continued our policy of acquiring controlling interests in most major associate companies and other remaining minority interests. Cash used for acquisitions in 2002 amounted to $13 million (net of cash acquired), primarily incurred in acquiring Richard N. Goldman and further interests in Willis GmbH.

        We have historically funded acquisitions with cash or a combination of cash and equity. Depending on the acquisition and the economics of the transaction, we would expect this pattern to continue.

        Capital expenditures for 2004, 2003 and 2002 were $49 million, $57 million and $47 million, respectively. We have funded our requirements for capital expenditures by cash generated internally from operations and expect to continue to do so in the future.

Financing activities

        Cash used in financing activities amounted to $333 million in 2004 compared with $222 million in 2003 and $218 million in 2002. In December 2003, we replaced our existing senior credit facilities with a new $600 million facility, consisting of a $450 million amortizing five-year term loan and a $150 million revolving credit facility. These new facilities are unsecured. Both the term loan and the revolving credit facility now bear interest at a rate of LIBOR plus 85 basis points (reduced from 95 basis points prior to December 4, 2004), subject to adjustment based on future changes in interest coverage, leverage and credit ratings. On June 4, 2004, the Company entered into a series of interest swap agreements in order to fix our interest payment obligations until 2006.

        On February 2, 2004, we redeemed all the $370 million then outstanding of 9% senior subordinated notes. To finance the repayment, we drew down $300 million of our new term loan facility with the remaining balance of $70 million and call premium of $17 million being financed using cash from operations.

        During 2003, debt repayments amounted to $198 million following repayments of $221 million in 2002.

        During 2004, we began a program of share buybacks, repurchasing and subsequently canceling 9,288,100 shares of common stock at a cost of $339 million. On September 8, 2004, the Board of Directors approved an increase in the authorization limit of the program to $500 million.

        In February 2003, we declared an initial quarterly cash dividend of $0.125 per share; this was increased in July 2003 by 30 percent to $0.1625 per share, an annual rate of $0.65 per share. The cash dividends paid during 2003 amounted to $63 million. The quarterly cash dividend was increased in February 2004 by a further 15 percent to $0.1875 per share, an annual rate of $0.75 per share. The cash dividends paid during 2004 amounted to $115 million. In February 2005, the quarterly cash dividend was increased by a further 15 percent to $0.215 per share, an annual rate of $0.86 per share. At this rate, the expected annual cost of dividends payable in 2005 will be approximately $138 million. We have funded dividends from cash generated internally by operations and expect to continue to do so in the future.

        As of December 31, 2004, we had cash and cash equivalents of $351 million, down from $364 million at December 31, 2003. We expect that internally generated funds will be sufficient to meet our foreseeable operating cash requirements, capital expenditures and dividend payments. In addition we have an undrawn $150 million revolving credit facility.

CONTRACTUAL OBLIGATIONS

        Our contractual obligations at December 31, 2004 were:

		Payments due by
Obligations	Total	2005	2006– 2007	2008– 2009	After 2009
		(millions)
Senior credit facility, term loans	$450	$—	$300	$150	$—
Operating leases	1,272	80	159	160	873
Put & call options relating to subsidiaries and associates(1)	545	376	29	103	37

Total contractual obligations	$2,267	$456	$488	$413	$910

(1)
Based on the earliest dates on which options could be exercised.

        Under the terms of the senior credit facility, $150 million of the term loans mature in each of December 2006, December 2007 and December 2008.

        In November 2004, we entered into a 25 year agreement with British Land plc relating to our new UK headquarters in London. Construction is scheduled to commence in early 2005 and our occupancy is targeted for late 2007. Our contractual obligations in relation to this commitment totalling $893 million are included in the table above, but are contingent upon the successful completion of construction.

        In connection with many of our investments in less than wholly-owned subsidiaries and associates, we retain rights to increase our ownership percentage over time, typically to a majority or 100 percent ownership position. In addition, in certain instances, the other owners have a right, typically at a price calculated pursuant to a formula based on revenues or earnings, to put some or all of their shares to us.

        As part of our acquisition of 33 percent of Gras Savoye, we entered into a put arrangement, whereby the other shareholders in Gras Savoye (primarily two families, two insurance companies and Gras Savoye's executive management team) could put their shares to us. Until 2011, we will be obligated to buy the shares of certain shareholders to the extent those shareholders put their shares, potentially increasing our ownership from 33 percent to 90 percent if all shareholders put their shares, at a price determined by a contractual formula based on earnings and revenue. Management shareholders of Gras Savoye (representing approximately 10 percent of shares) do not have general put rights before 2011, but have certain put rights on their death, disability or retirement from which payments, at December 31, 2004 based on the formula would not have exceeded $65 million. During 2005, the incremental 57 percent of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($166 million at December 31, 2004 exchange rates), or a price based on the formula, which at December 31, 2004 amounted to approximately $368 million. From 2006, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period.

        While neither we nor the management of Gras Savoye expect significant exercises of the puts, on a separate or aggregate basis, in the near to medium term, we nevertheless believe that, should the aggregate amount of shares be put to us, sufficient funds would be available to satisfy this obligation. In addition, we have a call option to move to majority ownership under certain circumstances and in any event by 2009. Upon exercising this call option, the remaining Gras Savoye shareholders have a put option.

Off-balance sheet transactions

        Apart from commitments, guarantees and contingencies, as disclosed in Note 14 of Notes to the Consolidated Financial Statements, the Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company's financial condition, results of operations or liquidity.

Item 7A—Quantitative and Qualitative Disclosures about Market Risk

Financial Risk Management

        We are exposed to market risk from changes in interest rates and foreign currency exchange rates. In order to manage the risk arising from these exposures, we enter into a variety of interest rate and foreign currency derivatives. We do not hold derivative or financial instruments for trading purposes.

        A discussion of our accounting policies for financial and derivative instruments is included in Note 2 of the consolidated financial statements and further disclosure is provided in Note 11 of Notes to the Consolidated Financial Statements.

Foreign exchange risk management

        We conduct our business in over 100 currencies. Accordingly, movements in currency exchange rates may affect our results.

        We report our operating results and financial condition in US dollars. Our US operations earn revenue and incur expenses primarily in US dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table below gives an approximate analysis of revenues and expenses by currency in 2004.

	Pounds Sterling	US Dollars	Other currencies
Revenues	15%	56%	29%
Expenses	32%	46%	22%

        Our operations are exposed to foreign exchange risk arising from cash flows and financial instruments that are denominated in currencies other than the US dollar. Our primary foreign exchange risk arises from changes in the exchange rates between US dollars and pounds sterling. Our objective is to maximize our cash flow in US dollars. Our policy is to convert into pounds sterling all revenue arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining pound sterling expenses. Outside the United Kingdom only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25 percent of the next 12 months' exposure in significant currencies. We do not generally hedge exposures beyond three years.

        The table below provides information about our foreign currency forward exchange contracts, which are sensitive to exchange rate risk. The table summarizes the US dollar equivalent amounts of each currency bought and sold forward and the weighted average contractual exchange rates. All forward exchange contracts mature within three years.

	Settlement date before December 31,
	2005		2006		2007
December 31, 2004	Contract amount	Average contractual exchange rate	Contract amount	Average contractual exchange rate	Contract amount	Average contractual exchange rate
	(millions)		(millions)		(millions)
Foreign currency sold
US dollars sold for sterling	$74	$1.61=£1	$43	$1.61=£1	$—	n/a
Japanese Yen sold for sterling	16	Yen 171.28=£1	11	Yen 170.87=£1	4	Yen 170.43=£1
Euro sold for sterling	71	Euro 1.45=£1	41	Euro 1.39=£1	24	Euro 1.37=£1

Total	$161		$95		$28

Fair Value(1)	$2		$7		$(1)

	Settlement date before December 31,
	2004		2005		2006
December 31, 2003	Contract amount	Average contractual exchange rate	Contract amount	Average contractual exchange rate	Contract amount	Average contractual exchange rate
	(millions)		(millions)		(millions)
Foreign currency sold
US dollars sold for sterling	$68	$1.47=£1	$35	$1.48=£1	$20	$1.50=£1
Japanese Yen sold for sterling	16	Yen 168.72=£1	11	Yen 166.05=£1	6	Yen 166.30=£1
Euro sold for sterling	64	Euro 1.49=£1	48	Euro 1.45=£1	20	Euro 1.37=£1

Total	$148		$94		$46

Fair Value(1)	$12		$4		$3

(1)
Represents the difference between the contract amount and the cash flow in US dollars which would have been receivable had the foreign currency forward exchange contracts been entered into on December 31, 2004 or 2003 at the forward exchange rates prevailing at that date.

Interest rate risk management

        We are subject to market risk from exposure to changes in interest rates based on our financing and investing activities. Our primary interest rate risk arises from changes in short-term interest rates in both US dollars and pounds sterling.

        Our operations are financed principally by variable rate bank borrowings issued by a subsidiary. This debt amortises evenly over three years beginning December 4, 2006. Our policy is to minimise our exposure to increases in the interest rates on our variable rate borrowings. Accordingly, our exposure to rising interest rates is fully hedged up to the time of the first debt amortisation.

        As a consequence of our insurance and reinsurance broking activities, there is a delay between the time we receive cash for premiums and claims and the time the cash needs to be paid. We earn interest on this float, which is included in our consolidated financial statements as interest income. This float is regulated in terms of access and the instruments in which it may be invested, most of which are short-term in maturity. We manage the interest rate risk arising from this exposure primarily through the use of interest rate swaps. It is our policy that, for currencies with significant balances, a minimum of 25 percent of forecast income arising is hedged for each of the next three years.

        The table below provides information about our derivative instruments and other financial instruments that are sensitive to changes in interest. For interest rate swaps, the table presents notional principal amounts and average interest rates analyzed by expected maturity dates. Notional principal amounts are used to calculate the contractual payments to be exchanged under the contracts. The duration of interest rate swaps varies between one and four years, with an average re-fixing period of three months. Average fixed and variable rates are, respectively, the weighted-average actual and market rates for the interest hedges in place. Market rates are the rates prevailing at December 31, 2004 or 2003, as appropriate.

	Expected to mature before December 31,
December 31, 2004								Fair value(1)
	2005	2006	2007	2008	2009	Thereafter	Total
	($ million, except percentages)
Short-term investments
Principal ($)	4			16	12	4	36	36
Fixed rate receivable	2.36%			4.62%	4.44%	3.75%	4.40%
Principal (£)				25	13		38	38
Fixed rate receivable				5.58%	5.25%		5.45%
Long-term debt
Principal ($)		150	150	150			450	450
Variable rate payable		3.03%	3.41%	3.64%			3.43%
Interest rate swaps
Principal ($)		450					450	—
Fixed rate payable		3.38%					3.38%
Variable rate receivable		3.37%					3.37%
Principal ($)	285	305	102	180			872	6
Fixed rate receivable	3.60%	4.13%	3.47%	3.93%			3.88%
Variable rate payable	2.60%	3.10%	3.72%	3.80%			3.48%
Principal (£)	181	104	91	52			428	2
Fixed rate receivable	5.46%	5.09%	5.03%	5.21%			5.14%
Variable rate payable	4.77%	4.70%	4.76%	4.80%			4.76%
Principal (€)	52	58	37	22			169	3
Fixed rate receivable	4.01%	4.18%	3.60%	3.60%			3.81%
Variable rate payable	2.17%	2.33%	2.82%	3.14%			2.71%
Forward rate agreements
Principal (£)	58						58	—
Fixed rate receivable	5.32%						5.32%
Variable rate payable	4.76%						4.76%

(1)
Represents the net present value of the expected cash flows discounted at current market rates of interest.

	Expected to mature before December 31,
December 31, 2003								Fair value(1)
	2004	2005	2006	2007	2008	Thereafter	Total
	($ million, except percentages)
Short-term investments
Principal ($)				4	16	8	28	28
Fixed rate receivable				6.63%	4.62%	5.31%	5.02%
Principal (£)			3	6	24		33	33
Fixed rate receivable			7.75%	7.76%	5.70%		6.13%
Fiduciary investments
Principal ($)	1						1	1
Fixed rate receivable	1.24%						1.24%
Long-term debt
Principal ($)						370	370	387
Fixed rate payable						9.00%	9.00%
Interest rate swaps
Principal ($)	292	285	305	102			984	25
Fixed rate receivable	5.11%	4.57%	4.38%	3.38%			4.27%
Variable rate payable	1.22%	1.58%	2.60%	3.67%			2.44%
Principal (£)	81	169	97	84			431	3
Fixed rate receivable	5.43%	5.37%	5.06%	5.03%			5.18%
Variable rate payable	3.94%	4.29%	4.73%	5.06%			4.65%
Principal (€)	35	48	54	34			171	3
Fixed rate receivable	4.59%	4.18%	4.15%	3.53%			3.97%
Variable rate payable	2.14%	2.32%	2.92%	3.74%			3.04%
Forward rate agreements
Principal ($)	220						220	—
Fixed rate receivable	1.73%						1.73%
Variable rate payable	1.44%						1.44%
Principal (£)	81						81	—
Fixed rate receivable	4.50%						4.50%
Variable rate payable	4.23%						4.23%
Principal (€)	63						63	—
Fixed rate receivable	2.53%						2.53%
Variable rate payable	2.26%						2.26%

(1)
Represents the net present value of the expected cash flows discounted at current market rates of interest.

WILLIS GROUP HOLDINGS LIMITED

Item 8—Financial Statements and Supplementary Data

WILLIS GROUP HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Willis Group Holdings Limited, Hamilton, Bermuda

        We have audited the accompanying consolidated balance sheets of Willis Group Holdings Limited and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Willis Group Holdings Limited and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Deloitte & Touche LLP
London, England
March 8, 2005

WILLIS GROUP HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of Willis Group Holdings Limited, Hamilton, Bermuda

        We have audited management's assessment, included in the accompanying Management Report on Internal Controls, that Willis Group Holdings Limited and its subsidiaries (collectively, the "Company") maintained effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2004 of the Company and our report dated March 8, 2005 expressed an unqualified opinion on those financial statements and financial statement schedule.

Deloitte & Touche LLP
London, England
March 8, 2005

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2004	2003	2002
	(millions, except per share data)
REVENUES:
Commissions and fees	$2,205	$2,004	$1,661
Interest income	70	72	74

Total revenues	2,275	2,076	1,735

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	1,562	1,408	1,214
Non-cash compensation—performance options (Note 10)	11	20	80
Depreciation expense	41	36	34
Amortization of intangible assets	6	3	1
Net gain on disposal of operations (Note 3)	(11)	(11)	(13)

Total expenses	1,609	1,456	1,316

OPERATING INCOME	666	620	419
Interest expense	22	53	65
Premium on redemption of subordinated notes (Note 8)	17	—	—

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	627	567	354
INCOME TAXES (Note 4)	208	159	141

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	419	408	213
EQUITY IN NET INCOME OF ASSOCIATES (Note 5)	15	14	9
MINORITY INTEREST	(7)	(8)	(12)

NET INCOME	$427	$414	$210

NET INCOME PER SHARE (Note 6)
—Basic	$2.72	$2.72	$1.43
—Diluted	$2.54	$2.45	$1.28

AVERAGE NUMBER OF SHARES OUTSTANDING (Note 6)
—Basic	157	152	147
—Diluted	168	169	164

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(millions, except share data)
ASSETS
Cash and cash equivalents	$351	$364
Fiduciary funds—restricted (Note 7)	1,505	1,502
Short-term investments (Note 7)	74	61
Accounts receivable, net of allowance for doubtful accounts of $39 in 2004 and $32 in 2003	7,316	6,980
Fixed assets (Note 2)	249	249
Goodwill and other intangible assets, net of accumulated amortization of $127 in 2004 and $121 in 2003	1,551	1,345
Investments in associates (Note 5)	132	118
Deferred tax assets (Note 4)	203	141
Other assets	272	198

TOTAL ASSETS	$11,653	$10,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,562	$8,210
Deferred revenue and accrued expenses	351	327
Income taxes payable	147	137
Long-term debt (Note 8)	450	370
Other liabilities	699	571

Total liabilities	10,209	9,615

COMMITMENTS AND CONTINGENCIES (Note 14)
MINORITY INTEREST	20	19
STOCKHOLDERS' EQUITY:
Common shares, $0.000115 par value; Authorized: 4,000,000,000;
Issued and outstanding, 162,743,722 shares in 2004 and 159,083,048 shares in 2003	—	—
Additional paid-in capital	977	1,100
Retained earnings	675	367
Accumulated other comprehensive loss (Note 13)	(212)	(126)
Treasury stock, at cost, 697,220 shares in 2004 and 811,370 shares in 2003	(16)	(17)

Total stockholders' equity	1,424	1,324

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,653	$10,958

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2004	2003	2002
	(millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$427	$414	$210
Adjustments to reconcile net income to net cash provided by operating activities:
Net gain on sale of subsidiaries, fixed assets and short-term investments	(11)	(13)	(13)
Depreciation	41	36	34
Amortization of intangible assets	6	3	1
Subordinated debt redemption expense	17	—	—
Provision for doubtful accounts	10	2	6
Minority interest	3	2	9
Provision for deferred income taxes	(19)	6	(8)
Non-cash compensation expense attributable to performance options	11	20	80
Other	(12)	19	(24)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Fiduciary funds—restricted	80	(47)	(22)
Accounts receivable	(60)	(93)	(563)
Accounts payable	(32)	81	547
Other	29	63	86

Net cash provided by operating activities	490	493	343

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on disposal of fixed assets	11	4	3
Additions to fixed assets	(49)	(57)	(47)
Net cash proceeds from sale of operations	10	15	15
Acquisitions of subsidiaries, net of cash acquired	(147)	(91)	(13)
Purchase of short-term investments	(80)	(48)	(21)
Proceeds on sale of short-term investments	69	42	13
Investments in and advances to associates	(3)	—	—
Other	6	—	—

Net cash used in investing activities	(183)	(135)	(50)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(370)	(198)	(221)
Draw down of term loans	450	—	—
Premium on redemption of subordinated notes	(17)	—	—
Repurchase of shares	(339)	—	—
Purchase of treasury stock	—	(1)	(7)
Proceeds from issue of shares	58	40	10
Dividends paid	(115)	(63)	—

Net cash used in financing activities	(333)	(222)	(218)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(26)	136	75
Effect of exchange rate changes on cash and cash equivalents	13	17	8
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	364	211	128

CASH AND CASH EQUIVALENTS, END OF YEAR	$351	$364	$211

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

	December 31,
	2004	2003	2002
	(millions, except share data)
COMMON SHARES OUTSTANDING (thousands)
Balance, beginning of year	159,083	148,249	147,635
Common shares issued	1,505	534	76
Repurchase of shares	(9,288)	—	—
Exercise of stock options	11,444	10,300	538

Balance, end of year	162,744	159,083	148,249

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$1,100	$960	$867
Issue of common shares under employee stock compensation plans and related tax benefits	154	105	8
Repurchase of shares	(339)	—	—
Issue of common shares for acquisitions	48	12	—
Non-cash compensation—performance options	11	20	80
Gains on sale of treasury stock	3	3	5

Balance, end of year	977	1,100	960

RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance, beginning of year	367	42	(165)
Net income	427	414	210
Dividends	(119)	(89)	—
Employee share plans	—	—	(3)

Balance, end of year	675	367	42

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance, beginning of year	(126)	(131)	5
Foreign currency translation adjustment	8	(4)	1
Unrealized holding (loss) gain	—	(3)	2
Minimum pension liability adjustment	(78)	18	(167)
Net (loss) gain on derivative instruments	(16)	(6)	28

Balance, end of year	(212)	(126)	(131)

TREASURY STOCK
Balance, beginning of year	(17)	(17)	(11)
Cost of shares acquired	—	(1)	(7)
Shares reissued under stock compensation plans	1	1	1

Balance, end of year	(16)	(17)	(17)

TOTAL STOCKHOLDERS' EQUITY	$1,424	$1,324	$854

COMPREHENSIVE INCOME
Net income	$427	$414	$210
Other comprehensive (loss) income (Note 13)	(86)	5	(136)

Comprehensive income	$341	$419	$74

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     THE COMPANY AND ITS OPERATIONS

        Business—Willis Group Holdings Limited ("Willis Group Holdings") and subsidiaries (collectively, the "Company") provide a broad range of value-added risk management consulting and insurance brokerage services, both directly and indirectly through its associates, to a diverse base of clients internationally. The Company provides specialized risk management advisory and other services on a global basis to clients in various industries, including aerospace, marine, energy and construction industries. In its capacity as an advisor and insurance broker, the Company acts as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through the Company's global distribution network. The Company also provides other value-added services.

2.     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

        A summary of the major accounting policies followed in the preparation of the accompanying consolidated financial statements, which conform to accounting principles generally accepted in the United States of America ("US GAAP"), is presented below.

        Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Willis Group Holdings and its subsidiaries, all of which are controlled through the ownership of a majority voting interest. Intercompany balances and transactions have been eliminated on consolidation.

        Foreign Currency Translation—Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of operations. Certain intercompany loans are determined to be of a long-term investment nature. The Company records transaction gains and losses from remeasuring such loans as a component of other comprehensive income.

        Upon consolidation, the results of operations of subsidiaries and associates whose functional currency is other than the US dollar are translated into US dollars at the average exchange rate and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net income only upon sale or liquidation of the underlying foreign subsidiary or associated company.

        Use of Estimates—The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the year. In the preparation of these consolidated financial statements, estimates and assumptions have been made by management concerning the selection of useful lives of fixed assets and intangible assets, provisions necessary for trade receivables and liabilities, the carrying value of investments, income tax valuation allowances and other similar evaluations. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Cash and cash equivalents primarily consist of time deposits and certificates of deposit with original maturities of three months or less.

        Fiduciary Funds—Restricted—Fiduciary funds-restricted represent unremitted premiums received from insureds and unremitted claims received from insurers. Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity; such funds are not available to service the Company's debt or for other corporate purposes. Notwithstanding the legal relationships with clients and insurers, the Company is entitled to retain interest income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds.

        Included in fiduciary funds-restricted are cash and cash equivalents, time deposits, certificates of deposit and debt securities. These securities are classified as available-for-sale, and as such are carried at fair market value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on investments sold are included in net income and are derived using the specific identification method for determining the cost of securities.

        Short-Term Investments—The Company classifies all short-term investments as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on investments sold are included in net income and are derived using the specific identification method for determining the cost of securities.

        Accounts Receivable and Accounts Payable—In its capacity as an insurance agent or broker, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurers; the Company also collects claims or refunds from insurers on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. The obligation to remit these funds is recorded as accounts payable on the Company's consolidated balance sheets. The period for which the Company holds such funds is dependent upon the date the insured remits the payment of the premium to the Company and the date the Company is required to forward such payment to the insurer. Balances arising from insurance brokerage transactions are reported as separate assets or liabilities unless such balances are due to or from the same party and a right of offset exists, in which case the balances are recorded net.

        Accounts receivable are stated at estimated net realizable values. Allowances are recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. The write-off of accounts receivable was $5 million, $2 million and $2 million in the years ended December 31, 2004, 2003 and 2002, respectively.

        Fixed Assets—Fixed assets are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are charged to expenses as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets.

        Depreciation on buildings and long leaseholds is calculated over 50 years. Depreciation on leasehold improvements is calculated over the lesser of the useful life of the assets or the lease term. Depreciation on furniture and equipment is calculated based on a range of 3 to 25 years.

        The components of fixed assets are as follows:

	December 31,
	2004	2003
	(millions)
Land and buildings	$138	$126
Leasehold improvements	52	44
Furniture and equipment	268	240

Total fixed assets, cost	458	410
Less accumulated depreciation	(209)	(161)

Total fixed assets, net	$249	$249

        Recoverability of Fixed Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets and certain identifiable intangible assets held and used by a company are required to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset. Generally, long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

        Goodwill and Other Intangible Assets—Goodwill represents the excess of the cost of businesses acquired over the fair market value of identifiable net assets at the dates of acquisition. The Company reviews goodwill for impairment annually and whenever facts or circumstances indicate that the carrying amounts may not be recoverable. As part of the evaluation the estimated future undiscounted cash flows associated with the underlying business operation are compared to the carrying amount of goodwill to determine if a write-down is required. If such an assessment indicates that the undiscounted future cash flows will not be recovered, the carrying amount is reduced to the estimated fair value. Acquired intangible assets are being amortized on a straight-line basis over their estimated useful life.

        Investments in Associates—Investments in entities less than 50% owned in which the Company has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at cost of acquisition, plus the Company's equity in undistributed net income since acquisition, less dividends received. Investments in entities less than 20% owned are accounted for by the cost method. Such investments are not publicly traded. The Company periodically reviews its investments in associates for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in the statement of operations as a realized loss.

        Put and Call Options Relating to Subsidiaries and Associates—For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries and associates have the right to sell their shares (a put option) to the Company at various dates in the future. Generally, the exercise price of such puts and calls is formula-based (using revenues and earnings) and is designed to reflect fair value. On inception of an option agreement, the Company records the puts and calls at fair value. The put and call options are subsequently marked to market at each reporting period with changes in value being recognized in the statements of operations.

        Derivative Financial Instruments—The Company uses derivative financial instruments for other than trading purposes to alter the risk profile of an existing underlying exposure. Interest rate swaps are used to manage interest risk exposures. Forward foreign currency exchange contracts are used to manage currency exposures arising from future income. The fair values of derivative contracts are recorded in other assets and other liabilities with changes in fair value of derivatives that qualify for hedge accounting recorded in other comprehensive income and changes in fair value of derivatives that do not qualify for hedge accounting recorded in general and administrative expenses. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings.

        Income Taxes—The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

        Pensions—The Company accounts for pension expense in accordance with SFAS No. 87, Employers' Accounting for Pensions. Pension information is presented in accordance with SFAS No. 132 (Revised 2003), Employers' Disclosures About Pensions and Other Post Retirement Benefits.

        Stock-Based Compensation—The Company accounts for its stock option and stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the quoted market price (or estimated fair value for options granted before the initial public offering) of the Company's shares on the date of the grant exceeds the amount the employee must pay to acquire the shares.

        Had compensation expense for such plans been determined consistent with the fair value method prescribed by SFAS 123, Accounting for Stock-Based Compensation ("SFAS 123") using the

Black-Scholes option-pricing model, the Company's pro forma net income and net income per share would have been:

	Years ended December 31,
	2004	2003	2002
	(millions, except per share data)
Net income, as reported	$427	$414	$210
Add back: Non-cash compensation expense—performance options, net of related tax of $3 in 2004, $6 in 2003 and $13 in 2002	8	14	67
One-off tax benefit as determined under APB 25(1)	—	(35)	—
Less: Total stock-based employee compensation expense determined under SFAS 123 for all awards, net of related tax of $6 in 2004, $4 in 2003 and $2 in 2002	(14)	(6)	(5)
One-off tax benefit as determined under SFAS 123(1)	—	3	—

Net income, pro forma	$421	$390	$272

Net income per share:
Basic:
As reported	$2.72	$2.72	$1.43
Pro forma	2.68	2.57	1.85
Diluted:
As reported	$2.54	$2.45	$1.28
Pro forma	2.54	2.32	1.66

(1)
Arising from certain changes in UK tax legislation (see Note 4).

        Revenue Recognition—Revenue includes insurance commissions, fees for services rendered, certain commissions receivable from insurance carriers and interest income.

        The Company takes credit for commissions (or fees negotiated in lieu of commission) in respect of insurance placements at the date when the insured is billed or at the inception date of the policy, whichever is later. Commissions on additional premiums and adjustments are recognized as and when advised. Fees for risk management and other services are recognized as the services are provided. Negotiated fee arrangements for an agreed period covering multiple insurance placements, the provision of risk management and/or other services are determined, contract by contract, on the basis of the relative fair value of the services completed and the services yet to be rendered. The Company establishes contract cancellation reserves where appropriate. At December 31, 2004, 2003 and 2002, such amounts were not material.

        In October 2004, the Company announced that it was abolishing volume and profit-based contingent commissions by the end of December 2004. Such commissions were recognized at the earlier of the date when cash was received, or when formal, written notification of the actual amount due was received from the insurance carrier. If some of the commissions received were potentially subject to full or partial repayment to the carrier, then recognition was deferred until the conditions for repayment had passed.

        Interest income is recognized as earned.

        Accounting Changes and Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value and that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS 123R is effective for the Company from July 1, 2005.

        SFAS 123R permits public companies to account for share-based payments using one of two methods: modified-prospective method or modified-retrospective method. Under the modified-prospective method, from the effective date, compensation cost is recognized based on the requirements of SFAS 123R for all new share-based awards and based on the requirements of SFAS 123 for all awards granted prior to the effective date of SFAS 123R that remain unvested on the effective date.

        The requirements of the modified-retrospective method are as above, with the exception that companies are permitted to restate, based on the amounts previously recognized under SFAS 123 for pro forma disclosure purposes, either all prior periods presented or prior interim periods in the year of adoption.

        The SFAS 123 pro forma disclosures given in Note 2 show the impact of the Company adopting SFAS 123R in prior periods. The Company has not yet determined which transition method to use.

3.     ACQUISITIONS AND DISPOSITIONS

        Acquisitions—During 2004, the Company acquired the following 9 entities for $192 million, which includes the cost of issuing 1.1 million shares with a fair value at the date of issuance of $40 million:

  •
  Ital Re S.p.A, based in Rome and Milan, Italy, a major reinsurance broker;

  •
  Kirecon A/S, based in Copenhagen, Denmark, a leading Danish reinsurance broker;

  •
  Willis A/S, based in Copenhagen, Denmark, being Denmark's largest insurance broker;

  •
  Herzfeld & Levy S.A., an insurance broker, headquartered in Buenos Aires, Argentina;

  •
  Coyle Hamilton Holdings Limited, the Republic of Ireland's largest privately owned insurance broker;

  •
  C.H. Jeffries (Insurance Brokers) Limited, a privately owned insurance broker based in the United Kingdom;

  •
  The Grande Insurance Brokers Limited, Hong-Kong based general insurance broker serving middle market corporate clients, particularly in the financial and professional risk sectors;

  •
  Maisterenna Asesores, a general insurance broker based in Monterrey, Mexico; and

  •
  Opus Holdings Limited, a regional insurance broking business in the United Kingdom.

        The Company also acquired additional interests in several of its existing subsidiaries for $12 million, including $5 million for the issuance of 0.2 million shares.

        Deferred payments relating to prior year acquisitions totaled $19 million including $3 million for the issue of 0.1 million shares.

        During 2003 and 2002, the Company acquired or increased its investments in a number of other businesses. The aggregate purchase price of all acquisitions completed in 2003 and 2002 approximated $94 million and $32 million respectively, inclusive of deferred payments amounting to $4 million and shares of $12 million in 2003 and deferred payments amounting to $9 million in 2002.

        All of these transactions were recorded using the purchase method of accounting. Accordingly, the results of the acquired businesses and the Company's increased share of the undistributed net income of associates have been included in the Company's consolidated results from their respective acquisition dates. The assets and liabilities assumed were recorded at estimated fair values. Pro forma results from these acquisitions would not have been materially different from the amounts reported.

        Goodwill and other intangible assets recognized on these transactions amounted to $212 million (2003: $87 million) of which $3 million (2003: $27 million) is expected to be deductible for tax purposes. Additional consideration of up to $40 million (2003: $11 million) is payable in future periods contingent on the results of the acquired businesses reaching specified thresholds.

        Dispositions—Total proceeds relating to 2004 dispositions of subsidiaries and associates amounted to $10 million, inclusive of deferred proceeds amounting to $2 million, with a gain of $11 million recorded in the consolidated statement of operations.

        Total proceeds relating to 2003 dispositions of subsidiaries and associates amounted to $16 million, inclusive of deferred proceeds amounting to $2 million, with a gain of $11 million recorded in the consolidated statement of operations.

        In 2002, the Company completed the sale of its Life and Health third-party administration business. The gain on disposal of $14 million included a goodwill write off of $3 million and has been recorded in the statement of operations. Total proceeds relating to other disposals in 2002 were not material.

4.     INCOME TAXES

        The components of income before income taxes, equity in net income of associates and minority interest are as follows:

	Years ended December 31,
	2004	2003	2002
	(millions)
US	$141	$143	$84
UK	342	330	188
Other jurisdictions	144	94	82

Income before income taxes, equity in net income of associates and minority interest	$627	$567	$354

        The provision for income taxes by location of the taxing jurisdiction consisted of the following:

	Years ended December 31,
	2004	2003	2002
	(millions)
Current income taxes:
US federal tax	$70	$34	$41
US state and local taxes	12	10	12
UK corporation tax	108	73	70
Other jurisdictions	37	37	26

Total current taxes	227	154	149

Deferred taxes:
US federal tax	(31)	22	(25)
US state and local taxes	(6)	1	(4)
UK corporation tax(1)	18	(18)	22
Other jurisdictions	—	—	(1)

Total deferred taxes	(19)	5	(8)

Total income taxes	$208	$159	$141

(1)
In 2003, certain changes to UK tax legislation were enacted regarding the taxation of employee stock options. When UK-based employees exercise their stock options, the Company now obtains a corporate tax deduction equal to the market price of the Company's shares on the date of exercise less the option exercise price paid by the employee.

Non-cash compensation amounting to $116 million in respect of UK performance options was expensed in periods prior to January 1, 2003 without any income tax benefit being recognized. Accordingly, following the change in UK tax legislation, an income tax benefit of $35 million, and a corresponding deferred asset, was recognized in 2003.

        Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on its income, profits or capital gains. The following table reconciles the income tax expense in these financial statements to that which would be expected at the US federal statutory income tax rate:

	Years ended December 31,
	2004	2003	2002
	(millions)
Income before income taxes, equity in net income of associates and minority interest	$627	$567	$354

US federal statutory income tax rate	35%	35%	35%

Income tax expense at US federal tax rate	219	198	124
Adjustments to derive effective rate:
Non-deductible items:
Intangible assets amortization	2	1	1
Stock options	1	1	16
Other	8	1	6
Other items:
Prior year adjustment(1)	1	(32)	(5)
Tax differentials of foreign earnings:
UK earnings	(30)	(14)	(13)
Other jurisdictions	19	9	12
Other	(12)	(5)	—

Provision for income taxes	$208	$159	$141

(1)
The year ended December 31, 2003 includes the income tax benefit of $35 million arising from the changes in UK tax legislation referred to above.

        The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

	December 31,
	2004	2003
	(millions)
Deferred tax assets:
Accrued expenses not currently deductible	$17	$10
US net operating losses	51	—
UK net operating losses	36	33
UK capital losses	87	81
Accrued retirement benefits	101	75
Provisions	33	30
Deferred compensation	19	16
Stock options	23	56
Other	10	7

Gross deferred tax assets	377	308
Less: valuation allowance	(123)	(114)

Net deferred tax assets	254	194

Deferred tax liabilities:
Financial derivative transactions	8	15
Prepaid retirement benefits	15	15
Tax-leasing transactions	9	9
Other	19	14

Deferred tax liabilities	51	53

Net deferred tax assets	$203	$141

        At December 31, 2004, the Company had a valuation allowance of $123 million (2003: $114 million) to reduce its deferred tax assets to estimated realizable value. The valuation allowance relates to the deferred tax assets arising from UK tax operating loss carryforwards and UK capital loss carryforwards, both of which have no expiration date. UK tax operating loss carryforwards can only be used against income arising in certain UK subsidiaries. In addition, the capital loss carryforwards can only be offset against future UK capital gains.

        At December 31, 2004, the Company had deferred tax assets of $254 million (2003: $194 million), net of the valuation allowance. Management believes, based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are anticipated to reverse, and prudent and feasible tax-planning strategies, it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised. In the event that the valuation allowance of $123 million at December 31, 2004 (2003: $114 million) is reduced in future years to recognize deferred tax assets, an amount of up to $87 million (2003: $81 million) will be allocated to reduce goodwill.

        The Company recognizes a deferred tax liability related to the undistributed earnings of subsidiaries when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. The Company does not, however, provide for income taxes on the unremitted earnings of certain other subsidiaries where, in management's opinion, such earnings have been indefinitely reinvested in those operations, or will be remitted either in a tax free liquidation or as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to these investments.

5.     INVESTMENTS IN ASSOCIATES

        The Company holds a number of investments which it accounts for using the equity method. The Company's interest in the outstanding stock of the more significant associates is as follows:

		December 31,
	Country	2004	2003
Al-Futtaim Willis Co. L.L.C. (previously Al-Futtaim Willis Faber (Private) Limited	Dubai	49%	49%
Gras Savoye & Cie ("Gras Savoye")	France	33%	33%
Willis A/S(1)	Denmark	—	30%
Herzfeld & Levy SA(2)	Argentina	—	40%
Willis Pudong Insurance Brokers Co. Limited(3)	China	50%	—

(1)
On January 1, 2004, the Company acquired the remaining 70 percent in Willis A/S (See Note 3).

(2)
On June 1, 2004, the Company acquired a further 20 percent in Herzfeld & Levy S.A., now Herzfeld Willis S.A. (See Note 3).

(3)
On September 1, 2004, the Company acquired a 50 percent shareholding in Shanghai Pudong Insurance Brokers Limited (since renamed Willis Pudong Insurance Brokers Co. Limited), based in Shanghai, China.

        Of those listed above, the Company's principal investment as of December 31, 2004 and 2003 is Gras Savoye, France's leading insurance broker. Included in the carrying amount of the Gras Savoye investment is goodwill of $72 million, net of accumulated goodwill amortization of $7 million as of both December 31, 2004 and 2003. As of December 31, 2004 and 2003, the Company's other investments in associates individually and in the aggregate were not material to the Company's operations.

        On July 23, 1997, the Company entered into an agreement with Gras Savoye whereby, among other things, the co-shareholders of Gras Savoye (other than management) have the right to sell (put option) their shares to the Company possibly increasing the Company's ownership interest from 33 percent to 90 percent. The option expires in 2011 and Gras Savoye's eligible co-shareholders may exercise their rights from January 1, 2001. In addition, the Company has the right to purchase (call option) at least 50.1 percent of Gras Savoye's shares from the co-shareholders. The call option is exercisable from December 1, 2009. The exact amount payable by the Company under the put and call is based on the greater of a price per Gras Savoye share defined contractually or a formula-based price contingent on Gras Savoye's future results.

        Unaudited condensed financial information for associates, in the aggregate, as of and for the years ended December 31, is presented below. For convenience purposes: (i) balance sheet data has been translated to US dollars at the relevant year-end exchange rate, and (ii) condensed statement of operations data has been translated to US dollars at the relevant average exchange rate.

	2004	2003	2002
	(millions)
Condensed statement of operations data:
Net sales	$396	$386	$294
Income before income taxes	71	67	44
Net income	46	44	30
Condensed balance sheet data:
Total assets	1,305	1,164
Total liabilities	(1,138)	(1,033)
Stockholders' equity	(167)	(131)

6.     NET INCOME PER SHARE

      Basic and diluted net income per share is calculated by dividing net income by the average number of shares outstanding during each period. The computation of diluted net income per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issue of shares that then shared in the net income of the Company.

        For the year ended December 31, 2004, time-based and performance-based options to purchase 14.0 million and 3.0 million (2003: 15.1 million and 7.3 million; 2002: 19.5 million and 11.1 million) shares, respectively, and 0.4 million restricted shares (2003: 0.3 million and 2002: 0.2 million), respectively, were outstanding. Basic and diluted net income per share are as follows:

	Years ended December 31,
	2004	2003	2002
	(millions, except per share data)
Basic average number of shares outstanding	157	152	147
Dilutive effect of potentially issuable shares	11	17	17

Diluted average number of shares outstanding	168	169	164

Basic net income per share	$2.72	$2.72	$1.43
Dilutive effect of potentially issuable shares	(0.18)	(0.27)	(0.15)

Diluted net income per share	$2.54	$2.45	$1.28

        During the third quarter of 2002, the reported results for the nine months ended September 30, 2002 exceeded the performance criteria (based on the twelve months' results ending December 31, 2002) necessary to trigger the vesting of the performance options. In accordance with SFAS No. 128, Earnings per Share, such potentially issuable shares have been included in the calculation of the average number of diluted shares from the beginning of the third quarter of 2002.

        Options to purchase 5.0 million shares for the year ended December 31, 2004 were not included in the computation of the dilutive effect of stock options because the effect was antidilutive (2003 and 2002: nil).

7.     FIDUCIARY FUNDS—RESTRICTED AND SHORT-TERM INVESTMENTS

        The Company's fiduciary funds-restricted and short-term investments consist of cash, time deposits, certificates of deposit and debt securities. Accrued interest on investments is recorded as other assets.

        The debt securities are classified as available-for-sale. Accordingly, they are recorded at fair market value with unrealized holding gains and losses reported, net of tax, as a component of other comprehensive income. As of December 31, 2004 and 2003, the amortized cost of such securities approximated fair value.

        Realized gains and losses, net of tax, on debt securities are included in net income. During years ended December 31, 2004, 2003 and 2002, sales of debt securities totaled $79 million, $59 million and $36 million, respectively, on which realized gains and losses were not material to the consolidated results of the Company.

        Fiduciary funds-restricted and short-term investments consist of the following:

	December 31,
	2004	2003
	(millions)
Fiduciary funds-restricted:
Cash and cash equivalents(1)	$1,505	$1,501
Other(2)	—	1

	$1,505	$1,502

Short-term investments(3):
US, UK and other Government securities	$32	$28
Corporate debt securities	42	33

	$74	$61

(1)
Cash and cash equivalents primarily consist of time deposits and certificates of deposit with original maturities of three months or less.

(2)
Other primarily consist of time deposits and certificates of deposit with original maturities in excess of three months.

(3)
Debt securities classified as available-for-sale.

8.     LONG-TERM DEBT

      Long-term debt consists of the following:

	December 31,
	2004	2003
	(millions)
Senior Credit Facility, term loans	$450	$—
9% senior subordinated notes (retired February 4, 2004)	—	370

	$450	$370

        Senior Credit Facility (entered into December 4, 2003)—On December 4, 2003 ("the effective date"), the Company entered into a new credit agreement providing up to $450 million in term loans and $150 million in revolving credit facilities.

        On February 2, 2004, the Company redeemed all the outstanding 9% senior subordinated notes (see below). On the same day, the Company drew down $300 million of term loans under the Senior Credit Facility. The remaining $150 million under the Senior Credit Facility was drawn down on June 1, 2004.

        Under the new credit agreement, the Company is due to make loan repayments of $150 million on the third, fourth and fifth anniversary of the effective date. Loans under this credit agreement bear interest at a rate per annum equal to either adjusted LIBOR or adjusted EURIBOR depending on their underlying currency plus a margin of 0.75 percent to 1.50 percent determined by reference to future changes in the Company's interest coverage, leverage and credit ratings. The minimum applicable margin was 0.95 percent until December 4, 2004 and changed to 0.85 percent from this date to the year end.

        For the year ended December 31, 2004, the weighted-average interest rate relating to the Senior Credit Facility was 2.46 percent (2003: ranged from 2.16 percent to 3.10 percent); net of an interest rate swap, the weighted-average interest rate was 3.68 percent (2003: ranged from 5.95 percent to 6.90 percent).

        The revolving credit facility is available for working capital requirements and general corporate purposes, subject to certain limitations, until December 4, 2008. The revolving credit facility is available for loans denominated in US dollars, pounds sterling and certain other currencies.

        The credit agreement contains numerous operating and financial covenants, including requirements to maintain minimum ratios of consolidated EBITDA to consolidated net interest expense and maximum levels of net indebtedness in relation to consolidated EBITDA, in each case subject to certain adjustments. In addition, the credit agreement includes covenants relating to the delivery of financial statements, reports and notices, limitations on liens, limitations on sales and other disposals of assets, limitations on indebtedness and other liabilities, limitations on sale and leaseback transactions, limitations on mergers and other fundamental changes, maintenance of property, maintenance of insurance, nature of business, compliance with applicable laws, maintenance of corporate existence and rights, use of proceeds, payment of taxes and access to information and properties. At December 31, 2004, the Company was in compliance with all covenants.

        All obligations of Willis North America Inc. ("Willis North America") (the borrower) under the credit agreement are guaranteed by Willis Group Holdings Limited, Trinity Acquisition Limited, Willis Group Limited, TA I Limited, TA II Limited, TA III Limited and TA IV Limited.

        9% Senior Subordinated Notes—In February 1999, Willis North America refinanced a short-term loan by issuing 9% senior subordinated notes due 2009 (the "Notes") in the aggregate principal amount of $550 million. The interest on the Notes was payable semi-annually on February 1 and August 1. During 2003, Willis North America bought back and canceled Notes totaling $40 million. The difference between the market price paid and the book value was not material.

        On February 2, 2004, Willis North America redeemed the Notes, in whole, at a redemption price of 104.5 percent of the aggregate principal amount of the Notes being redeemed, resulting in a premium of $17 million, plus accrued and unpaid interest.

        The indenture for the Notes contained covenants that, among other things, limited the ability of Willis North America, Willis Group Limited and some of their subsidiaries to incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; repurchase capital stock or subordinated indebtedness; create liens; enter into some transactions with associates; sell assets and assets of subsidiaries; issue or sell capital stock of some subsidiaries; and enter into some mergers and acquisitions.

        Scheduled Debt Repayments—The Notes were due to mature in 2009, however, as noted above, the Company redeemed the Notes in full on February 2, 2004. Under the new credit agreement, the Company is due to make loan repayments of $150 million on the third, fourth and fifth anniversary of the effective date.

        Lines of Credit—The Company also has available $5 million (2003: $2 million) in lines of credit, of which $nil (2003: $nil) was drawn as of December 31, 2004 (excluding the $150 million revolving credit facility).

9.     PENSION PLANS

        The Company has two principal defined benefit pension plans funded externally which cover all eligible employees. One plan exists in the United Kingdom and the other in the United States. It is the Company's policy to fund pension costs as required by applicable laws and regulations.

        The following schedules provide information concerning the Company's UK and US defined benefit pension plans as of and for the years ended December 31:

	UK Pension Benefits		US Pension Benefits
	2004	2003	2004	2003
	(millions)
Change in benefit obligation:
Benefit obligation, beginning of year	$1,450	$1,190	$481	$416
Service cost	42	30	20	17
Interest cost	81	67	29	27
Employee contributions	5	3	—	—
Actuarial loss	135	61	27	37
Benefits paid	(64)	(45)	(18)	(16)
Foreign currency changes	115	144	—	—

Benefit obligations, end of year	1,764	1,450	539	481

Change in plan assets:
Fair value of plan assets, beginning of year	1,311	1,020	376	303
Actual return on plan assets	154	183	45	73
Employee contributions	5	3	—	—
Employer contributions	32	21	20	14
Benefits paid	(64)	(45)	(18)	(16)
Other events	—	—	—	2
Foreign currency changes	101	129	—	—

Fair value of plan assets, end of year	1,539	1,311	423	376

Reconciliation of funded status:
Funded status	(225)	(139)	(116)	(105)
Unrecognized net actuarial loss	397	280	59	48
Unrecognized prior service gain	(27)	(28)	—	—

Net asset (liability) recognized	145	113	(57)	(57)

Amounts recognized in balance sheet consist of:
Accrued benefit liability	(165)	(90)	(74)	(68)
Accumulated other comprehensive income	310	203	17	11

Net asset (liability) recognized	$145	$113	$(57)	$(57)

        The following table provides information for the Company's UK and US defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	UK Pension Benefits		US Pension Benefits
	2004	2003	2004	2003
	(millions)
Projected benefit obligation	$1,764	$1,450	$539	$481
Accumulated benefit obligation	1,704	1,401	498	444
Fair value of plan assets	1,539	1,311	423	376

        The components of the net periodic benefit cost (income) of the UK and US defined benefit plans are as follows:

	Years ended December 31,
	UK Pension Benefits			US Pension Benefits
	2004	2003	2002	2004	2003	2002
	(millions)
Components of net periodic benefit cost (income):
Service cost	$42	$30	$25	$20	$17	$14
Interest cost	81	67	58	29	27	25
Expected return on plan assets	(112)	(97)	(88)	(30)	(26)	(29)
Amortization of unrecognized prior service gain	(3)	(3)	(3)	—	—	—
Amortization of unrecognized actuarial loss	—	—	—	1	3	—

Net periodic benefit cost (income)	$8	$(3)	$(8)	$20	$21	$10

        The following schedule provides other information concerning the Company's UK and US defined benefit pension plans:

	Years ended December 31,
	UK Pension Benefits		US Pension Benefits
	2004	2003	2004	2003
	(millions, except weighted-averages)
(Increase) decrease in additional minimum liability included in other comprehensive income	$(107)	$10	$(6)	$19
Weighted-average assumptions to determine benefit obligations:
Discount rate	5.3%	5.5%	5.8%	6.0%
Rate of compensation increase	3.7%	3.6%	4.0%	4.0%

Weighted-average assumptions to determine net periodic benefit cost:
Discount rate	5.5%	5.6%	6.0%	6.5%
Expected return on plan assets	7.3%	7.3%	8.0%	8.5%
Rate of compensation increase	3.6%	3.3%	4.0%	4.0%

        The expected return on plan assets was determined on the basis of the weighted-average of the expected future returns of the various asset classes, using the target allocations shown below. The expected returns on UK plan assets are UK and foreign equities 8.0 percent, debt securities 5.1 percent and real estate 6.2 percent. The expected returns on US plan assets are US and foreign equities 9.25 percent and debt securities 5.75 percent.

        The Company's pension plan asset allocations based on fair values were as follows:

	December 31,
	UK Pension Benefits		US Pension Benefits
Asset category
	2004	2003	2004	2003
Equity securities	74%	74%	68%	65%
Debt securities	16%	18%	30%	34%
Real estate	6%	5%	—	—
Other	4%	3%	2%	1%

Total	100%	100%	100%	100%

        The Company's investment policy includes a mandate to diversify assets and the Company invests in a variety of asset classes to achieve that goal. The UK Plan's assets are divided into 8 separate portfolios according to asset class and managed by 7 investment managers. The broad target allocations are UK and foreign equities (75 percent), debt securities (20 percent) and real estate (5 percent). The US Plan's assets are currently invested in 16 funds representing most standard equity and debt security classes. The broad target allocations are US and foreign equities (64 percent) and debt securities (36 percent).

        The Company expects to contribute $38 million and $31 million in 2005 to the UK and US defined benefit pension plans, respectively.

        The following benefit payments, which reflect expected future service, as appropriate, are estimated to be paid by the UK and US defined benefit pension plans:

Expected future benefit payments	UK Pension Benefits	US Pension Benefits
2005	$59	$19
2006	62	20
2007	65	21
2008	69	23
2009	70	25
2010–2014	393	164

        Willis North America has a 401(k) plan covering all eligible employees of Willis North America and its subsidiaries. The plan allows participants to make pre-tax contributions and the Company provides a matching contribution of 3 percent of employees' annual eligible compensation. All investment assets of the plan are held in a trust account administered by independent trustees. The Company's 401(k) mandatory matching contributions for 2004, 2003 and 2002 were approximately $1 million, $5 million and $5 million, respectively.

10.   STOCK BENEFIT PLANS

        The Company has adopted the plans described below providing for the grant of time-based options and performance-based options and various other share-based grants to employees. The objectives of these plans include attracting and retaining the best personnel, motivating management personnel by means of growth-related incentives to achieve long-range goals and providing employees with the opportunity to increase their share ownership in the Company.

        Amended and Restated 1998 Share Purchase and Option Plan—This plan, which was established on December 18, 1998, provides for the granting of time-based and performance-based options to employees of the Company. There are 30,000,000 shares available for grant under this plan provided, however, that in no event the total number of shares subject to options and other equity for current and future participants exceed 25 percent of the equity of Willis Group Holdings on a fully diluted basis. All options granted under this plan are exercisable at £2 per share ($3.84 using the year-end exchange rate of £1 = $1.92) except for 111,111 time-based options which are exercisable at $13.50. No further grants are to be made under this plan.

        Time-based options are earned upon the fulfilment of vesting requirements. Options are generally exercisable in equal instalments of 20 percent per year over a five-year period commencing on or after December 18, 2000.

        Performance-based options became exercisable, subject to the fulfilment of vesting requirements with effect from January 1, 2003, upon the achievement of cash flow and EBITDA (as defined in the plan agreements) targets of Willis Group Limited. Options are generally exercisable in equal instalments of 25 percent per year over a four-year period commencing on or after December 18, 2001.

        Willis Award Plan—This plan, which was established on July 13, 2000, provides for the granting of time-based options to selected employees who have been identified as superior performers. There are 5,000,000 shares available for grant under this plan provided, however, that in no event the total number of shares subject to options and other equity for current and future participants exceed 25 percent of the equity of Willis Group Holdings on a fully diluted basis. All options granted under this plan are exercisable at £2 per share ($3.84 using the year-end exchange rate of £1 = $1.92). The options vest immediately on the grant date and are exercisable any time up to July 13, 2010.

        2001 Share Purchase and Option Plan—This plan, which was established on May 3, 2001, provides for the granting of time-based options and various other share-based grants at fair market value to employees of the Company. There are 15,000,000 shares available for grant under this plan. Options are exercisable on a variety of dates, including from the first, third, sixth or eighth anniversary of grant, although for certain options the exercisable date may accelerate depending on the achievement of certain performance goals. Unless terminated sooner by the Board of Directors, the 2001 Plan will expire 10 years after its adoption. That termination will not affect the validity of any grant outstanding at that date.

        Compensation Expense—Willis Group Holdings applies the intrinsic value method allowed by APB 25 in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under fixed plans (time-based options, options granted pursuant to the Willis Award Plan and various other share-based grants to employees) are measured as the difference between the quoted (or best estimate of) market price, and the exercise price on the measurement date. All fixed plan options have been granted by Willis Group Holdings at an exercise price equal to the quoted market price at the measurement date, or management's best estimate of market price prior to the initial public offering. Accordingly, pursuant to APB 25 no compensation expense has been recognized for fixed option plans in the statements of operations.

        Compensation expense resulting from awards under variable plans (performance-based options) is measured as the difference between the quoted market price and the exercise price at the date when the number of shares is known (the date the performance conditions are satisfied). The cost is recognized over the period the employee performs related services. Estimates of compensation expense were recorded before the measurement date based on the quoted market price of the shares at the intervening dates in situations where it was probable that the performance conditions would be attained.

        Management determined in the third quarter of 2001 that it was probable that the maximum performance condition would be attained. The measurement date under APB 25 was December 31, 2002. Accordingly, compensation expense for the year ended December 31, 2004 of $11 million ($8 million, net of tax) (2003: $20 million ($16 million, net of tax)) (2002: $80 million ($67 million, net of tax)); was recognized based on the 10.9 million (2003: 10.9 million; 2002: 11.1 million) unforfeited performance options outstanding at that date, a quoted market price of $28.67 (2003: $28.67, 2002: $28.67) and an average elapsed performance period of 100 percent (2003: 95 percent; 2002: 85 percent).

        The pro forma disclosures required by SFAS 123R in Note 2 were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2004	2003	2002
Dividend yield	2%	2%	2%
Expected volatility	23%	24%	34%
Risk-free interest rate	2.77%	2.55%	2.41%
Weighted-average expected life (years)	3	3	3
Weighted-average fair value of options granted	$5.98	$6.27	$5.38

        The compensation expense as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

        The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because Willis Group Holdings employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        Stock option transactions under the plans are as follows:

	2004		2003		2002
December 31, (options in thousands)	Options	Weighted average exercise price(1)	Options	Weighted average exercise price(1)	Options	Weighted average exercise price(1)
Time-based stock options
Balance, beginning of year	14,897	$11.96	19,010	$6.28	18,724	$4.65
Granted	6,495	$37.73	2,766	$30.90	1,112	$28.18
Exercised	(7,040)	$4.88	(6,386)	$3.46	(500)	$3.07
Forfeited	(439)	$30.36	(493)	$15.74	(326)	$10.05

Balance, end of year	13,913	$26.99	14,897	$11.75	19,010	$5.98

Options exercisable at year-end	4,477	$15.44	5,307	$3.58	8,225	$3.22

Performance-based stock options
Balance, beginning of year	7,254	$3.84	11,092	$3.58	11,275	$3.22
Exercised	(4,229)	$3.84	(3,641)	$3.58	—	—
Forfeited	(15)	$3.84	(197)	$3.58	(183)	$3.22

Balance, end of year	3,010	$3.84	7,254	$3.58	11,092	$3.22

Options exercisable at year-end	2,692	$3.84	2,525	$3.58	—	—

(1)
Certain options are exercisable at £2 per share. Year-end exchange rates of £1 = $1.92, £1 = $1.79 and £1 = $1.61 have been used as of December 31, 2004, 2003 and 2002, respectively.

        A summary of time-based options outstanding and exercisable at December 31, 2004 is as follows:

	Options outstanding			Options exercisable
Range of exercise prices	Options outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable	Weighted average exercise price
(options in thousands)
$3.84	3,052	4	$3.84	2,761	$3.84
$13.50	393	6	$13.50	95	$13.50
$16.95–$23.32	430	7	$22.49	—	—
$27.60–$31.90	3,740	8	$29.61	616	$30.84
$34.68–$38.36	6,298	10	$37.80	1,005	$38.06

$3.84–$38.36	13,913	8	$26.99	4,477	$15.44

        The weighted-average remaining contractual life of performance-based options outstanding at December 31, 2004 was four years.

11.   FINANCIAL INSTRUMENTS

        The Company's principal financial instruments, other than derivatives, comprise bank loans, the new Senior Credit Facility, cash deposits and short-term investments. The Company also enters into derivative transactions (principally interest rate swaps and forward foreign currency contracts) in order to manage interest rate and currency risks arising from the Company's operations and its sources of finance. The Company does not hold financial instruments for trading purposes.

        The main risks arising from the Company's financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The Company's board of directors reviews and agrees policies for managing each of these risks as summarized below. The Company has applied SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, in accounting for these financial instruments.

        Interest Rate Risk—In 2004, the Company's operations were financed principally through the Senior Credit Facility (Note 8). As of December 31, 2004, $450 million was drawn down under the new Senior Credit Facility. Interest rate swaps were used to generate the desired interest rate profile and to manage the Company's exposure to interest rate fluctuations. Willis North America entered into a series of interest rate swap agreements on June 4, 2004 under which the LIBOR-based variable rate interest payment obligations on the full amount of the term loans were swapped for fixed rate interest payment obligations until 2006.

        The Company designated these interest rate swap agreements as a cash flow hedge as defined by SFAS 133 with the fair value recorded in other liabilities on the balance sheet. Changes in fair value were recorded as a component of other comprehensive income, as shown in the table below. Amounts were reclassified from other comprehensive income into earnings when the hedged exposure affected earnings. The differential paid or received was recognized as an adjustment to interest expense as incurred.

        As a result of the Company's operating activities, the Company receives cash for premiums and claims which it deposits in short-term investments denominated in US dollars and other currencies. The Company earns interest on these funds, which is included in the Company's financial statements as interest income. These funds are regulated in terms of access and the instruments in which they may be invested, most of which are short-term in maturity. In order to manage interest rate risk arising from these financial assets, the Company enters into interest rate swaps to receive a fixed rate of interest and pay a variable rate of interest fixed in the various currencies related to the short-term investments. The use of interest rate contracts essentially converts groups of short-term investments to fixed rates.

        The fair value of these contracts is recorded in other assets and other liabilities. For contracts that are qualifying cash flow hedges as defined by SFAS 133, changes in fair value are recorded as a component of other comprehensive income. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings. For contracts that do not qualify for hedge accounting as defined by SFAS 133, changes in fair value are recorded in general and administrative expenses.

        The changes in fair value of derivative financial instruments have been recorded as follows:

	Years ended December 31,
	2004	2003	2002
	(millions)
General and administrative expenses:
Interest rate contracts	$1	$(1)	$(1)
Foreign currency contracts	—	(2)	2
Other Comprehensive Income:
Interest rate contracts (net of tax of $7, $5 and $(8))	(15)	(11)	21
Foreign currency contracts (net of tax of $nil, $(3) and $(4))	(1)	5	7

        A summary of the Company's interest rate swaps by major currency is as follows:

		December 31,
				Weighted Average Interest Rates
		Notional Amount(1)	Termination Dates
				Receive	Pay
		(millions)		%	%
2004
US dollar	Receive fixed–pay variable	$872	2005-2008	3.88	3.48
	Receive variable–pay fixed	450	2006	3.37	3.38
Pounds sterling	Receive fixed–pay variable	428	2005-2008	5.14	4.76
Euro	Receive fixed–pay variable	169	2005-2008	3.81	2.71
2003
US dollar	Receive fixed–pay variable	$984	2004-2007	4.27	2.44
Pounds sterling	Receive fixed–pay variable	431	2004-2007	5.18	4.65
Euro	Receive fixed–pay variable	171	2004-2007	3.97	3.04

(1)
Notional amounts represent US dollar equivalents translated at the spot rate as of December 31.

        Liquidity Risk—The Company's objective is to ensure that it has the ability to generate sufficient cash either from internal or external sources, in a timely and cost-effective manner, to meet its commitments as they fall due. The Company's management of liquidity risk is embedded within its overall risk management framework. Scenario analysis is continually undertaken to ensure that the Company's resources can meet its liquidity requirements. These resources are supplemented by a $150 million revolving credit facility which expires on December 4, 2008, of which no amount is currently drawn.

        Foreign Currency Risk—The Company's objective is to maximize its cash flow in US dollars. In all locations with the exception of the United Kingdom, the Company predominantly generates revenues and expenses in the local currency. In the United Kingdom, however, the Company earns revenues in a number of different currencies but expenses are almost entirely in pounds sterling. This mismatch creates a currency exposure.

        The Company's policy within the United Kingdom is to convert into sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into sterling. These transactional currency exposures are principally managed by entering into forward foreign exchange contracts.

        The fair value of these contracts is recorded in other assets and other liabilities. For contracts that are qualifying cash flow hedges as defined by SFAS 133, changes in fair value are recorded as a component of other comprehensive income. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings. For contracts that do not qualify for hedge accounting as defined by SFAS 133, changes in fair value are recorded in general and administrative expenses (see table above on previous page).

        The table below summarizes by major currency the contractual amounts of the Company's forward contracts to exchange foreign currencies for pounds sterling. Foreign currency notional amounts are reported in US dollars translated at spot rates at December 31.

	December 31,
	Sell 2004(1)	Sell 2003
	(millions)
US dollar	$117	$123
Euro	136	132
Japanese yen	31	33

(1)
Forward exchange contracts range in maturity from 2005 to 2007.

        Credit Risk and Concentrations of Credit Risk—Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted and from movements in interest rates and foreign exchange rates. The Company does not anticipate non-performance by counterparties. The Company generally does not require collateral or other security to support financial instruments with credit risk; however, it is the Company's policy to enter into master netting arrangements with counterparties as practical.

        Concentrations of credit risk that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments on the balance sheet that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and derivatives which are recorded at fair value. The Company maintains a policy providing for the diversification of cash and cash equivalent investments and places such investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large number of clients and markets in which the Company does business, as well as the dispersion across many geographic areas. Management does not believe significant risk exists in connection with the Company's concentrations of credit as of December 31, 2004.

        Fair Value—The estimated fair value of the Company's financial instruments held or issued to finance the Company's operations is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company's intent or ability to dispose of the financial instrument.

	December 31,
	2004		2003
	Carrying amount	Fair Value	Carrying amount	Fair Value
	(millions)
Assets:
Cash and cash equivalents	$351	$351	$364	$364
Fiduciary funds—restricted	1,505	1,505	1,502	1,502
Short-term investments	74	74	61	61
Derivative financial instruments	36	36	58	58
Liabilities:
Long-term debt	450	450	370	387
Derivative financial instruments	7	7	8	8

        The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

        Cash and Cash Equivalents—The estimated fair value of these financial instruments approximates their carrying values due to their short maturities.

        Fiduciary Funds—Restricted and Short-Term Investments—Fair values are based on quoted market values.

        Long-Term Debt—The estimated fair values of the Company's long-term debt are based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities.

        Derivative Financial Instruments—Market values have been used to determine the fair value of interest rate swaps and forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account the current interest rate environment or current foreign currency forward rates.

12.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

        Supplemental disclosures regarding cash flow information and non-cash flow investing and financing activities are as follows:

	Years ended December 31,
	2004	2003	2002
	(millions)
Supplemental disclosures of cash flow information:
Cash payments for income taxes	$122	$125	$70
Cash payments for interest	31	50	62

Supplemental disclosures of non-cash flow investing and financing activities:
Issue of stock on acquisition of subsidiaries	$48	$12	$1
Deferred payments on acquisitions of subsidiaries	2	4	9

Acquisitions:
Fair value of assets acquired	191	1	79
Less:
liabilities assumed	(189)	9	(74)
cash acquired	(28)	—	(21)

Acquisitions, net of cash acquired	$(26)	$10	$(16)

13.   ACCUMULATED OTHER COMPREHENSIVE LOSS

        The components of comprehensive income are as follows:

	Years ended December 31,
	2004	2003	2002
	(millions)
Net income	$427	$414	$210
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	8	(4)	1
Unrealized holding (loss) gain (net of tax of $1 in 2003 and $(1) in 2002)	—	(3)	2
Minimum pension liability adjustment (net of tax of $35 in 2004, $(11) in 2003 and $76 in 2002)	(78)	18	(167)
Net (loss) gain on derivative instruments (net of tax of $7 in 2004, $2 in 2003 and $(12) in 2002)	(16)	(6)	28

Other comprehensive (loss) income (net of tax of $42 in 2004, $(8) in 2003 and $63 in 2002)	(86)	5	(136)

Comprehensive income	$341	$419	$74

        The components of accumulated other comprehensive loss are as follows:

	December 31,
	2004	2003	2002
	(millions)
Net foreign currency translation adjustment	$(4)	$(12)	$(8)
Net unrealized holding gain	—	—	3
Net minimum pension liability adjustment	(227)	(149)	(167)
Net unrealized gain on derivative instruments	19	35	41

Accumulated other comprehensive loss	$(212)	$(126)	$(131)

        It is estimated that $3 million of net derivative gains included in other comprehensive loss will be reclassified into earnings within the next twelve months.

14.   COMMITMENTS AND CONTINGENCIES

        Operating Leases—The Company leases certain land, buildings and equipment under various operating lease arrangements. Original non-cancellable lease terms typically are between 10 and 20 years and may contain escalation clauses, along with options that permit early withdrawal. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease.

        As of December 31, 2004, the aggregate future minimum rental commitments under all non-cancellable operating lease agreements are as follows:

	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments
	(millions)
2005	$80	$(11)	$69
2006	67	(11)	56
2007	92	(10)	82
2008	84	(11)	73
2009	76	(10)	66
Thereafter	873	(15)	858

Total	$1,272	$(68)	$1,204

        In November 2004, the Company entered into a 25 year agreement with long time client British Land plc relating to its new UK headquarters in London. Construction is scheduled to commence in early 2005 and the Company's occupancy is targeted for late 2007. The Company's contractual obligations in relation to this commitment total $893 million and are included in the table above, but remain contingent upon the successful completion of construction.

        Rent expense amounted to $87 million, $70 million and $71 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company's rental income from subleases was $9 million, $8 million and $9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Guarantees—Guarantees issued by certain of Willis Group Holdings' subsidiaries with respect to the Senior Credit Facility are discussed elsewhere in these consolidated financial statements.

        Certain of Willis Group Holdings' subsidiaries have given the landlords of some leasehold properties occupied by the Company in the United Kingdom and the United States guarantees in respect of the performance of the lease obligations of the subsidiary holding the lease. The operating lease obligations subject to such guarantees amounted to $1,050 million and $158 million at December 31, 2004 and 2003, respectively.

        In addition, the Company has given guarantees to bankers and other third parties relating principally to letters of credit amounting to $9 million and $9 million at December 31, 2004 and 2003, respectively.

        Put and Call Options Relating to Subsidiaries and Associates—For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries and associates have the right to sell (a put option) their shares to the Company at various dates in the future. Generally, the exercise price of such puts and calls is formula-based (using revenues and earnings) and is designed to reflect fair value. Based on current projections of profitability and exchange rates, the potential amount payable in 2005 from these options is not expected to exceed $376 million. Of this balance, $368 million relates to Gras Savoye, as disclosed in Note 5.

        Claims, Lawsuits and Other Proceedings—The Company is subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Similar to other corporations, the Company is also subject to a variety of other claims, including those relating to the Company's employment practices. Some of those claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant.

        Most of these claims, lawsuits and other proceedings arising in the ordinary course of business are covered by professional indemnity or other appropriate insurance. In respect of self-insured deductibles, the Company has established provisions against these items which are believed to be adequate in the light of current information and legal advice, and the Company adjusts such provisions from time to time according to developments. On the basis of current information, the Company does not expect that the actual claims, lawsuits and other proceedings, including the proceedings relating to contingent compensation arrangements referred to below, to which the Company is subject or of which it is aware will ultimately have a material adverse effect on the Company's financial condition, results of operations or cash flow. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows in particular quarterly or annual periods.

        Proceedings Relating to Contingent Compensation Arrangements—Beginning in April 2004, the New York Attorney General issued subpoenas to a number of insurance carriers and insurance brokerage firms, including the Company. These subpoenas requested information regarding, among other things, arrangements pursuant to which insurers compensated insurance brokers for distribution and other services provided to insurers. The New York Department of Insurance also requested information concerning these compensation arrangements. In October 2004, the New York Attorney General filed suit against one of the insurance brokers, accusing that broker of steering clients to insurers with which it has these compensation agreements and of soliciting false or fictitious quotes from insurers (the "NY AG Complaint"). The New York Attorney General has stated publicly that he has broadened his investigation of the insurance industry to cover other practices and other possible violations of law, including violations of fiduciary duty, securities laws, and antitrust laws. The New York Attorney General has also publicly stated that civil and criminal charges may be filed against both individuals and other industry participants. After the New York Attorney General commenced his investigation, insurance commissioners and attorneys general of other states announced that they are conducting similar investigations and have issued subpoenas to a number of insurance carriers and insurance brokerage firms, including the Company. The Company has received requests for documents and information from eighteen other states and the District of Columbia. The Company is co-operating fully with these investigations and is producing documents and other information in response to these subpoenas. The Company has engaged in discussions with representatives of the New York Attorney General's Office and of other states' insurance commissioners and attorneys general about their investigations. The Company cannot predict at this time how or when those investigations will be resolved.

        In August 2004, a state court proceeding was commenced against the Company in California by an organization purporting to act in a representative capacity on behalf of the California general public. The complaint alleges that the compensation arrangements between the Company and insurance carriers constitute deceptive trade practices, and it seeks both injunctive and equitable relief, including restitution. That action was dismissed in December 2004. A purported class action also was filed in the United States District Court for the Southern District of New York naming various insurance carriers and insurance brokerage firms, including the Company, as defendants. The complaint alleges conduct by the defendants similar to the conduct alleged in the NY AG Complaint and also alleges, among other things, the existence of a conspiracy among the insurance carriers and brokers whereby they have engaged in violations of the federal RICO statute. Similar purported class actions also have been filed against various insurance carriers and insurance brokerage firms, including the Company, in the United States District Courts for the Northern District of Illinois and the Northern District of California, and in the Florida state court, and it is expected that further lawsuits may be filed. The actions filed in federal court will be transferred to the United States District Court for the District of New Jersey for co-ordinated pre-trial proceedings. The Company disputes these allegations and intends to defend itself vigorously against these actions.

        The compensation arrangements, which were initially the subject of the investigation by the New York Attorney General, are a longstanding and common practice within the insurance industry and have been disclosed by the Company for many years. On October 21, 2004, the Company announced that it was voluntarily abolishing these compensation arrangements immediately in North America and by December 31, 2004 outside North America. It is not possible at this time to predict or reasonably estimate what the outcome or the timing of any resolution of these proceedings or any possible future proceedings may be.

15.   SEGMENT INFORMATION

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") establishes standards for reporting information about operating segments and related disclosures, products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

        The Company conducts its worldwide insurance brokerage activities through three operating segments: Global, North America and International. Each operating segment exhibits similar economic characteristics, provides similar products and services and distributes same through common distribution channels to a common type or class of customer. In addition, the regulatory environment in each region is similar. Consequently, for financial reporting purposes the Company has aggregated these three operating segments into one reportable segment.

        None of the Company's customers represented more than 10 percent of the Company's consolidated commissions and fees for the years ended December 31, 2004, 2003 and 2002.

        Information regarding the Company's geographic locations is as follows:

	Years ended December 31,
	2004	2003	2002
	(millions)
Commissions and fees(1)
UK	$814	$791	$638
US	882	834	737
Other(3)	509	379	286

Total	$2,205	$2,004	$1,661

Long-lived assets(2)
UK	$172	$180	$142
US	46	49	54
Other(3)	31	20	17

Total	$249	$249	$213

(1)
Commissions and fees are attributed to countries based upon the location of the subsidiary generating the revenue.

(2)
Long-lived assets include identifiable fixed assets.

(3)
Other than in the United Kingdom and the United States, the Company does not conduct business in any country in which its commissions and fees and/or long-lived assets exceed 10 percent of consolidated commissions and fees and/or long-lived assets, respectively.

        The Company has not reported revenues from external customers for each product and service or each group of similar products and services as the Company's internal systems do not allow for the generation of such information.

16.   RELATED PARTY TRANSACTIONS

        The Company has an Employee Stock Ownership Plan (the "ESOP") which holds Willis Group Holdings' shares. The trustee of the ESOP transferred 608,521 and 85,467 shares during the years ended December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, the ESOP shares outstanding were 87,606 and 696,127, respectively. No dividends have been distributed on the shares held by the ESOP.

        Kohlberg Kravis Roberts & Co. L.P. ("KKR"), with which Messrs. P. Golkin and S.C. Nuttall, both Directors of the Company, are affiliated, and Fisher Capital Corp. L.L.C. ("Fisher"), with which Mr. J.R. Fisher, also a Director of the Company, is affiliated, rendered in 2002 and 2003 management, consulting and certain other services to the Company for annual fees of $1,000,000 and $350,000, respectively, payable quarterly in arrears. These arrangements were terminated as of December 31, 2003. Messrs. Golkin and Nuttall disclaim any beneficial interest in these fees.

        In addition, the Company and Fisher entered into a share option agreement dated January 27, 1999, whereby the Company granted to Fisher 422,501 options to purchase an equivalent number of shares. The options vest upon grant date and are exercisable any time up to January 27, 2014. During 2004, options over 174,462 shares (2003: 153,001 shares) were exercised; at December 31, 2004, 56,697 options remained unexercised. The fair value of the options, computed on grant date using the Black-Scholes option-pricing model and assuming a dividend yield of 0%, expected volatility of 30%, a risk-free interest rate of 6.42% and a weighted-average expected life of three years, amounts to $334,905. This cost may not be indicative of the future benefit to be received by Fisher. Mr. J.R. Fisher, as the managing member and majority owner of Fisher may be deemed to share beneficial ownership of any options owned by Fisher but disclaims such beneficial ownership.

        Concurrently with the secondary public offering by certain of its shareholders of 20 million Shares in February 2004, the Company purchased 3,974,154 of its Shares from Profit Sharing (Overseas), Limited Partnership, an affiliate of KKR, and 25,846 of its Shares from Fisher Capital Corp. L.L.C. at a price of $37.026 per Share, the net public offering price in the secondary offering, in a private non-underwritten transaction.

17.   FINANCIAL INFORMATION FOR PARENT GUARANTOR, OTHER GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

        The Willis North America Inc. ("Willis North America") debt securities registered in April 2003 will be, if issued, jointly and severally, irrevocably and fully and unconditionally guaranteed by Willis Group Holdings, Willis Group Limited, Trinity Acquisition Limited, TA I Limited, TA II Limited, TA III Limited and TA IV Limited.

        Presented below is condensed consolidating financial information for: i) Willis Group Holdings, which will be a guarantor, on a parent company only basis; ii) the Other Guarantors which are all wholly owned subsidiaries of the parent; iii) the Issuer, Willis North America; iv) Other, which are the non-guarantor subsidiaries, on a combined basis; v) Eliminations; and vi) Consolidated Company and subsidiaries. The equity method has been used for all investments in subsidiaries.

        The entities included in the Other Guarantors column are Willis Group Limited, Trinity Acquisition Limited, TA I Limited, TA II Limited, TA III Limited and TA IV Limited.

Condensed Consolidating Statement of Operations

	Year ended December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$2,205	$—	$2,205
Interest income	—	—	9	84	(23)	70

Total revenues	—	—	9	2,289	(23)	2,275

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	5	(13)	—	1,818	(248)	1,562
Non-cash compensation—performance options	—	—	—	11	—	11
Depreciation expense	—	—	4	37	—	41
Amortization of intangible assets	—	—	—	—	6	6
Net loss (gain) on disposal of operations	—	1	573	565	(1,150)	(11)

Total expenses	5	(12)	577	2,431	(1,392)	1,609

OPERATING (LOSS) INCOME	(5)	12	(568)	(142)	1,369	666
Investment income from Group undertakings	354	1,997	123	264	(2,738)	—
Premium on redemption of subordinated notes	—	—	(17)	—	—	(17)
Interest expense	—	(179)	(35)	(81)	273	(22)

INCOME (LOSS) BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	349	1,830	(497)	41	(1,096)	627
INCOME TAXES	—	18	(11)	174	27	208

INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	349	1,812	(486)	(133)	(1,123)	419
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	15	—	15
MINORITY INTEREST	—	—	—	(1)	(6)	(7)
EQUITY ACCOUNT FOR SUBSIDIARIES	78	(1,525)	562	—	885	—

NET INCOME (LOSS)	$427	$287	$76	$(119)	$(244)	$427

Condensed Consolidating Statement of Operations

	Year ended December 31, 2003
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$2,004	$—	$2,004
Interest income	—	—	8	81	(17)	72

Total revenues	—	—	8	2,085	(17)	2,076

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	2	(21)	11	1,457	(41)	1,408
Non-cash compensation—performance options	—	—	—	20	—	20
Depreciation expense	—	—	5	31	—	36
Amortization of intangible assets	—	—	—	—	3	3
Net gain on disposal of operations	—	—	—	(9)	(2)	(11)

Total expenses	2	(21)	16	1,499	(40)	1,456

OPERATING (LOSS) INCOME	(2)	21	(8)	586	23	620
Investment income from Group undertakings	68	529	137	106	(840)	—
Interest expense	—	(215)	(76)	(66)	304	(53)

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	66	335	53	626	(513)	567
INCOME TAXES	—	2	(12)	166	3	159

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	66	333	65	460	(516)	408
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	15	(1)	14
MINORITY INTEREST	—	—	—	—	(8)	(8)
EQUITY ACCOUNT FOR SUBSIDIARIES	348	83	44	—	(475)	—

NET INCOME	$414	$416	$109	$475	$(1,000)	$414

Condensed Consolidating Statement of Operations

	Year ended December 31, 2002
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$1,661	$—	$1,661
Interest income	—	—	9	95	(30)	74

Total revenues	—	—	9	1,756	(30)	1,735

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	2	(11)	(7)	1,264	(34)	1,214
Non-cash compensation—performance options	—	—	—	80	—	80
Depreciation expense	—	—	6	28	—	34
Amortization of intangible assets	—	—	—	—	1	1
Net gain on disposal of operations	—	—	—	(15)	2	(13)

Total expenses	2	(11)	(1)	1,357	(31)	1,316

OPERATING (LOSS) INCOME	(2)	11	10	399	1	419
Investment income from Group undertakings	—	226	69	86	(381)	—
Interest expense	—	(227)	(106)	(57)	325	(65)

(LOSS) INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	(2)	10	(27)	428	(55)	354
INCOME TAXES	—	(9)	—	130	20	141

(LOSS) INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	(2)	19	(27)	298	(75)	213
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	10	(1)	9
MINORITY INTEREST	—	—	—	(1)	(11)	(12)
EQUITY ACCOUNT FOR SUBSIDIARIES	212	189	104	—	(505)	—

NET INCOME	$210	$208	$77	$307	$(592)	$210

Condensed Consolidating Balance Sheet

	As at December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
			(millions)
ASSETS
Cash and cash equivalents	$79	$58	$14	$200	$—	$351
Fiduciary funds—restricted	—	—	90	1,415	—	1,505
Short-term investments	—	—	—	74	—	74
Accounts receivable	156	2,417	847	8,798	(4,902)	7,316
Goodwill and other intangible assets	—	—	—	221	1,330	1,551
Deferred tax assets	—	—	—	250	(47)	203
Other assets	—	56	14	645	(62)	653
Equity accounted subsidiaries	1,300	2,016	1,453	1,939	(6,708)	—

TOTAL ASSETS	$1,535	$4,547	$2,418	$13,542	$(10,389)	$11,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$79	$3,171	$1,354	$8,877	$(4,919)	$8,562
Other liabilities	32	108	494	1,118	(105)	1,647

Total liabilities	111	3,279	1,848	9,995	(5,024)	10,209

MINORITY INTEREST	—	—	—	2	18	20
STOCKHOLDERS' EQUITY	1,424	1,268	570	3,545	(5,383)	1,424

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,535	$4,547	$2,418	$13,542	$(10,389)	$11,653

Condensed Consolidating Balance Sheet

	As at December 31, 2003
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$48	$9	$148	$159	$—	$364
Fiduciary funds—restricted	—	—	97	1,405	—	1,502
Short-term investments	—	—	—	61	—	61
Accounts receivable	7	2,687	950	7,734	(4,398)	6,980
Goodwill and other intangible assets	—	—	—	159	1,186	1,345
Deferred tax assets	—	—	3	149	(11)	141
Other assets	—	52	66	527	(80)	565
Equity accounted subsidiaries	1,295	1,449	975	1,713	(5,432)	—

TOTAL ASSETS	$1,350	$4,197	$2,239	$11,907	$(8,735)	$10,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$—	$2,812	$1,246	$8,574	$(4,422)	$8,210
Other liabilities	26	91	431	838	19	1,405

Total liabilities	26	2,903	1,677	9,412	(4,403)	9,615

MINORITY INTEREST	—	—	—	1	18	19
STOCKHOLDERS' EQUITY	1,324	1,294	562	2,494	(4,350)	1,324

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,350	$4,197	$2,239	$11,907	$(8,735)	$10,958

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(4)	$50	$2	$442	$—	$490

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	—	—	(3)	(46)	—	(49)
Acquisitions of subsidiaries, net of cash acquired	(82)	—	(573)	(638)	1,146	(147)
Purchase of short-term investments	—	—	—	(80)	—	(80)
Proceeds on sale of short-term investments	—	—	—	69	—	69
Other	—	(3)	—	27	—	24

Net cash used in investing activities	(82)	(3)	(576)	(668)	1,146	(183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	—	(370)	—	—	(370)
Draw down of term loans	—	—	450	—	—	450
Repurchase of shares	(339)	—	—	—	—	(339)
Amounts owed by and to Group undertakings	162	223	272	489	(1,146)	—
Proceeds from issue of shares	54	4	—	—	—	58
Dividends paid	240	(225)	105	(235)	—	(115)
Other	—	—	(17)	—	—	(17)

Net cash provided by (used in) financing activities	117	2	440	254	(1,146)	(333)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31	49	(134)	28	—	(26)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	13	—	13
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	48	9	148	159	—	364

CASH AND CASH EQUIVALENTS, END OF YEAR	$79	$58	$14	$200	$—	$351

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2003
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(2)	$35	$(13)	$473	$—	$493

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	—	—	(3)	(54)	—	(57)
Acquisitions of subsidiaries, net of cash acquired	4	—	—	(95)	—	(91)
Purchase of short-term investments	—	—	—	(48)	—	(48)
Proceeds on sale of short-term investments	—	—	—	42	—	42
Other	—	—	11	8	—	19

Net cash provided by (used in) investing activities	4	—	8	(147)	—	(135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	(1)	(197)	—	—	(198)
Amounts owed by and to Group undertakings	3	13	169	(185)	—	—
Proceeds from issue of shares	37	3	—	—	—	40
Dividends paid	5	(40)	84	(112)	—	(63)
Other	—	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	45	(26)	56	(297)	—	(222)

INCREASE IN CASH AND CASH EQUIVALENTS	47	9	51	29	—	136
Effect of exchange rate changes on cash and cash equivalents	—	—	—	17	—	17
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1	—	97	113	—	211

CASH AND CASH EQUIVALENTS, END OF YEAR	$48	$9	$148	$159	$—	$364

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2002
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$—	$(38)	$(19)	$400	$—	$343

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	—	—	(9)	(38)	—	(47)
Acquisitions of subsidiaries, net of cash acquired	(11)	—	—	(2)	—	(13)
Purchase of short-term investments	—	—	—	(21)	—	(21)
Proceeds on sale of short-term investments	—	—	—	13	—	13
Other	—	—	—	18	—	18

Net cash used in investing activities	(11)	—	(9)	(30)	—	(50)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	(1)	(220)	—	—	(221)
Amounts owed by and to Group undertakings	12	36	315	(363)	—	—
Proceeds from issue of shares	4	6	—	—	—	10
Other	(4)	(3)	—	—	—	(7)

Net cash provided by (used in) financing activities	12	38	95	(363)	—	(218)

INCREASE IN CASH AND CASH EQUIVALENTS	1	—	67	7	—	75
Effect of exchange rate changes on cash and cash equivalents	—	—	—	8	—	8
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—	30	98	—	128

CASH AND CASH EQUIVALENTS, END OF YEAR	$1	$—	$97	$113	$—	$211

18.   FINANCIAL INFORMATION FOR PARENT GUARANTOR, OTHER GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

        The Trinity Acquisition Limited debt securities registered in April 2003 will be, if issued, jointly and severally, irrevocably and fully and unconditionally guaranteed by Willis Group Holdings, TA I Limited, TA II Limited and TA III Limited.

        Presented below is condensed consolidating financial information for: i) Willis Group Holdings, which will be a guarantor, on a parent company only basis; ii) the Other Guarantors, which are all wholly owned subsidiaries of the parent; iii) the Issuer, Trinity Acquisition Limited; iv) Other, which are the non-guarantor subsidiaries, on a combined basis; v) Eliminations; and vi) Consolidated Company and subsidiaries. The equity method has been used for all investments in subsidiaries.

        The entities included in the Other Guarantors column are TA I Limited, TA II Limited and TA III Limited.

Condensed Consolidating Statement of Operations

	Year ended December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$2,205	$—	$2,205
Interest income	—	—	—	93	(23)	70

Total revenues	—	—	—	2,298	(23)	2,275

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	5	—	(2)	1,807	(248)	1,562
Non-cash compensation—performance options	—	—	—	11	—	11
Depreciation expense	—	—	—	41	—	41
Amortization of intangible assets	—	—	—	—	6	6
Net loss (gain) on disposal of operations	—	—	—	1,139	(1,150)	(11)

Total expenses	5	—	(2)	2,998	(1,392)	1,609

OPERATING (LOSS) INCOME	(5)	—	2	(700)	1,369	666
Investment income from Group undertakings	354	1,064	305	1,015	(2,738)	—
Premium on redemption of subordinated notes	—	—	—	(17)	—	(17)
Interest expense	—	—	(19)	(276)	273	(22)

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	349	1,064	288	22	(1,096)	627
INCOME TAXES	—	—	48	133	27	208

INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	349	1,064	240	(111)	(1,123)	419
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	15	—	15
MINORITY INTEREST	—	—	—	(1)	(6)	(7)
EQUITY ACCOUNT FOR SUBSIDIARIES	78	(777)	57	—	642	—

NET INCOME (LOSS)	$427	$287	$297	$(97)	$(487)	$427

Condensed Consolidating Statement of Operations

	Year ended December 31, 2003
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$2,004	$—	$2,004
Interest income	—	—	—	89	(17)	72

Total revenues	—	—	—	2,093	(17)	2,076

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	2	—	(5)	1,452	(41)	1,408
Non-cash compensation—performance options	—	—	—	20	—	20
Depreciation expense	—	—	—	36	—	36
Amortization of intangible assets	—	—	—	—	3	3
Net gain on disposal of operations	—	—	—	(9)	(2)	(11)

Total expenses	2	—	(5)	1,499	(40)	1,456

OPERATING (LOSS) INCOME	(2)	—	5	594	23	620
Investment income from Group undertakings	68	203	161	408	(840)	—
Interest expense	—	—	(56)	(301)	304	(53)

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	66	203	110	701	(513)	567
INCOME TAXES	—	—	37	119	3	159

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	66	203	73	582	(516)	408
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	15	(1)	14
MINORITY INTEREST	—	—	—	—	(8)	(8)
EQUITY ACCOUNT FOR SUBSIDIARIES	348	213	343	—	(904)	—

NET INCOME	$414	$416	$416	$597	$(1,429)	$414

Condensed Consolidating Statement of Operations

	Year ended December 31, 2002
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$1,661	$—	$1,661
Interest income	—	—	—	104	(30)	74

Total revenues	—	—	—	1,765	(30)	1,735

EXPENSES:
General and administrative expenses (excluding non-cash compensation)	2	—	3	1,243	(34)	1,214
Non-cash compensation—performance options	—	—	—	80	—	80
Depreciation expense	—	—	—	34	—	34
Amortization of intangible assets	—	—	—	—	1	1
Net gain on disposal of operations	—	—	—	(15)	2	(13)

Total expenses	2	—	3	1,342	(31)	1,316

OPERATING (LOSS) INCOME	(2)	—	(3)	423	1	419
Investment income from Group undertakings	—	—	160	221	(381)	—
Interest expense	—	—	(68)	(322)	325	(65)

(LOSS) INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	(2)	—	89	322	(55)	354
INCOME TAXES	—	—	24	97	20	141

(LOSS) INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	(2)	—	65	225	(75)	213
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	10	(1)	9
MINORITY INTEREST	—	—	—	(1)	(11)	(12)
EQUITY ACCOUNT FOR SUBSIDIARIES	212	208	143	—	(563)	—

NET INCOME	$210	$208	$208	$234	$(650)	$210

Condensed Consolidating Balance Sheet

	As at December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$79	$—	$—	$272	$—	$351
Fiduciary funds—restricted	—	—	—	1,505	—	1,505
Short-term investments	—	—	—	74	—	74
Accounts receivable	156	238	1,393	10,431	(4,902)	7,316
Goodwill and other intangible assets	—	—	—	221	1,330	1,551
Deferred tax assets	—	—	—	250	(47)	203
Other assets	—	—	—	715	(62)	653
Equity accounted subsidiaries	1,300	1,266	569	4,576	(7,711)	—

TOTAL ASSETS	$1,535	$1,504	$1,962	$18,044	$(11,392)	$11,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$79	$236	$584	$12,582	$(4,919)	$8,562
Other liabilities	32	—	87	1,633	(105)	1,647

Total liabilities	111	236	671	14,215	(5,024)	10,209

MINORITY INTEREST	—	—	—	2	18	20
STOCKHOLDERS' EQUITY	1,424	1,268	1,291	3,827	(6,386)	1,424

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,535	$1,504	$1,962	$18,044	$(11,392)	$11,653

Condensed Consolidating Balance Sheet

	As at December 31, 2003
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$48	$—	$—	$316	$—	$364
Fiduciary funds—restricted	—	—	—	1,502	—	1,502
Short-term investments	—	—	—	61	—	61
Accounts receivable	7	20	1,511	9,840	(4,398)	6,980
Goodwill and other intangible assets	—	—	—	159	1,186	1,345
Deferred tax assets	—	—	—	152	(11)	141
Other assets	—	—	—	645	(80)	565
Equity accounted subsidiaries	1,295	1,292	455	3,878	(6,920)	—

TOTAL ASSETS	$1,350	$1,312	$1,966	$16,553	$(10,223)	$10,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$—	$18	$601	$12,013	$(4,422)	$8,210
Other liabilities	26	—	73	1,287	19	1,405

Total liabilities	26	18	674	13,300	(4,403)	9,615

MINORITY INTEREST	—	—	—	1	18	19
STOCKHOLDERS' EQUITY	1,324	1,294	1,292	3,252	(5,838)	1,324

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,350	$1,312	$1,966	$16,553	$(10,223)	$10,958

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(4)	$—	$108	$386	$—	$490

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	—	—	—	(49)	—	(49)
Acquisitions of subsidiaries, net of cash acquired	(82)	—	—	(1,211)	1,146	(147)
Purchase of short-term investments	—	—	—	(80)	—	(80)
Proceeds on sale of short-term investments	—	—	—	69	—	69
Other	—	—	—	24	—	24

Net cash used in investing activities	(82)	—	—	(1,247)	1,146	(183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	—	—	(370)	—	(370)
Draw down of term loans	—	—	—	450	—	450
Repurchase of shares	(339)	—	—	—	—	(339)
Amounts owed by and to Group undertakings	162	—	101	883	(1,146)	—
Proceeds from issue of shares	54	—	—	4	—	58
Dividends paid	240	—	(209)	(146)	—	(115)
Other	—	—	—	(17)	—	(17)

Net cash provided by (used in) financing activities	117	—	(108)	804	(1,146)	(333)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31	—	—	(57)	—	(26)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	13	—	13
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	48	—	—	316	—	364

CASH AND CASH EQUIVALENTS, END OF YEAR	$79	$—	$—	$272	$—	$351

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2003
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(2)	$(1)	$111	$385	$—	$493

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	—	—	—	(57)	—	(57)
Acquisitions of subsidiaries, net of cash acquired	4	—	—	(95)	—	(91)
Purchase of short-term investments	—	—	—	(48)	—	(48)
Proceeds on sale of short-term investments	—	—	—	42	—	42
Other	—	—	—	19	—	19

Net cash provided by (used in) investing activities	4	—	—	(139)	—	(135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	—	(1)	(197)	—	(198)
Amounts owed by and to Group undertakings	3	1	(42)	38	—	—
Proceeds from issue of shares	37	—	—	3	—	40
Dividends paid	5	—	(68)	—	—	(63)
Other	—	—	—	(1)	—	(1)

Net cash provided by (used in) financing activities	45	1	(111)	(157)	—	(222)

INCREASE IN CASH AND CASH EQUIVALENTS	47	—	—	89	—	136
Effect of exchange rate changes on cash and cash equivalents	—	—	—	17	—	17
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1	—	—	210	—	211

CASH AND CASH EQUIVALENTS, END OF YEAR	$48	$—	$—	$316	$—	$364

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2002
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$—	$—	$95	$248	$—	$343

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	—	—	—	(47)	—	(47)
Acquisitions of subsidiaries, net of cash acquired	(11)	—	—	(2)	—	(13)
Purchase of short-term investments	—	—	—	(21)	—	(21)
Proceeds on sale of short-term investments	—	—	—	13	—	13
Other	—	—	—	18	—	18

Net cash used in investing activities	(11)	—	—	(39)	—	(50)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	—	(1)	(220)	—	(221)
Amounts owed by and to Group undertakings	12	—	(94)	82	—	—
Proceeds from issue of shares	4	—	—	6	—	10
Other	(4)	—	—	(3)	—	(7)

Net cash provided by (used in) financing activities	12	—	(95)	(135)	—	(218)

INCREASE IN CASH AND CASH EQUIVALENTS	1	—	—	74	—	75
Effect of exchange rate changes on cash and cash equivalents	—	—	—	8	—	8
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—	—	128	—	128

CASH AND CASH EQUIVALENTS, END OF YEAR	$1	$—	$—	$210	$—	$211

19.   QUARTERLY FINANCIAL DATA

        Quarterly financial data for 2004 and 2003 were as follows:

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(millions, except per share data)
	(unaudited)
2004
Total revenues	$665	$532	$490	$588
Total expenses	431	379	381	418
Net income	148	96	75	108
Net income per share
—Basic	$0.94	$0.61	$0.48	$0.69
—Diluted	$0.87	$0.57	$0.45	$0.65
2003
Total revenues	$555	$492	$452	$577
Total expenses	369	356	346	385
Net income	117	80	99	118
Net income per share
—Basic	$0.79	$0.53	$0.65	$0.76
—Diluted	$0.69	$0.47	$0.59	$0.69

20.   SUBSEQUENT EVENTS

        On February 15, 2005, the Company announced the disposal of its US Wholesale division, Stewart Smith Group. It is expected that the transaction will be completed at the end of the first quarter of 2005.

        The following table summarises the carrying amounts of the assets and liabilities of the Stewart Smith Group as they were consolidated at December 31, 2004:

(millions)
Current assets	$164
Fixed assets	1
Current liabilities	(134)

Item 9—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 9A—Controls and Procedures

  Evaluation of Disclosure Controls and Procedures

        As of December 31, 2004, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Chairman and Chief Executive Officer and the Group Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(e). Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

  Management's Report on Internal Control over Financial Reporting

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

        Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2004 based on the criteria related to internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2004.

        The Company's independent registered public accounting firm also attested to, and reported on, management's assessment of the effectiveness of internal control over financial reporting. The "Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting" included elsewhere in this Annual Report is included herein by reference.

  Annual Certifications

        The Annual Certification of the Chief Executive Officer in respect of the Company's compliance with the Corporate Governance Rules of the New York Stock Exchange was filed, without qualification, with the New York Stock Exchange on July 21, 2004.

        The Certifications of the Chief Executive Officer and the Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act are filed as exhibits to this Annual Report on Form 10-K for the year ended December 31, 2004.

  Changes in Internal Control over Financial Reporting

        There have been no significant changes in the Company's internal controls over financial reporting during the fourth fiscal quarter ended December 31, 2004 that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

Item 9B—Other Information

        None.

PART III

Item 10—Directors and Executive Officers of the Registrant

        The Directors of Willis Group Holdings Limited as of March 1, 2005, are Joseph J. Plumeri, Gordon M. Bethune, William W. Bradley, Joseph A. Califano, Jr., James R. Fisher, Perry Golkin, Paul M. Hazen, Wendy E. Lane, James F. McCann, Scott C. Nuttall and Douglas B. Roberts. Information is incorporated herein by reference to the material under the heading "Election of Directors" in the 2005 Proxy Statement for all directors. Information is set out below for our Executive Officers:

        William C. Bartholomay—Mr. Bartholomay, age 76, became a member of the Partners Group on April 13, 2004. Mr. Bartholomay joined the Willis Group on August 6, 2003 as Group Vice Chairman. He has more than 40 years' experience in the insurance industry. He is Chairman Emeritus of the Atlanta Braves, member of the MLB Baseball Executive Council, Director of WMS Industries, Director of Midway Games and Director of International Steel Group. He is also a director or trustee of many other civic and business organizations.

        William P. Bowden Jr.—Mr. Bowden, age 61, joined us on September 1, 2001 as our Group General Counsel and was appointed a member of the Partners Group. Prior to joining us, Mr. Bowden was General Counsel for the Americas of Société Générale for four years, General Counsel of CS First Boston, Inc. for three years and Chief Counsel for the Office of the Comptroller of the Currency, an independent agency of the US Treasury Department, for four years.

        Richard J.S. Bucknall—Mr. Bucknall, age 56, is a member of the Partners Group and was appointed Co-Chief Operating Officer and Vice Chairman on February 6, 2004. His current areas of focus include Global Markets, Global Specialties and Willis UK & Ireland. He is Chief Executive Officer of Willis Limited. He also has responsibilities for the discontinued United Kingdom underwriting operations. Mr. Bucknall has 38 years of experience in the insurance broking industry, of which 19 years have been with us.

        Thomas Colraine—Mr. Colraine, age 46, is a member of the Partners Group and was appointed Co-Chief Operating Officer and Vice Chairman on February 6, 2004. He remains the Group Chief Financial Officer, a position held since September 1997. From January 1995 to October 1996, he was Chief Financial Officer of our North American operations and was Change Program Director from October 1996 to September 1997. Mr. Colraine has 17 years of experience in the insurance brokerage industry, all of which have been with us.

        Christopher M. London—Mr. London, age 56, became a member of the Partners Group and was Chief Executive Officer, Global Specialties between June, 2004 and January 2005, having been Chief Operating Officer, Global Specialties since November 17, 2003. On January 25, 2005 Mr. London was appointed Global Sales and Marketing Director. Mr. London joined the Willis Group in 1975 and has been appointed to a number of executive positions, including within the US, during his time with us. Mr. London has 34 years of experience in the insurance brokerage industry, of which 29 years have been with us.

        Patrick Lucas—Mr. Lucas, age 65, joined the Board of Directors of Willis Group Limited on April 15, 1998 as a non-executive director and became a member of the Partners Group on January 1, 2001. He is the Managing Partner of Gras Savoye & Company and Chairman and Chief Executive Officer of Gras Savoye S.A. and Gras Savoye Re, positions held since 1991, 1979 and 1976 respectively. Mr. Lucas has 38 years of experience in the insurance brokerage industry.

        David B Margrett—Mr. Margrett, age 51, became a member of the Partners Group on January, 25, 2005. Mr Margrett joined the Willis Group in September 2004 as a Managing Director of Global Markets. He was appointed Chief Executive Officer, Global Specialties on January 25, 2005. Prior to joining Willis, Mr Margrett had been with Heath Lambert Group, or its predecessors, since 1973, holding a number of senior positions, including Chief Executive from 1996 to 2004. Mr Margrett has 31 years experience of the insurance industry.

        Stephen G. Maycock—Mr. Maycock, age 52, became a member of the Partners Group on July 1, 2001. He has been the Group Human Resources Director of the Willis Group since he joined in 1996. Prior to joining the Willis Group, he had a global human resources role with S C Johnson & Son Inc., for 13 years. Mr Maycock has eight years of experience in the insurance brokerage industry, all of which have been with us.

        Grahame J. Millwater—Mr. Millwater, age 41, became a member of the Partners Group on December 18, 2001. He is Chairman and Chief Executive Officer of Willis Re, positions held since September 14, 2004 and February 6, 2004 respectively. Mr. Millwater joined the Willis Group in September 1985 and has had several additional cross Group responsibilities during his career with us. Mr. Millwater has 19 years of experience in the insurance brokerage industry, all of which have been with us.

        George P. Reeth, Jr.—Mr. Reeth, age 48, became a member of the Partners Group and was appointed President of Willis North America on January 25, 2005. Mr Reeth joined the Willis Group in 1992 as Executive Vice President, Marine, Aviation and International Division and has since held a number of senior executive roles within the Group, most recently as Chairman of Willis Global Markets in North America. Mr Reeth has 30 years experience of the insurance industry.

        Jeanette Scampas—Ms. Scampas, age 44, joined us on March 19, 2004 as Executive Vice President, Global Information Systems and Global Operations and was appointed a member of the Partners Group. Prior to joining us, Ms. Scampas held positions as Senior Vice President, Chief Operations Officer and Senior Vice President, Chief Information Officer of American International Group's Domestic Brokerage Group, and also has held senior positions at Bank of America Corporation and Chase Manhattan Bank. She brings over 20 years of experience in the insurance and financial services industries.

        Sarah J. Turvill—Miss Turvill, age 51, became a member of the Partners Group on July 1, 2001. Miss Turvill joined the Willis Group in May 1978 and for over the last 10 years has had a senior management role in the growth of our international activities, particularly in Europe where she was Managing Director from 1995 to 2001. Since July 1, 2001 Miss Turvill has been the Chief Executive Officer of Willis Group's International operations. She has 27 years of experience in the insurance brokerage industry, all of which have been with us.

        Mario Vitale—Mr. Vitale, age 49, is a member of the Partners Group and Chief Executive Officer of Willis North America. Mr Vitale joined us as a Group Executive Vice President—Group Sales and Marketing on November 13, 2000 and was Chairman of Willis Risk Solutions from September 2002 to January 2003. Prior to joining the Willis Group, Mr. Vitale was President of the Risk Management Division of Kemper Insurance Company for one year and President of the Risk Management Division of Reliance National with full global responsibilities for 13 years. He is also on the Board of Directors of the College of Insurance in New York. Mr. Vitale has 28 years of experience in the insurance industry.

        The information under the heading "Section 16 Beneficial Ownership Compliance" in the 2005 Proxy Statement is incorporated herein by reference.

Ethical Code

        We have adopted an Ethical Code applicable to all our employees which includes our Chairman and Chief Executive Officer, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company's accounting functions. The Ethical Code is posted in the Corporate Governance Section on our website at www.willis.com. A copy is also available free of charge upon written or verbal request from the Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX or by telephone to +44 (0)20 7860 9146.

Item 11—Executive Compensation

        The information under the heading "Executive Compensation" in the 2005 Proxy Statement is incorporated herein by reference.

Item 12—Security Ownership of Certain Beneficial Owners and Management

        The information under the heading "Security Ownership" in the 2005 Proxy Statement is incorporated herein by reference.

Item 13—Certain Relationships and Related Transactions

        The information under the heading "Transactions with Management and Others" in the 2005 Proxy Statement is incorporated herein by reference.

Item 14—Principal Accounting Fees and Services

        The information under the heading "Fees to Deloitte & Touche LLP" in the 2005 Proxy Statement is incorporated herein by reference.

PART IV

Item 15—Exhibits, Financial Statement Schedules.

        The following documents are filed as a part of this report:

  (1)
  Consolidated Financial Statements of Willis Group Holdings Limited consisting of:

  (a)
  Report of Independent Registered Public Accounting Firm.

  (b)
  Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.

  (c)
  Consolidated Statements of Operations for each of the three years in the period ended December 31, 2004.

  (d)
  Consolidated Balance Sheets as of December 31, 2004, 2003 and 2002.

  (e)
  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2004.

  (f)
  Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 2004.

  (g)
  Notes to the Consolidated Financial Statements.

  (2)
  Consolidated Financial Statement Schedules required to be filed by Item 8 of this Form:

  (a)
  Schedule II—Valuation and Qualifying Accounts.

      All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the Consolidated Financial Statements or the Notes thereto.

  (3)
  Exhibits:

3.1	Memorandum of Association of Willis Group Holdings Limited, dated February 8, 2001, as altered by registration pursuant to the Companies Act 1981 of Bermuda on April 10, 2001 (incorporated by reference to Exhibit No 3.1 to Registration Statement No. 33-60982)
3.2	Form of Bye-Laws of Willis Group Holdings Limited (incorporated by reference to Exhibit No 3.2 to Registration Statement No. 333-60892)
3.3	Memorandum of Increase in the Share Capital of Willis Group Holdings Limited (incorporated by reference to Exhibit No. 3.3 to Registration Statement No. 333-60982)
4.1	Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982)
4.2
Registration Rights Agreement, dated December 18, 1998, between TA I Limited and Profit Sharing (Overseas), Limited Partnership (the "Profit Sharing Registration Rights Agreement") (incorporated by reference to Exhibit No 4.2 to Registration Statement No. 333-60892)
4.3	Amendment No. 1 to the Profit Sharing Registration Rights Agreement (incorporated by reference to Exhibit No 4.3 to Registration Statement No. 333-60892)

4.4	Amendment to the Carrier Agreements relating to, among other things, the Consortium Registration Rights Agreement (incorporated by reference to Exhibit No. 4.6 to Registration Statement No. 333-60892)
4.5
Management and Employee Shareholders' and Subscription Agreement, dated as of December 20, 1999, among TA I Limited, Mourant & Co. Trustees Limited, and certain management members of TA I Limited and subsidiaries (the "Management Registration Rights Agreement") (incorporated by reference to Exhibit 4.7 to Registration Statement No. 333-60982)
4.6	Global Amendment to the Equity Participation Plan Agreements of TA I Limited (incorporated by reference to Exhibit No. 4.7 to Registration Statement No. 333-60892)
10.1
Credit Agreement, dated as of December 4, 2003, among Willis North America, Inc., Willis Group Holdings Limited, the lenders party thereto and Banc of America Securities Limited, as administrative agent (incorporated by reference to Exhibit No. 10.1 to Registration Statement No. 333-112354)
10.2	Willis Group Holdings Limited Non-Employee Directors' Deferred Compensation Plan (incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-63186)
10.3	Amended and Restated 1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings Limited (incorporated by reference to Exhibit No. 4.5 to Registration Statement No. 333-63186)
10.4	Amended and Restated Willis Award Plan for Key Employees of Willis Group Holdings Limited (incorporated by reference to Exhibit No. 4.6 to Registration Statement No. 333-63186)
10.5	Willis Group Holdings Limited 2001 Share Purchase and Option Plan (incorporated by reference to Exhibit No. 10.8 to Registration Statement No. 333-60982)
10.6	The Willis Group Holdings Limited 2001 Bonus and Stock Plan (incorporated by reference to Exhibit No. 4.8 to Registration No. 333-63186)
10.7	Willis Group Holdings Limited North America 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-62780)
10.8	Willis North America Inc. Financial Security Partnership Plan (incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-67466)
10.9	Form of Willis Group Holdings Limited Zero Cost Share Option Scheme (incorporated by reference to Exhibit No. 10.12 to Registration Statement No. 333-74483)
10.10	Form of Amendment to TA I Limited Zero Cost Share Option Scheme (incorporated by reference to Exhibit No. 10.12 to Registration Statement No. 333-60982)
10.11
Agreement, dated July 23, 1997, among Assurances Générales de France IART, UAP Incendie-Accidents, Athéna, Gras Savoye Euro Finance S.A., Mr. Emmanuel Gras, Mr. Patrick Lucas, Mr. Daniel Naftalski, Willis Corroon Group plc, Willis Corroon Europe B.V., and Gras Savoye & Cie, along with Amendment No. 1 thereto, dated December 11, 1997, and Addendum thereto dated July 23, 1997 (incorporated by reference to Exhibit No. 2.11 to Registration Statement No. 333-74483)

10.12
Form of Employment Agreement—Thomas Colraine (incorporated by reference to Exhibit No. 10.20 to Willis Group Holdings Limited's Annual Report on Form 10-K for the fiscal period ended December 31, 2002)
10.13
Form of Employment Agreement—Richard J. S. Bucknall (incorporated by reference to Exhibit No. 10.21 to Willis Group Holdings Limited's Annual Report on Form 10-K for the fiscal period ended December 31, 2002)
10.14	Form of Employment Agreement for Grahame J. Millwater
10.15	Form of Employment Agreement—Mario Vitale (incorporated by reference to Exhibit No. 10.23 to Willis Group Holdings Limited's Annual Report on Form 10-K for the fiscal period ended December 31, 2002)
10.16
Form of Amended and Restricted Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and Joseph J. Plumeri (incorporated by reference to Exhibit No. 10.9 to Registration Statement No. 333-60982)
10.17
Second Amendment to the Amended and Restated Employment Agreement between Willis Group Holdings Limited and Joseph J. Plumeri (incorporated by reference to Exhibit No. 10.25 to Willis Group Holdings Limited's Annual Report on Form 10-K for the fiscal period ended December 31, 2002)
10.18
Second Amended and Restated Employment Agreement, dated as of June 1, 2003, between Willis Group Holdings Limited, Willis North America, Inc. and Joseph J. Plumeri (incorporated by reference to Exhibit No. 10.20 to Willis Group Holdings Limited's Annual Report on Form 10-K for the fiscal period ended December 31, 2003)
10.19	Third Amended and Restated Employment Agreement, dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri
14.1	Ethical Code (incorporated by reference to Exhibit No. 14.1 to Willis Group Holdings Limited's Annual Report on Form 10-K for the fiscal period ended December 31, 2003)
21.1	List of subsidiaries
23.1	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney
31.1	Certification Pursuant to Rule 13a-14(a)
31.2	Certification Pursuant to Rule 13a-14(a)
32.1	Certification Pursuant to 18 U.S.C. Section 1350
32.2	Certification Pursuant to 18 U.S.C. Section 1350

SCHEDULE II

WILLIS GROUP HOLDINGS LIMITED
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of year	Additions charged to costs and expenses	Deductions	Foreign exchange differences	Balance at end of year
	(millions)
Year ended December 31, 2004
Provision for bad and doubtful debts	$32	$10	$(5)	$2	$39
Deferred tax valuation allowance	114	1	—	8	123

Year ended December 31, 2003
Provision for bad and doubtful debts	$30	$2	$(2)	$2	$32
Deferred tax valuation allowance	100	2	—	12	114

Year ended December 31, 2002
Provision for bad and doubtful debts	$25	$5	$(2)	$2	$30
Deferred tax valuation allowance	92	1	(3)	10	100

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WILLIS GROUP HOLDINGS LIMITED (Registrant)
Date: London, March 8, 2005	By:	/s/ THOMAS COLRAINE Thomas Colraine Vice Chairman, Co-Chief Operating Officer and Group Chief Financial Officer

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated this 8th day of March 2005.

/s/ JOSEPH J. PLUMERI Joseph J. Plumeri Director	GORDON M. BETHUNE* Gordon M. Bethune Director
WILLIAM W. BRADLEY* William W. Bradley Director	JOSEPH A. CALIFANO, JR.* Joseph A. Califano, Jr. Director
JAMES R. FISHER* James R. Fisher Director	PERRY GOLKIN* Perry Golkin Director
PAUL M. HAZEN* Paul M. Hazen Director	WENDY E. LANE* Wendy E. Lane Director
JAMES F. MCCANN* James F. McCann Director	SCOTT C. NUTTALL* Scott C. Nuttall Director
DOUGLAS B. ROBERTS* Douglas B. Roberts Director

        William P. Bowden Jr., pursuant to the Power of Attorney executed by each of the individuals whose name is followed by an (*) and filed herewith, by signing his name hereunto does hereby sign and execute this Form 10-K of Willis Group Holdings Limited on behalf of such individual in the capacities in which the names of each appear above.

/s/ WILLIAM P. BOWDEN JR. William P. Bowden Jr.

ANNEX B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarter ended March 31, 2005
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-16503

WILLIS GROUP HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (Jurisdiction of incorporation or organization)	98-0352587 (I.R.S. Employer Identification No.)
c/o Willis Group Limited Ten Trinity Square, London EC3P 3AX, England (Address of principal executive offices)
(011) 44-20-7488-8111 (Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☒    No ☐

        As of April 29, 2005, there were outstanding 164,836,942 shares of common stock, par value $0.000115 per share of the registrant.

WILLIS GROUP HOLDINGS LIMITED

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED MARCH 31, 2005

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        We have included in this document forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Although we believe that the expectations reflected in forward-looking statements are reasonable we can give no assurance that those expectations will prove to have been correct. All forward-looking statements contained in this document are qualified by reference to this cautionary statement.

PART I—FINANCIAL INFORMATION

Item 1—Financial Statements

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2005	2004
	(millions, except per share data) (unaudited)
REVENUES:
Commissions and fees	$651	$648
Interest income	18	17

Total revenues	669	665

EXPENSES:
General and administrative expenses (including non-cash compensation of $nil in 2005 and $2 in 2004)	511	419
Regulatory settlements (Note 7)	51	—
Depreciation expense	11	11
Amortization of intangible assets	2	1

Total expenses	575	431

OPERATING INCOME	94	234
Interest expense	6	5
Premium on redemption of subordinated notes	—	17

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	88	212
INCOME TAXES	26	72

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	62	140
EQUITY IN NET INCOME OF ASSOCIATES	14	12
MINORITY INTEREST	(4)	(4)

NET INCOME	$72	$148

NET INCOME PER SHARE (Note 5)
—Basic	$0.44	$0.94
—Diluted	$0.43	$0.87

AVERAGE NUMBER OF SHARES OUTSTANDING (Note 5)
—Basic	163	158
—Diluted	168	170

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.2150	$0.1875

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(millions, except share data) (unaudited)
ASSETS
Cash and cash equivalents	$200	$351
Fiduciary funds—restricted	1,827	1,505
Short-term investments	73	74
Accounts receivable, net of allowance for doubtful accounts of $40 in 2005 and $39 in 2004	9,018	7,316
Fixed assets, net of accumulated depreciation of $214 in 2005 and $209 in 2004	243	249
Goodwill and other intangible assets, net of accumulated amortization of $129 in 2005 and $127 in 2004	1,571	1,551
Investments in associates	144	132
Deferred tax assets	195	203
Other assets	265	272

TOTAL ASSETS	$13,536	$11,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$10,365	$8,562
Deferred revenue and accrued expenses	254	351
Income taxes payable	145	147
Long-term debt (Note 6)	450	450
Other liabilities	815	699

Total liabilities	12,029	10,209

COMMITMENTS AND CONTINGENCIES (Note 7)
MINORITY INTEREST	23	20
STOCKHOLDERS' EQUITY:
Common shares, $0.000115 par value; Authorized: 4,000,000,000; Issued and outstanding, 164,804,153 shares in 2005 and 162,743,722 shares in 2004	—	—
Additional paid-in capital	1,011	977
Retained earnings	710	675
Accumulated other comprehensive loss, net of tax (Note 9)	(222)	(212)
Treasury stock, at cost, 582,981 shares in 2005 and 697,220 shares in 2004	(15)	(16)

Total stockholders' equity	1,484	1,424

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,536	$11,653

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2005	2004
	(millions) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$72	$148
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	11	11
Amortization of intangible assets	2	1
Provision for doubtful accounts	1	—
Minority interest	4	3
Provision for deferred income taxes	10	6
Subordinated debt redemption expense	—	17
Non-cash compensation—performance options	—	2
Regulatory settlements (Note 7)	51	—
Other	12	13
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Fiduciary funds—restricted	(342)	(110)
Accounts receivable	(1,777)	(1,712)
Accounts payable	1,893	1,808
Other assets and liabilities	(43)	(24)

Net cash (used in) provided by operating activities	(106)	163

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on disposal of fixed assets	1	—
Additions to fixed assets	(10)	(13)
Acquisitions of subsidiaries, net of cash acquired	(13)	(49)
Purchase of short-term investments	(12)	(14)
Proceeds on sale of short-term investments	12	11

Net cash used in investing activities	(22)	(65)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	(370)
Draw down of term loans	—	300
Subordinated debt redemption expense	—	(17)
Repurchase of shares	—	(148)
Proceeds from issue of shares	13	9
Dividends paid	(31)	(26)

Net cash used in financing activities	(18)	(252)

DECREASE IN CASH AND CASH EQUIVALENTS	(146)	(154)
Effect of exchange rate changes on cash and cash equivalents	(5)	1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	351	364

CASH AND CASH EQUIVALENTS, END OF PERIOD	$200	$211

The accompanying notes are an integral part of these consolidated financial statements.

WILLIS GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.     THE COMPANY AND ITS OPERATIONS

        Business—Willis Group Holdings Limited ("Willis Group Holdings") and subsidiaries (collectively, the "Company") provide a broad range of value-added risk management consulting and insurance brokerage services, both directly and indirectly through its associates, to a diverse base of clients internationally. The Company provides specialized risk management advisory and other services on a global basis to clients in various industries, including aerospace, marine, energy and construction industries. In its capacity as an advisor and insurance broker, the Company acts as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through the Company's global distribution network. The Company also provides other value-added services.

2.     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements (hereinafter referred to as the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

        The Interim Financial Statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company's management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the three month period ended March 31, 2005 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.

        The December 31, 2004 balance sheet was derived from audited financial statements but does not include all disclosures required by US GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These Interim Financial Statements should be read in conjunction with the Company's consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2004 included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain reclassifications have been made to the prior period amounts to conform to the current period presentation.

        Stock-based compensation—The Company accounts for its stock option and stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the quoted market price of the Company's shares on the date of the grant exceeds the amount the employee must pay to acquire the shares.

        Had compensation expense for such plans been determined consistent with the fair value method prescribed by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based

Compensation ("SFAS 123"), using the Black-Scholes option-pricing model, the Company's pro forma net income and net income per share would have been:

	Three months ended March 31,
	2005	2004
	(millions, except per share data)
Net income, as reported	$72	$148
Add: Non-cash compensation expense—performance options included in reported net income, net of related tax of $nil in 2005 and $nil in 2004	—	2
Less: Total stock-based employee compensation expense determined under SFAS 123 for all awards, net of related tax of $1 in 2005 and $1 in 2004	(3)	(2)

Net income, pro forma	$69	$148

Net income per share:
Basic:
As reported	$0.44	$0.94
Pro forma	$0.42	$0.94
Diluted:
As reported	$0.43	$0.87
Pro forma	$0.42	$0.87

        Accounting Changes and Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value and that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS 123R is effective for the Company from January 1, 2006.

        SFAS 123R requires public companies to account for share-based payments using the modified-prospective method. Under the modified-prospective method, from the effective date, compensation cost is recognized based on the requirements of SFAS 123R for all new share-based awards and based on the requirements of SFAS 123 for all awards granted prior to the effective date of SFAS 123R that remain unvested on the effective date.

        Public entities may also apply the modified-retrospective method to restate, based on the amounts previously recognized under SFAS 123 for pro forma disclosure purposes, either all prior periods presented or prior interim periods in the year of adoption.

        In March 2005, the SEC issued Staff Accounting Bulletin No. 107, which summarizes the SEC staff's view regarding share-based payment arrangements for public companies.

        The SFAS 123 pro forma disclosures given in Note 2 show the impact of the Company adopting SFAS 123R in prior periods. The Company has not yet determined whether it will adopt the modified-retrospective method.

3.     DERIVATIVE FINANCIAL INSTRUMENTS

        The financial risks the Company manages through the use of financial instruments are interest rate risk and foreign currency risk. The Company's Board of Directors reviews and agrees on policies for managing each of these risks. The Company has applied SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended by SFAS 149, in accounting for these financial instruments.

        The fair values of both interest rate contracts and foreign currency contracts are recorded in other assets and other liabilities on the balance sheet. For contracts that are qualifying cash flow hedges as defined by SFAS 133, changes in fair value are recorded as a component of other comprehensive income. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings. For contracts that do not qualify for hedge accounting as defined by SFAS 133, changes in fair value are recorded in general and administrative expenses.

        The changes in fair value of derivative financial instruments have been recorded as follows:

	Three months ended March 31,
	2005	2004
	(millions)
Other comprehensive income:
Interest rate contracts (net of tax of $2 and $nil)	(5)	—
Foreign currency contracts (net of tax of $(1) and $(3))	3	7

4.     PENSION PLANS AND OTHER EMPLOYEE BENEFITS

        Pensions—The components of the net periodic benefit cost of the UK and US defined benefit plans are as follows:

	Three months ended March 31,
	UK Pension Benefits		US Pension Benefits
	2005	2004	2005	2004
	(millions)
Components of net periodic benefit cost:
Service cost	$12	$10	$6	$5
Interest cost	23	21	8	7
Expected return on plan assets	(29)	(28)	(9)	(8)
Amortization of unrecognized prior service gain	(1)	(1)	—	—
Amortization of unrecognized actuarial loss	3	—	—	—

Net periodic benefit cost	$8	$2	$5	$4

        As of March 31, 2005, $28 million and $6 million of contributions have been made to the UK and US defined benefit pension plans, respectively.

        Severance costs—Severance costs of $28 million were recognized in first quarter 2005. Following a review of the expense base in the light of the evolving business model for insurance brokerage, the Company has identified approximately 500 people whose employment has been, or is in the process of being, terminated. Severance costs for these employees were recognized pursuant to the terms of their existing benefit arrangements or employee agreements and the Company expects to have paid most of the costs by June 30, 2005. Severance costs of $2 million were recognized in first quarter 2004.

5.     NET INCOME PER SHARE

        Basic and diluted net income per share is calculated by dividing net income by the average number of shares outstanding during each period. The computation of diluted net income per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issue of shares that then shared in the net income of the Company.

        At March 31, 2005, time-based and performance-based options to purchase 12.8 million and 2.0 million (2004: 19.2 million and 6.2 million) shares, respectively, and 0.3 million restricted shares (2004: 0.5 million), were outstanding. Basic and diluted net income per share are as follows:

	Three months ended March 31,
	2005	2004
	(millions, except per share data)
Net income	$72	$148

Basic average number of shares outstanding	163	158
Dilutive effect of potentially issuable shares	5	12

Diluted average number of shares outstanding	168	170

Basic net income per share	$0.44	$0.94
Dilutive effect of potentially issuable shares	(0.01)	(0.07)

Diluted net income per share	$0.43	$0.87

        For the three month period ended March 31, 2005, no options to purchase shares were excluded from the computation of the dilutive effect of stock options because their effect was antidilutive (2004: 5.2 million shares).

6.     LONG-TERM DEBT

        Long-term debt consists of the following:

	March 31, 2005	December 31, 2004
	(millions)
Senior Credit Facility, term loans	$450	$450

        On December 4, 2003, the Company entered into a credit agreement providing a $450 million term loan facility and a $150 million revolving credit facility. $150 million of the term loan facility matures on each of the third, fourth and fifth anniversaries of the agreement. The undrawn revolving credit facility is available until December 4, 2008.

        On February 2, 2004, the Company redeemed all the outstanding 9% senior subordinated notes at a redemption price of 104.5%. On the same day, the Company drew down $300 million of term loans under the Senior Credit Facility. The remaining $150 million under the Senior Credit Facility was drawn down on June 1, 2004.

7.     COMMITMENTS AND CONTINGENCIES

        Claims, Lawsuits and Other Proceedings—The Company is subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Similar to other corporations, the Company is also subject to a variety of other claims, including those relating to the Company's employment practices. Some of those claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant.

        Most of these claims, lawsuits and other proceedings arising in the ordinary course of business are covered by professional indemnity or other appropriate insurance. In respect of self-insured deductibles, the Company has established provisions against these items which are believed to be adequate in the light of current information and legal advice, and the Company adjusts such provisions from time to time according to developments. On the basis of current information, the Company does not expect that the actual claims, lawsuits and other proceedings, including the proceedings relating to contingent compensation arrangements referred to below, to which the Company is subject or of which it is aware will ultimately have a material adverse effect on the Company's financial condition, results of operations or cash flow. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows in particular quarterly or annual periods.

        Proceedings Relating to Contingent Compensation Arrangements—In April 2005, the Company entered into an Assurance of Discontinuance ("NY AOD") with the New York Attorney General and the New York Superintendent of Insurance resolving the investigation commenced by the New York Attorney General in April 2004 which concerned, among other things, arrangements pursuant to which insurers compensated insurance brokers for distribution and other services provided to insurers and, as the investigation of brokers and insurers continued, broadened into an investigation of other practices, bid rigging, tying and other possible violations of law, including violations of fiduciary duty, securities laws, and antitrust laws. Pursuant to the NY AOD, the Company will pay $50 million into a fund that will be distributed to eligible customers by February 2006. The Company has also agreed to continue certain business reforms it had already implemented and to implement certain other business reforms. These reforms include an agreement not to accept contingent compensation; and an undertaking to disclose to customers any compensation the Company will receive in connection with providing policy placement services to the customer. The Company also resolved a similar investigation commenced by the Minnesota Attorney General by entering into an Assurance of Discontinuance pursuant to which the Company agreed, among other things, to pay $1 million to Minnesota customers and to continue or implement the business reforms described in the NY AOD. The Company continues to respond to requests for documents and information by the regulators and/or attorneys general of more than twenty other states, the District of Columbia, one city, Canada, and Australia that are conducting similar investigations. The Company is co-operating fully with these investigations. The Company has engaged in discussions with regulators and attorneys general about their investigations. The Company cannot predict at this time how or when those investigations will be resolved.

        The compensation arrangements, which were initially the subject of the investigation by the New York Attorney General, were a longstanding and common practice within the insurance industry and had been disclosed by the Company for many years. On October 21, 2004, the Company announced that it was voluntarily abolishing these compensation arrangements immediately in North America and by December 31, 2004 outside North America.

        In August 2004, a proceeding was commenced in the Superior Court of the State of California, County of San Diego against the Company by United Policyholders, an organization purporting to act in a representative capacity on behalf of the California general public. The complaint alleges that the compensation arrangements between the Company and insurance carriers constitute deceptive trade practices, and it seeks both injunctive and equitable relief, including restitution. That action was dismissed in December 2004, but is being appealed by the plaintiff. Since August 2004, various plaintiffs have filed eight purported class actions, one in the United States District Court for the Southern District of New York, four in the Northern District of Illinois, one in the Northern District of California, one in New Jersey District court, and one in the Circuit Court for the Eighteenth Judicial Circuit in and for Seminole County, Florida Civil Division, and it is expected that further suits may be filed. These actions name various insurance carriers and insurance brokerage firms, including the Company, as defendants. The complaints seek monetary damages and equitable relief and make allegations regarding the practices and conduct that has been the subject of the investigation of state attorneys general and insurance commissioners, including allegations that the brokers are breaching their duties to their clients by entering into contingent compensation agreements with either no disclosure or limited disclosure to clients, of bid rigging, tying, and of the improper use of affiliated wholesalers. The eight complaints also allege the existence of a conspiracy among the insurance carriers and brokers and the seven federal court complaints allege violations of the federal RICO statute. The seven actions filed in federal court have been transferred to the United States District Court for the District of New Jersey for coordinated pre-trial proceedings. The Company disputes these allegations and intends to defend itself vigorously against these actions.

8.     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

        Supplemental disclosures regarding cash flow information and non-cash flow investing and financing activities are as follows:

	Three months ended March 31,
	2005	2004
	(millions)
Supplemental disclosures of cash flow information:
Cash payments for income taxes	$1	$21
Cash payments for interest	$5	$17

Supplemental disclosures of non-cash flow investing and financing activities:
Issue of stock on acquisition of subsidiaries	$3	$18
Deferred payments on acquisitions of subsidiaries	2	5

Acquisitions:
Fair value of assets acquired	$5	$34
Less: liabilities assumed	(9)	(28)
cash acquired	—	(6)

Acquisitions, net of cash acquired	$(4)	$—

9.     ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX

        The components of comprehensive income are as follows:

	Three months ended March 31,
	2005	2004
	(millions)
Net income	$72	$148
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(7)	5
Unrealized holding loss	(1)	—
Net (loss) gain on derivative instruments (net of tax of $1 in 2005 and $(3) in 2004)	(2)	7

Other comprehensive (loss) income (net of tax of $1 in 2005 and $(3) in 2004)	(10)	12

Comprehensive income	$62	$160

        The components of accumulated other comprehensive loss, net of tax, are as follows:

	March 31, 2005	December 31, 2004
	(millions)
Net foreign currency translation adjustment	$(11)	$(4)
Net minimum pension liability adjustment	(227)	(227)
Net unrealized holding loss	(1)	—
Net unrealized gain on derivative instruments	17	19

Accumulated other comprehensive loss, net of tax	$(222)	$(212)

10.     SEGMENT INFORMATION

        The Company conducts its worldwide insurance brokerage activities through three operating segments: Global, North America and International. Each operating segment exhibits similar economic characteristics, provides similar products and services and distributes same through common distribution channels to a common type or class of customer. In addition, the regulatory environment in each region is similar. Consequently, for financial reporting purposes the Company has aggregated these three operating segments into one reportable segment.

11.     FINANCIAL INFORMATION FOR PARENT GUARANTOR, OTHER GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

        The Willis North America Inc. ("Willis North America") debt securities registered in April 2003 will be, if issued, jointly and severally, irrevocably and fully and unconditionally guaranteed by Willis Group Holdings, Willis Group Limited, Trinity Acquisition Limited, TA I Limited, TA II Limited, TA III Limited and TA IV Limited.

        Presented below is condensed consolidating financial information for: i) Willis Group Holdings, which will be a guarantor, on a parent company only basis; ii) the Other Guarantors which are all wholly owned subsidiaries of the parent; iii) the Issuer, Willis North America; iv) Other, which are the non-guarantor subsidiaries, on a combined basis; v) Eliminations; and vi) Consolidated Company and subsidiaries. The equity method has been used for all investments in subsidiaries.

        The entities included in the Other Guarantors column are Willis Group Limited, Trinity Acquisition Limited, TA I Limited, TA II Limited, TA III Limited and TA IV Limited.

Condensed Consolidating Statements of Operations

	Three months ended March 31, 2005
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$651	$—	$651
Interest income	—	—	2	25	(9)	18

Total revenues	—	—	2	676	(9)	669

EXPENSES:
General and administrative expenses	—	4	4	503	—	511
Regulatory settlements	—	—	51	—	—	51
Depreciation expense	—	—	1	10	—	11
Amortization of intangible assets	—	—	—	—	2	2
Net gain on disposal of operations	—	—	—	(7)	7	—

Total expenses	—	4	56	506	9	575

OPERATING (LOSS) INCOME	—	(4)	(54)	170	(18)	94
Investment income from Group undertakings	—	54	49	16	(119)	—
Interest expense	—	(45)	(11)	(25)	75	(6)

INCOME (LOSS) BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	—	5	(16)	161	(62)	88
INCOME TAXES	—	1	(26)	57	(6)	26

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	—	4	10	104	(56)	62
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	14	—	14
MINORITY INTEREST	—	—	—	(2)	(2)	(4)
EQUITY ACCOUNT FOR SUBSIDIARIES	72	60	(59)	—	(73)	—

NET INCOME (LOSS)	$72	$64	$(49)	$116	$(131)	$72

Condensed Consolidating Statements of Operations

	Three months ended March 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$648	$—	$648
Interest income	—	—	2	19	(4)	17

Total revenues	—	—	2	667	(4)	665

EXPENSES:
General and administrative expenses (including non-cash compensation $2 in Other)	1	(4)	(1)	444	(21)	419
Depreciation expense	—	—	3	8	—	11
Amortization of intangible assets	—	—	—	—	1	1

Total expenses	1	(4)	2	452	(20)	431

OPERATING (LOSS) INCOME	(1)	4	—	215	16	234
Investment income from Group undertakings	155	678	10	6	(849)	—
Interest expense	—	(54)	(4)	(21)	74	(5)
Premium on redemption of Subordinated notes	—	—	(17)	—	—	(17)

INCOME (LOSS) BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	154	628	(11)	200	(759)	212
INCOME TAXES	—	4	(4)	78	(6)	72

INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	154	624	(7)	122	(753)	140
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	12	—	12
MINORITY INTEREST	—	—	—	(1)	(3)	(4)
EQUITY ACCOUNT FOR SUBSIDIARIES	(6)	(475)	32	—	449	—

NET INCOME	$148	$149	$25	$133	$(307)	$148

Condensed Consolidating Balance Sheets

	As at March 31, 2005
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$8	$—	$7	$185	$—	$200
Fiduciary funds—restricted	—	—	105	1,722	—	1,827
Accounts receivable	130	2,144	841	10,356	(4,453)	9,018
Goodwill and other intangible assets	—	—	—	240	1,331	1,571
Other assets	—	66	80	922	(148)	920
Equity accounted subsidiaries	1,384	2,096	769	1,899	(6,148)	—

TOTAL ASSETS	$1,522	$4,306	$1,802	$15,324	$(9,418)	$13,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$—	$2,829	$1,345	$10,672	$(4,481)	$10,365
Deferred revenue and accrued expenses	—	—	1	259	(6)	254
Other liabilities	38	137	560	764	(89)	1,410

Total liabilities	38	2,966	1,906	11,695	(4,576)	12,029

MINORITY INTEREST	—	—	—	3	20	23
STOCKHOLDERS' EQUITY	1,484	1,340	(104)	3,626	(4,862)	1,484

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,522	$4,306	$1,802	$15,324	$(9,418)	$13,536

Condensed Consolidating Balance Sheets

	As at December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$79	$58	$14	$200	$—	$351
Fiduciary funds—restricted	—	—	90	1,415	—	1,505
Accounts receivable	156	2,417	805	8,840	(4,902)	7,316
Goodwill and other intangible assets	—	—	—	221	1,330	1,551
Other assets	—	56	56	927	(109)	930
Equity accounted subsidiaries	1,300	2,016	812	1,939	(6,067)	—

TOTAL ASSETS	$1,535	$4,547	$1,777	$13,542	$(9,748)	$11,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$79	$3,171	$1,354	$8,877	$(4,919)	$8,562
Deferred revenue and accrued expenses	1	—	2	362	(14)	351
Other liabilities	31	108	492	756	(91)	1,296

Total liabilities	111	3,279	1,848	9,995	(5,024)	10,209

MINORITY INTEREST	—	—	—	2	18	20
STOCKHOLDERS' EQUITY	1,424	1,268	(71)	3,545	(4,742)	1,424

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,535	$4,547	$1,777	$13,542	$(9,748)	$11,653

Condensed Consolidating Statements of Cash Flows

	Three months ended March 31, 2005
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$—	$3	$(8)	$(101)	$—	$(106)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of subsidiaries, net of cash acquired	—	—	—	(13)	—	(13)
Other	—	—	(1)	(8)	—	(9)

Net cash used in investing activities	—	—	(1)	(21)	—	(22)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts owed by and to Group undertakings	(51)	(66)	(47)	164	—	—
Proceeds from issue of shares	11	5	—	(3)	—	13
Dividends paid	(31)	—	49	(49)	—	(31)

Net cash (used in) provided by financing activities	(71)	(61)	2	112	—	(18)

DECREASE IN CASH AND CASH EQUIVALENTS	(71)	(58)	(7)	(10)	—	(146)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5)	—	(5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	79	58	14	200	—	351

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8	$—	$7	$185	$—	$200

Condensed Consolidating Statements of Cash Flows

	Three months ended March 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$—	$11	$35	$117	$—	$163

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of subsidiaries, net of cash acquired	(36)	—	—	(13)	—	(49)
Other	—	—	(1)	(15)	—	(16)

Net cash used in investing activities	(36)	—	(1)	(28)	—	(65)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	—	(370)	—	—	(370)
Draw down of term loans	—	—	300	—	—	300
Amounts owed by and to Group undertakings	2	134	(67)	(69)	—	—
Repurchase of shares	(148)	—	—	—	—	(148)
Other	137	(154)	(17)	—	—	(34)

Net cash used in financing activities	(9)	(20)	(154)	(69)	—	(252)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(45)	(9)	(120)	20	—	(154)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1	—	1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	48	9	148	159	—	364

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3	$—	$28	$180	$—	$211

12.   FINANCIAL INFORMATION FOR PARENT GUARANTOR, OTHER GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

        The Trinity Acquisition Limited debt securities registered in April 2003 will be, if issued, jointly and severally, irrevocably and fully and unconditionally guaranteed by Willis Group Holdings, TA I Limited, TA II Limited and TA III Limited.

        Presented below is condensed consolidating financial information for: i) Willis Group Holdings, which will be a guarantor, on a parent company only basis; ii) the Other Guarantors, which are all wholly owned subsidiaries of the parent; iii) the Issuer, Trinity Acquisition Limited; iv) Other, which are the non-guarantor subsidiaries, on a combined basis; v) Eliminations; and vi) Consolidated Company and subsidiaries. The equity method has been used for all investments in subsidiaries.

        The entities included in the Other Guarantors column are TA I Limited, TA II Limited and TA III Limited.

Condensed Consolidating Statements of Operations

	Three months ended March 31, 2005
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$651	$—	$651
Interest income	—	—	—	27	(9)	18

Total revenues	—	—	—	678	(9)	669

EXPENSES:
General and administrative expenses	—	—	—	511	—	511
Regulatory settlements	—	—	—	51	—	51
Depreciation expense	—	—	—	11	—	11
Amortization of intangible assets	—	—	—	—	2	2
Net gain on disposal of operations	—	—	—	(7)	7	—

Total expenses	—	—	—	566	9	575

OPERATING INCOME	—	—	—	112	(18)	94
Investment income from Group undertakings	—	—	39	80	(119)	—
Interest expense	—	—	(6)	(75)	75	(6)

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	—	—	33	117	(62)	88
INCOME TAXES	—	—	8	24	(6)	26

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	—	—	25	93	(56)	62
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	14	—	14
MINORITY INTEREST	—	—	—	(2)	(2)	(4)
EQUITY ACCOUNT FOR SUBSIDIARIES	72	64	57	—	(193)	—

NET INCOME	$72	$64	$82	$105	$(251)	$72

Condensed Consolidating Statements of Operations

	Three months ended March 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
REVENUES:
Commissions and fees	$—	$—	$—	$648	$—	$648
Interest income	—	—	—	21	(4)	17

Total revenues	—	—	—	669	(4)	665

EXPENSES:
General and administrative expenses (including non-cash compensation $2 in Other)	1	—	(1)	440	(21)	419
Depreciation expense	—	—	—	11	—	11
Amortization of intangible assets	—	—	—	—	1	1

Total expenses	1	—	(1)	451	(20)	431

OPERATING (LOSS) INCOME	(1)	—	1	218	16	234
Investment income from Group undertakings	155	464	40	190	(849)	—
Interest expense	—	—	(11)	(68)	74	(5)
Premium on redemption of Subordinated notes	—	—	—	(17)	—	(17)

INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	154	464	30	323	(759)	212
INCOME TAXES	—	—	11	67	(6)	72

INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND MINORITY INTEREST	154	464	19	256	(753)	140
EQUITY IN NET INCOME OF ASSOCIATES	—	—	—	12	—	12
MINORITY INTEREST	—	—	—	(1)	(3)	(4)
EQUITY ACCOUNT FOR SUBSIDIARIES	(6)	(315)	130	—	191	—

NET INCOME	$148	$149	$149	$267	$(565)	$148

Condensed Consolidated Balance Sheets

	As at March 31, 2005
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$8	$—	$—	$192	$—	$200
Fiduciary funds—restricted	—	—	—	1,827	—	1,827
Accounts receivable	130	3	1,428	11,910	(4,453)	9,018
Goodwill and other intangible assets	—	—	—	240	1,331	1,571
Other assets	—	—	—	1,068	(148)	920
Equity accounted subsidiaries	1,384	1,346	636	4,536	(7,902)	—

TOTAL ASSETS	$1,522	$1,349	$2,064	$19,773	$(11,172)	$13,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$—	$1	$585	$14,260	$(4,481)	$10,365
Deferred revenue and accrued expenses	—	—	—	260	(6)	254
Other liabilities	38	8	99	1,354	(89)	1,410

Total liabilities	38	9	684	15,874	(4,576)	12,029

MINORITY INTEREST	—	—	—	3	20	23
STOCKHOLDERS' EQUITY	1,484	1,340	1,380	3,896	(6,616)	1,484

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,522	$1,349	$2,064	$19,773	$(11,172)	$13,536

Condensed Consolidated Balance Sheets

	As at December 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
ASSETS
Cash and cash equivalents	$79	$—	$—	$272	$—	$351
Fiduciary funds—restricted	—	—	—	1,505	—	1,505
Accounts receivable	156	238	1,393	10,431	(4,902)	7,316
Goodwill and other intangible assets	—	—	—	221	1,330	1,551
Other assets	—	—	—	1,039	(109)	930
Equity accounted subsidiaries	1,300	1,266	569	4,576	(7,711)	—

TOTAL ASSETS	$1,535	$1,504	$1,962	$18,044	$(11,392)	$11,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$79	$236	$584	$12,582	$(4,919)	$8,562
Deferred revenue and accrued expenses	1	—	—	364	(14)	351
Other liabilities	31	—	87	1,269	(91)	1,296

Total liabilities	111	236	671	14,215	(5,024)	10,209

MINORITY INTEREST	—	—	—	2	18	20
STOCKHOLDERS' EQUITY	1,424	1,268	1,291	3,827	(6,386)	1,424

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,535	$1,504	$1,962	$18,044	$(11,392)	$11,653

Condensed Consolidating Statement of Cash Flows

	Three months ended March 31, 2005
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$—	$—	$34	$(140)	$—	$(106)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of subsidiaries, net of cash acquired	—	—	—	(13)	—	(13)
Other	—	—	—	(9)	—	(9)

Net cash used in investing activities	—	—	—	(25)	—	(22)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts owed by and to Group undertakings	(51)	—	(34)	85	—	—
Proceeds from issue of shares	11	—	—	2	—	13
Dividends paid	(31)	—	—	—	—	(31)

Net cash (used in) provided by financing activities	(71)	—	(34)	87	—	(18)

DECREASE IN CASH AND CASH EQUIVALENTS	(71)	—	—	(75)	—	(146)
Effect of exchange rates changes on cash and cash equivalents	—	—	—	(5)	—	(5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	79	—	—	272	—	351

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8	$—	$—	$192	$—	$200

Condensed Consolidating Statements of Cash Flows

	Three months ended March 31, 2004
	Willis Group Holdings	The Other Guarantors	The Issuer	Other	Eliminations	Consolidated
	(millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$—	$—	$31	$132	$—	$163

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of subsidiaries, net of cash acquired	(36)	—	—	(13)	—	(49)
Other	—	—	—	(16)	—	(16)

Net cash used in investing activities	(36)	—	—	(29)	—	(65)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	—	—	(370)	—	(370)
Draw down of term loans	—	—	—	300	—	300
Amounts owed by and to Group undertakings	2	—	124	(126)	—	—
Repurchase of shares	(148)	—	—	—	—	(148)
Other	137	—	(155)	(16)	—	(34)

Net cash used in financing activities	(9)	—	(31)	(212)	—	(252)

DECREASE IN CASH AND CASH EQUIVALENTS	(45)	—	—	(109)	—	(154)
Effect of exchange rates changes on cash and cash equivalents	—	—	—	1	—	1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	48	—	—	316	—	364

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3	$—	$—	$208	$—	$211

13.   SUBSEQUENT EVENT

        On April 14, 2005 the Company completed the sale of Stewart Smith, its wholesale division. The pre-tax gain on disposal, which is currently estimated to be approximately $70 million, will be recognized in second quarter 2005 earnings. Stewart Smith contributed $77 million to revenues in fiscal 2004. The net assets and first quarter 2005 and 2004 results for Stewart Smith have not been separately disclosed as discontinued operations as management does not believe the impact of its assets, liabilities, revenues or expenses were material to the financial position or the results of operations of the Company.

Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations

EXECUTIVE SUMMARY

        We believe 2005 will be another challenging year for the insurance industry: the reassessment of market practices that began in 2004 following various regulatory investigations continues and there have been further declines in insurance premium rates across most lines of business.

Results

        Net income for first quarter 2005 was $72 million, or $0.43 per diluted share, compared with $148 million, or $0.87 per diluted share, in first quarter 2004. Revenues were 1 percent higher at $669 million for first quarter 2005. First quarter 2005 results were adversely affected by the following items:

	Impact on:
	Operating income	Tax	Net income	Diluted earnings per share
	(millions, except per share data)
Regulatory settlements	$60	$24	$36	$0.21
Severance costs and related expenses	28	9	19	0.11
Provisions for legal claims	20	6	14	0.08

        Regulatory settlements—On April 8, 2005 we reached agreements with the New York Attorney General, New York Department of Insurance and the Minnesota Attorney General to resolve issues raised by the industry-wide investigation into contingent commissions. We agreed to establish reimbursement funds totaling $51 million and also recorded a $9 million charge for related legal and administrative expenses.

        Severance costs and related expenses—We continue to review the expense base in the light of the evolving business model for insurance brokerage: as of March 31, 2005 approximately 500 people were identified and their employment has been or is being terminated. Severance costs in first quarter 2004 were $2 million.

        Provisions for legal claims—Based on the March 31, 2005 quarter-end review of current legal proceedings, we increased our provisions for legal claims by an additional $20 million.

        In addition, first quarter 2005 results were adversely impacted by a sharp fall in market remuneration which totaled $6 million compared with $43 million in first quarter 2004.

Market remuneration and future outlook

        In October 2004, we announced that we were abolishing volume and profit-based contingent commissions. We do not expect to earn any contingent commissions in respect of 2005 and future years although immaterial amounts may be received in relation to the winding-up of non-US contracts from prior years. In first quarter 2005 we received $3 million, all of which related to 2004 arrangements outside the United States, compared with $21 million in first quarter 2004 and $71 million for fiscal 2004.

        In addition to volume and profit-based contingent commissions, we earned other market remuneration in 2004 which included fees received for product and market research carried out on behalf of insurers and income related to administration and other services provided to the market. Following the regulatory investigations into volume and profit-based contingent commissions, we entered negotiations with the insurance markets to restructure this remuneration. However, we have not been as successful as we had hoped in restructuring these agreements and other market remuneration in first quarter 2005 totaled only $3 million, compared with $22 million in first quarter 2004 and $77 million for fiscal 2004.

        As a consequence of this sharp reduction in market remuneration, we believe that our operating margin (operating income as a percentage of revenues) for fiscal 2005 is likely to be lower than in recent years.

Cash and financing

        Cash at March 31, 2005 was $200 million, $151 million lower than at December 31, 2004 with the decrease primarily due to a reclassification of approximately $200 million from own funds to fiduciary funds under new UK regulations—see 'Liquidity and Capital Resources' below.

        There were no share buybacks in first quarter 2005. In April 2005, the Board of Directors approved a new buyback program for $300 million, replacing the previous program under which $339 million was purchased. We expect to resume our buyback activity in second quarter 2005.

  Disposal of Stewart Smith

        We completed the sale of Stewart Smith, our wholesale unit, on April 14, 2005. The pre-tax gain on disposal, which is currently estimated to be approximately $70 million, will be recognized in second quarter 2005 earnings. Stewart Smith contributed $77 million to revenues in full year 2004.

Critical accounting estimates

        The accounting estimates or assumptions that management considers to be the most important to the presentation of the Company's financial condition or operating performance were discussed in our Annual Report on Form 10-K for the year ended December 31, 2004. There were no significant additions or changes to these assumptions in first quarter 2005.

OPERATING RESULTS

Revenues

        First quarter 2005 revenues at $669 million were $4 million, or 1 percent, higher than in first quarter 2004 of which 2 percent was attributable to foreign currency translation and 3 percent to the net impact of acquisitions and disposals. Organic revenue growth was negative 4 percent reflecting a sharp reduction in market remuneration and a softening rate environment partly offset by net new business growth in our North America and International operations.

        Our Global and International operations earn revenues in currencies other than the US dollar. In first quarter 2005, reported revenues in Global and International benefited from the year on year impact of foreign currency translation, in particular the strengthening of sterling and the euro against the dollar.

        Net acquisitions and disposals added 5 percent to Global's first quarter 2005 commissions and fees compared with 2004. This increase was mainly attributable to the Coyle Hamilton and Opus acquisitions in second half 2004.

        The following table sets out organic revenue growth by business.

	Revenues			Change attributable to:
Three months ended March 31,	2005	2004	% change	Foreign currency translation	Acquisitions and disposals	Organic revenue growth
	(millions)
Global	$362	$354	2%	2%	5%	(5)%
North America	142	156	(9)%	—	—	(9)%
International	147	138	7%	3%	1%	3%

Commissions and fees	651	648	—	1%	3%	(4)%
Investment income	18	17	6%	5%	2%	(1)%

Total revenues	$669	$665	1%	2%	3%	(4)%

(i)
Organic revenue growth excludes the impact of foreign currency translation and acquisitions and disposals from reported revenues. We use organic revenue growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

(ii)
Acquisitions and disposals include Stewart Smith which was sold in April 2005.

(iii)
Following a change to our reporting structure effective July 1, 2004, $16 million of revenues previously reported as North America for the three months ended March 31, 2004 have been reclassified as Global revenues.

        Organic revenue growth was negative 4 percent primarily due to the $37 million reduction in market remuneration. Volume and profit-based contingent commissions were $3 million in first quarter 2005, compared with $21 million in first quarter 2004, and related to the run-off from 2004 arrangements outside the United States that will not be replaced when they expire. Other market remuneration of $3 million in first quarter 2005 was $19 million lower than in first quarter 2004. Following the uncertainty in the market arising from the regulatory investigations in 2004, we are working with the insurance markets to restructure existing relationships.

        The following table analyses first quarter 2005 organic growth in commissions and fees by business:

		Market remuneration
	Commissions and fees excluding market remuneration	Volume and profit-based contingent commissions	Other market remuneration(i)	Total market remuneration	Total commissions and fees organic growth
Global	—	—	(5)%	(5)%	(5)%
North America	3%	(12)%	—	(12)%	(9)%
International	3%	—	—	—	3%

Group	2%	(3)%	(3)%	(6)%	(4)%

(i)
Other market remuneration includes compensation for product and market research carried out on behalf of insurers and income related to administration and other services provided to the market.

        Global:    Global revenues were adversely impacted by a $19 million reduction in other market remuneration. Commissions and fees, excluding market remuneration, were in line with first quarter 2004. The market is highly competitive and there have been significant rate declines, in particular in aerospace, large property accounts and UK retail.

        North America:    The abolition of volume and profit-related contingent commissions with effect from October 2004 led to North America reporting negative organic growth in commissions and fees. Excluding market remuneration, commissions and fees were 3 percent higher in first quarter 2005 despite a significant decline in rates. A survey by the Council of Insurance Agents and Brokers released in April 2005 reported that average rates had declined by over 9 percent in first quarter 2005. Net new business growth remained robust and was spread across a number of product lines. Two small acquisitions were completed in first quarter 2005 to further strengthen our benefits practice.

        International:    Organic revenue growth in commissions and fees was 3 percent despite a further softening in rates in many areas with Iberia, Italy and Asia, in particular Singapore and Korea, all performing well. We completed a small acquisition in Taiwan in the quarter.

General and administrative expenses

        General and administrative expenses at $511 million were $92 million, or 22 percent, higher than in first quarter 2004. This increase was mainly attributable to:

  •
  a $28 million charge for severance payments in first quarter 2005 compared with $2 million in first quarter 2004. We continue to review our expense base in light of the evolving business model for insurance brokerage and some 500 people were identifed during the first quarter 2005 and their employment has been or is being terminated;

  •
  a $20 million additional charge to increase provisions following the quarter-end review of legal proceedings; and

  •
  a $9 million charge for legal and administrative costs relating to the regulatory settlements referred to above.

        Excluding these items, the underlying expense base was $37 million, or 9 percent higher, of which 2 percent was attributable to foreign currency translation and 5 percent was attributable to acquisitions and disposals. Growth of 2 percent in the underlying cost base was mainly attributable to increased recruitment expenditure and an increase in pension costs partly offset by savings on travel costs and other discretionary expenditures. The increase in pension costs reflected an increase in longevity, a fall in discount rates and the amortization of losses arising in prior years.

        We continued to recruit revenue-earning and client-facing staff at the same rate as in fourth quarter 2004 with over half of the recruits joining North America. We have strengthened a number of regions and practices across North America including construction and benefits. Elsewhere, we added depth to our UK Retail, Reinsurance and International units. Excluding severance charges, salaries and benefits were 53 percent of first quarter 2005 revenues, compared with 48 percent in first quarter 2004, with the increase mainly attributable to the fall in market remuneration referred to above, and were 53 percent of revenues on a trailing twelve months basis.

Operating income and operating margin

	Three months ended March 31,
	2005	2004
	(millions, except percentages)
Revenues	$669	$665
Operating income	94	234
Operating margin	14.1%	35.2%

        Operating margin, or operating income as a percentage of revenues, at 14.1 percent in first quarter 2005 was significantly lower than first quarter 2004 due mainly to the $51 million charge for regulatory settlements and related $9 million legal and administrative costs, together with the $26 million increase in severance charges and the $20 million additional provision for legal claims. Excluding the effect of these items, operating margin decreased to 30.2 percent in first quarter 2005 compared with 35.5 percent in first quarter 2004 after excluding severance costs of $2 million: approximately 2 percent of this decline was attributable to the elimination of volume and profit-based contingent commissions and a further 2 percent to the decline in other market remuneration.

Premium on redemption of subordinated notes

        In February 2004, we paid a call premium of $17 million on the early redemption of all $370 million of our 9% senior subordinated notes then outstanding.

Income taxes

	Three months ended March 31,
	2005	2004
	(millions, except percentages)
Income before taxes	$88	$212
Income taxes	26	72
Effective tax rate	30%	34%

        Income tax expense for first quarter 2005 amounted to $26 million, an effective rate of 30%. The net effect on taxation of the amortization of intangibles, disposal of operations, performance stock options and regulatory settlements, was a 3 percent decrease in the effective rate in first quarter 2005. In first quarter 2004, the amortization of intangibles, disposal of operations and performance stock options had no net effect on the effective tax rate.

Net income and earnings per share

	Three months ended March 31,
	2005	2004
	(millions, except per share data)
Net income	$72	$148
Earnings per diluted share	$0.43	$0.87

        First quarter 2005 net income was $72 million ($0.43 per diluted share), $76 million ($0.44 per diluted share) lower than first quarter 2004. Foreign currency translation contributed 2 cents to earning per diluted share compared with first quarter 2004 and a two million reduction in average diluted share count contributed 1 cent.

LIQUIDITY AND CAPITAL RESOURCES

Operating activities

        Net cash provided by operations, which excludes fiduciary cash movements, was a $106 million outflow in first quarter 2005 compared with a $163 million inflow a year ago. The net cash outflow in 2005 was primarily attributable to a reclassification of approximately $200 million own funds to fiduciary funds under new Financial Services Authority ("FSA") regulations in the United Kingdom which came into force in January 2005. The impact of the change in regulations will be seasonal. At December 31, 2005, we expect the impact of these regulations to be approximately $150 million.

        The new FSA regulations require fiduciary funds to be held in designated trust accounts, restrict the financial instruments in which such funds may be invested and affect the timing of transferring commissions from fiduciary funds to own funds. The regulations change the basis for the withdrawal of commissions from fiduciary funds from an earned to a receipts basis with a consequential increase in the balances held in fiduciary funds.

        Net cash in 2005 will also be adversely impacted by the abolition of volume and profit-based contingent commissions and the reduction in other market remuneration. However, we hope to mitigate this by steps we are taking to grow our market share and by continuing to control expenses tightly.

Investing activities

        Total net cash used in investing activities was $22 million for first quarter 2005 compared with $65 million a year ago.

        Cash used for acquisitions in first quarter 2005 amounted to $13 million (net of cash acquired), primarily incurred in acquiring CGI Consulting Group and Primary Worldwide Corp. in the United States, CR King and Partners Limited in the United Kingdom and Essence, a Taiwanese broker.

Financing activities

        Cash used in financing activities amounted to $18 million in first quarter 2005, comprising dividend payments less the proceeds from shares issued, compared with $252 million in the corresponding period of 2004 when we refinanced our debt, $87 million, and began a program of share buybacks, $148 million.

        On April 27, 2005, the Board of Directors approved a new share buyback program for $300 million. This replaces the previous program under which shares totaling $339 million were purchased.

        Cash dividends paid in first quarter 2005 were $31 million, a quarterly rate of $0.1875 per share, compared with $26 million, a quarterly rate of $0.1625 per share, a year ago. In February 2005, the quarterly cash dividend declared was increased by 15 percent to $0.215 per share, an annual rate of $0.86 per share. At this rate, the expected annual cost of dividends payable in 2005 will be approximately $138 million. We have funded dividends from cash generated internally by operations and expect to do so in the future.

        As of March 31, 2005, we had cash and cash equivalents of $200 million, compared with $211 million at March 31, 2004. We expect that internally generated funds will be sufficient to meet our foreseeable operating cash requirements, capital expenditures and dividend payments. In addition we have an undrawn $150 million revolving credit facility.

Contractual obligations

        On April 8, 2005, we reached settlements with the New York Attorney General, the Superintendent of Insurance of the State of New York and the Minnesota Attorney General to establish reimbursement funds of $51 million payable on or before July 1, 2005. Apart from these settlements, there have been no other material changes in our contractual obligations since December 31, 2004.

Off-balance sheet transactions

        Apart from commitments, guarantees and contingencies, as disclosed in Note 7 of Notes to the Consolidated Financial Statements, the Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company's financial condition, results of operations or liquidity.

Item 3—Quantitative and Qualitative Disclosures about Market Risk

        There has been no material change with respect to market risk from that described in our Annual Report on Form 10-K for the year ended December 31, 2004.

Item 4—Controls and Procedures

  Evaluation of Disclosure Controls and Procedures

        As of March 31, 2005, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Chairman and Chief Executive Officer and the Group Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(e). Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

  Changes in Internal Control over Financial Reporting

        There have been no significant changes in the Company's internal controls over financial reporting during the quarter ended March 31, 2005 that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1—Legal Proceedings

        The information set forth in Note 7 of Notes to the Consolidated Financial Statements, provided in Part I, Item 1 of this Report, is incorporated herein by reference.

Item 2—Unregistered Sales of Equity Securities and Use of Proceeds

        During the quarter ended March 31, 2005, the Company issued a total of 66,242 shares of common stock without registration under the Securities Act of 1933, as amended, in reliance upon the exemption under Section 4(2) of such Act relating to sales by an issuer not involving a public offering, none of which involved the sale of more than 1% of the outstanding common stock of the Company.

        The following sales of shares related to part consideration for the acquisition of interest in the following companies:

Date of Sale	Number of Shares	Acquisition
January 5, 2005	9,019	Essence Insurance Broker Co., Ltd
January 10, 2005	14,800	CR King and Partners Limited
January 31, 2005	38,838	Primary Worldwide Corporation
February 28, 2005	3,585	CGI Consulting Group, Inc.

        The Company did not repurchase any of its own common stock during the quarter covered by this report.

        On April 27, 2005, the Board of Directors authorized an open-ended plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock at an aggregate purchase price of up to $300 million. This authorization replaces the Company's previously announced buyback plan of $500 million, under which $339 million was purchased.

Item 6—Exhibits

10.25	Assurance of Discontinuance dated April 8, 2005 with the Attorney General of the State of New York and the Superintendent of Insurance of the State of New York
10.26	Assurance of Discontinuance dated April 8, 2005 with the Attorney General of the State of Minnesota
31.1	Certification Pursuant to Rule 13a-14(a)
31.2	Certification Pursuant to Rule 13a-14(a)
32.1	Certification Pursuant to 18 U.S.C. Section 1350
32.2	Certification Pursuant to 18 U.S.C. Section 1350

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILLIS GROUP HOLDINGS LIMITED (Registrant)
By:	/s/ THOMAS COLRAINE Thomas Colraine Co-Chief Operating Officer, Vice Chairman and Group Chief Financial Officer

Dated: London, May 6, 2005

$600,000,000

Willis North America Inc.

$250,000,000 5.125% Senior Notes due 2010
$350,000,000 5.625% Senior Notes due 2015

P  R  O  S  P  E  C  T  U  S     S  U  P  P  L  E  M  E  N  T
June 28, 2005

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PROSPECTUS SUPPLEMENT SUMMARY
The Willis Group
Competitive Strengths
Business Strategies
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Related to the Notes
Risks Related to Our Business and the Insurance Industry
USE OF PROCEEDS
MANAGEMENT
DESCRIPTION OF NOTES
CERTAIN INCOME TAX CONSEQUENCES
UNDERWRITING
VALIDITY OF NOTES AND GUARANTEES
EXPERTS

FORWARD-LOOKING STATEMENTS
BERMUDA MONETARY AUTHORITY
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
SUMMARY
RISK FACTORS
THE WILLIS GROUP
RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND PREPAID STOCK PURCHASE CONTRACTS
BOOK ENTRY PROCEDURES AND SETTLEMENT
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
Certain Definitions

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
PART I
PART II
Issuer Purchases of Equity Securities
WILLIS GROUP HOLDINGS LIMITED
Index to Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF OPERATIONS
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED BALANCE SHEETS
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
WILLIS GROUP HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
PART III
PART IV
SIGNATURES
WILLIS GROUP HOLDINGS LIMITED QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2005 Table of Contents
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
PART I—FINANCIAL INFORMATION
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF OPERATIONS
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED BALANCE SHEETS
WILLIS GROUP HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS
WILLIS GROUP HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
PART II—OTHER INFORMATION
SIGNATURES